Exhibit 10.8

SEVENTH AMENDMENT TO CREDIT AGREEMENT,

THIRD AMENDMENT TO GUARANTY, AND WAIVER

(HILLSBORO ENERGY LLC)

This SEVENTH AMENDMENT TO CREDIT AGREEMENT, THIRD AMENDMENT TO GUARANTY, AND WAIVER (this “Seventh Amendment”) is entered into as of August 30, 2016 (the “Effective Date”) by and among Hillsboro Energy LLC, as borrower (“Borrower”), Foresight Energy LLC, as guarantor (“Guarantor”), the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Effective Date), Crédit Agricole Corporate and Investment Bank (formerly known as Calyon New York Branch), as Administrative Agent (in such capacity, together with its successors appointed pursuant to Section 11.7 of the Credit Agreement, “Administrative Agent”), and Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung Einer Französischen Société Anonyme (formerly known as CALYON Deutschland Niederlassung einer französischen Societé Anonyme), in its capacity as Hermes Agent (in such capacity, together with its successors appointed pursuant to Section 11.7 of the Credit Agreement, “Hermes Agent”). This Seventh Amendment is granted pursuant to and made under (a) that certain Credit Agreement, dated as of May 14, 2010 (as amended by the First Amendment to Credit Agreement dated as of June 17, 2010, the Second Amendment to Credit Agreement and First Amendment to Foresight Guaranty dated August 4, 2010, the Third Amendment to Credit Agreement dated as of September 24, 2010, the Fourth Amendment to Credit Agreement dated as of May 27, 2011, the Fifth Amendment to Credit Agreement and First Amendment to Foresight Guaranty dated as of March 8, 2012 and the Sixth Amendment to Credit Agreement and Second Amendment to Foresight Guaranty dated as of August 16, 2013) (prior to giving effect to this Seventh Amendment, the “Credit Agreement”), by and among Borrower, the Lenders from time to time parties thereto, Administrative Agent and Hermes Agent, and (b) that certain Guaranty, dated as of May 27, 2011 (as amended by the Fifth Amendment to Credit Agreement and First Amendment to Foresight Guaranty dated as of March 8, 2012 and the Sixth Amendment to Credit Agreement and Second Amendment to Foresight Guaranty dated as of August 16, 2013) (prior to giving effect to this Seventh Amendment, the “Foresight Energy Guaranty”), by Guarantor in favor of Administrative Agent and Hermes Agent.

RECITALS:

WHEREAS, in connection with a global restructuring (“Restructuring”) of the Indebtedness of the Guarantor and certain of its Affiliates (including Borrower) (the “Guarantor Loan Parties”), the Guarantor Loan Parties and their lenders are consummating the Restructuring, including amending and restating the Foresight Energy Secured Facility (as defined in the Credit Agreement) on the Effective Date, and entering into such other amendments or waivers to any documents governing material Indebtedness of the Guarantor Loan Parties necessary to cure any defaults thereunder;

WHEREAS, in connection with the Restructuring, each of Borrower and Guarantor has requested that the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Effective Date), Administrative Agent and Hermes Agent agree to amend the Credit Agreement and the Foresight Energy Guaranty to, among other actions, advance the Maturity Date, and conform certain provisions therein to certain provisions contained in the A&R Foresight Energy Secured Credit Agreement;

WHEREAS, Borrower has advised Administrative Agent, Hermes Agent and the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Effective Date) of the existence of certain Defaults and Events of Default under the Credit Agreement and attached hereto as Exhibit A (the “Specified Defaults”), and in connection with the Restructuring, has requested such parties waive the Specified Defaults as described herein, subject to the express conditions and on the terms set forth in this Seventh Amendment; and

WHEREAS, Administrative Agent, Hermes Agent and the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Effective Date) are willing to amend the Credit Agreement and the Foresight Energy Guaranty and waive the Specified Defaults, subject to the terms and conditions herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

AGREEMENT:

1. DEFINITIONS. Except as otherwise expressly provided herein, capitalized terms used in this Seventh Amendment shall have the meanings given in the Credit Agreement, as amended by this Seventh Amendment, and the interpretative provisions set forth in the Credit Agreement, as amended by this Seventh Amendment, shall apply to this Seventh Amendment.

2. WAIVER OF EXISTING DEFAULTS. Subject to the satisfaction or waiver of the conditions set forth in Section 5 below, and in reliance on the representations and warranties contained in Section 6 and Section 7, below, Administrative Agent, Hermes Agent and the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Effective Date) hereby waive the Specified Defaults. This is a limited waiver and shall not be deemed to constitute a waiver of any other Event of Default or any future breach of the Credit Agreement or any other Credit Documents.

3. AMENDMENTS TO CREDIT AGREEMENT. Subject to the satisfaction of the conditions set forth in Section 5, the Credit Agreement is hereby amended as of the date hereof on the terms set forth in this Section 3. A copy of the Credit Agreement conformed to reflect the amendments set forth in this Section 3 is attached hereto as Exhibit B. In Exhibit B hereto, deletions of text in the Credit Agreement are indicated by struck-through text, and insertions of text are indicated by bold, double-underlined text. As so amended, the Credit Agreement shall continue in full force and effect. In the event of a discrepancy between this Section 3 and Exhibit B, the latter shall control.

(a) Section 1.1 of the Credit Agreement is hereby amended to insert the following definitions therein in the proper alphabetical location:

(i) “Amendment Agreement” means the Amendment Agreement, dated as of the Seventh Amendment Effective Date among Guarantor, Foresight Energy LP, the guarantors party thereto, Citibank, N.A., as Administrative Agent, and the lenders party thereto.

(ii) “Anti-Corruption Laws” means any applicable laws, rules, or regulations relating to bribery or corruption, including (a) the United States Foreign Corrupt Practices Act of 1977, (b) the United Kingdom Bribery Act of 2010 and (c) any other similar law, rule or regulation in any applicable jurisdiction currently in force or hereafter enacted.

(iii) “Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, including (a) the Bank Secrecy Act of 1970; (b) the USA PATRIOT ACT; (c) the Laundering of Monetary Instruments Act (18 U.S.C. §1956); (d) the Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity Act (18 U.S.C. §1957); (e) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations of 1970 (31 U.S.C. §5311 et seq.); and (f) any similar laws or regulations in any applicable jurisdiction currently in force or hereafter enacted.

(iv) “A&R Foresight Energy Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of August 30, 2016, by and among Guarantor, as borrower, Citibank, N.A., as administrative agent, collateral agent and swing line lender, and the lenders and issuers party thereto, as in effect on the Seventh Amendment Effective Date.

(v) “A&R Foresight Energy Secured Facility” means Indebtedness incurred or to be incurred by Guarantor pursuant to the A&R Foresight Energy Credit Agreement, and any full or partial refinancings, replacements, extensions, modifications, renewals or amendments thereof that do not increase the aggregate principal amount thereof as of the Seventh Amendment Effective Date (including the amount of revolving commitments thereunder); provided that (a) the full amount of the obligations of Guarantor thereunder shall be at all times jointly and severally guaranteed by each of Borrower, Sugar Camp Energy, LLC, Macoupin Energy LLC and Williamson Energy, LLC, together with pledges of each of their respective assets (excluding the Equipment, the Equipment Supply Agreements and certain related assets specified or to be specified in the Security Agreement and certain similar assets of Sugar Camp Energy, LLC), and (b) each of such entity’s respective obligations under such guaranties shall be subject to the limitation that the amount thereof will not exceed an amount necessary so as to avoid rendering such entity insolvent.

(vi) “Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination but excluding debt securities convertible or exchangeable into such equity.

(vii) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(viii) “Exchangeable Notes” means the senior secured second lien exchangeable PIK notes due 2017 of the Guarantor and Foresight Finance issued pursuant to the Exchangeable Notes Indenture.

(ix) “Exchangeable Notes Indenture” means the Indenture, dated on or about August 30, 2016, among the Guarantor, Foresight Finance, the subsidiaries of the Guarantor party thereto and Wilmington Trust, N.A., as trustee.

(x) “Foresight Finance” means Foresight Energy Finance Corporation, a Delaware corporation.

(xi) “General Partner” means Foresight Energy GP, LLC, a Delaware limited liability company, and any of its successors or assigns that is the general partner of the MLP from time to time.

(xii) “Hillsboro Business Interruption Insurance Proceeds” means proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings with respect to or otherwise connected to the Deer Run Mine.

(xiii) “Hillsboro Mining Event” means the March 26, 2015 combustion event at the Deer Run Mine, the cessation of mining activities at the Deer Run Mine as a result thereof, and the temporary or permanent closure of the Deer Run Mine necessary to comply with any law, rule, regulation, order, or other similar directive from a regulatory authority as a result thereof.

(xiv) “Mining Lease Litigation” means the current litigation between Borrower and WPP, LLC relating to that certain Coal Mining Lease and Sublease Agreement dated as of October 10, 2009 between WPP, LLC and the Borrower, as amended.

(xv) “MLP” means Foresight Energy LP, a Delaware limited partnership and the owner of 100% of the Equity Interests of Guarantor as of the Seventh Amendment Effective Date.

(xvi) “Murray Energy” means Murray Energy Corporation, an Ohio corporation, and its Subsidiaries.

(xvii) “Net Cash Proceeds” means, with respect to the proceeds of any insurance policy, the cash proceeds of such insurance policy, net of that portion of reasonable out-of-pocket costs and expenses incurred by the Borrower in connection with the collection of such proceeds, awards or other compensation in respect of such insurance proceeds (with any costs and expenses of any combined collection action to be allocated, as reasonably determined by the Borrower, among property insurance claims in respect of the Collateral and, as applicable, (i) business interruption insurance claims and (ii) property insurance claims in respect of assets that are not Collateral).

(xviii) “Permitted Holder” means, collectively, (a) (i) Chris Cline and his children and other lineal descendants, Robert E. Murray, Brenda L. Murray, Robert Edward Murray (son of Robert E. Murray), Jonathan Robert Murray and Ryan Michael Murray (or any of their estates, or heirs, lineal descendants or beneficiaries by will); (ii) the spouses or former spouses, widows or widowers and estates of any of the Persons referred to in clause (i) above; (iii) any trust having as its sole beneficiaries one or more of the persons listed in clauses (i) and (ii) above; and (iv) any Person a majority of the voting power of the outstanding Equity Interest of which is owned by one or more of the Persons referred to in clauses (i), (ii) or (iii) above, (b) Murray Energy and any investor that participates with Murray Energy, which shall include any Affiliate of Murray Energy, in the exercise of the Murray Investment (as defined in the A&R Foresight Energy Credit Agreement), including the Murray Group (as defined in the A&R Foresight Energy Credit Agreement) (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Persons referenced in clauses (a) and (b) above, collectively, have beneficial ownership of more than 50% of the total voting power of the voting units or stock of the Borrower or any Parent thereof, (d) Foresight Reserves L.P. and (e) the General Partner.

(xix) “Reinvestment” and “Reinvest” are defined in Section 3.4.

(xx) “Replacement Collateral” is defined in Section 3.4.

(xxi) “Restricted Subsidiaries” means, with respect to the Guarantor, its “Restricted Subsidiaries” as defined in the A&R Foresight Energy Credit Agreement.

(xxii) “Restructuring” shall have the meaning set forth in the Amendment Agreement.

(xxiii) “Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the United States (including OFAC and United States Department of State), (b) the United Nations Security Council, (c) the European Union or any member state, (d) the United Kingdom (including Her Majesty’s Treasury), or (e) any other applicable jurisdiction.

(xxiv) “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

(xxv) “Second Lien Notes” means the senior secured second lien PIK notes due 2021 of the Guarantor and Foresight Finance issued pursuant to the Second Lien Notes Indenture.

(xxvi) “Second Lien Notes Indenture” means the Second Lien Notes Indenture, dated as of August 30, 2016, among the Guarantor, Foresight Finance, the subsidiaries of the Guarantor party thereto and Wilmington Savings Fund Society, FSB, as trustee.

(xxvii) “Second Lien Secured Notes” means, collectively, (a) the Second Lien Notes and (b) the Exchangeable Notes.

(xxviii) “Seventh Amendment” means the Seventh Amendment to Credit Agreement, Third Amendment to Guaranty, and Waiver (Hillsboro Energy LLC), dated as of the Seventh Amendment Effective Date among Borrower, Guarantor, Administrative Agent, Hermes Agent and the Lenders party thereto.

(xxix) “Seventh Amendment Effective Date” means August 30, 2016.

(xxx) “Underground Equipment” means the mining equipment currently underground at the Deer Run Mine and subject to an insurance claim under the “Quota Share Property Damage / Time Element Policy” issued to Foresight Energy LLC for the policy period March 31, 2014 to March 31, 2015 for losses arising out of or relating to the Hillsboro Mining Event.

(xxxi) “Voting Stock” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to (i) vote for the election of directors (or person performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency, (ii) control the election of directors (or person performing similar functions) of such Person, or (iii) control such Person.

(b) The following defined terms set forth in Section 1.1 of the Credit Agreement are hereby amended and restated in their entirety as follows:

(i) “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

(ii) “Change of Control” means

(a) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Restricted Subsidiaries) of the Borrower or the Guarantor and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders;

(b) the adoption of a plan relating to the liquidation or dissolution of Borrower or Guarantor, or the removal of the General Partner by the limited partners of the MLP;

(c) the consummation of any transaction (including, without limitation, any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the General Partner, measured by voting power rather than number of shares, units or the like; or

(d) the MLP (or one or more Permitted Holders) shall cease to own, collectively, directly or indirectly, 100% of the Voting Stock of Guarantor.

Notwithstanding the preceding, a conversion of Guarantor or any of its Restricted Subsidiaries or Borrower from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity, an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity or a transaction in which Borrower becomes a Subsidiary of another Person shall not constitute a Change of Control, so long as following such conversion or exchange either (a) the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Equity Interests of Borrower or Guarantor immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, or (b) no “person,” other than a Permitted Holder, Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable. In addition, notwithstanding the preceding, a Change of Control shall not occur (i) as a result of any transaction in which more than 50% of the Voting Stock of Guarantor (measured by voting power rather than number of shares, units or the like) remains controlled by a Subsidiary of Foresight Reserves L.P. but one or more intermediate holding companies between Guarantor and Foresight Reserves L.P. are added, liquidated, merged or consolidated out of existence or (ii) as a result of any transaction in which Guarantor remains a wholly owned Subsidiary of the MLP but one or more intermediate holding companies between Guarantor and the MLP are added, liquidated, merged or consolidated out of existence; provided that following any of the transactions described in the foregoing clause (i) or (ii), of this paragraph, either (1) the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Equity Interests of Guarantor immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, or (b) no “person,” other than a Permitted Holder, Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable. Notwithstanding the foregoing, in no event shall the exercise of the Murray Option (as defined in the A&R Foresight Energy Credit Agreement), the exercise of the Murray Purchase (as defined in the A&R Foresight Energy Credit Agreement) or the conversion or exchange of the Exchangeable Notes (as defined in the A&R Foresight Energy Credit Agreement) into or for Equity Interests of the MLP constitute a Change of Control.

(iii) “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

(iv) “Credit Documents” means this Agreement, the Foresight Guaranty, the Fixed Interest Rate Agreement, the Hermes Export Credit Guarantee Documents, the Equity Contribution Agreement, the Security Agreement, the Fee Letter, the Term Notes, any Acceptable Replacement Guaranty, any guaranty executed pursuant to Section 9.10, each Borrower Disbursement Certificate and any other agreement or letter agreement or similar document, entered into by a Lender Party, on the one hand, and a Credit Party, on the other hand, in connection with the transactions expressly contemplated by this Agreement, and all amendments thereto.

(v) “Defaulting Lender” means any Lender that (a) has failed or refused (and not retracted and fully cured) to make available its portion of any Advance, (b) a Lender having notified in writing Borrower and/or Administrative Agent that it does not intend to comply with its obligations to make available its portion of any Advance or (c) is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender, or is the subject of a Bail-In Action (as defined in the A&R Foresight Energy Credit Agreement).

(vi) “Hermes Guarantee Fee Refund” means the positive difference, if any, between (a) the Hermes Guarantee Fee Loan Cap and (b) the sum of (i) the amount of the Hermes Guarantee Fees paid or payable by Hermes Agent in accordance with the Hermes Preliminary Invoice and (ii) the amount (if any) of any final invoice of the Hermes Guarantee Fees paid or payable by Hermes Agent in accordance with such final invoice.

(vii) “Material Adverse Effect” means any change, event or circumstance that is materially adverse to (a) the assets, properties, business, operations, performance or condition of any Credit Party, (b) the ability of any Credit Party to fully and timely perform its obligations under any Credit Document to which it is a party, (c) the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party or (d) the rights and remedies available to, or conferred upon, any Lender Party under any Credit Document; provided that the Hillsboro Mining Event shall not be considered in determining whether a Material Adverse Effect has occurred under this Agreement or any other Credit Document.

(viii) “Maturity Date” means the date that is the earlier of (a) the seventh (7th) anniversary of the First Principal Payment Date and (b) the date on which the Term Loans are accelerated in accordance with Section 10.2.

(ix) “Murray Energy” means Murray Energy Corporation, an Ohio corporation, and its Subsidiaries.

(c) The defined terms “Foresight Energy Bonds” and “Foresight Energy Secured Facility” are hereby deleted from Section 1.1 of the Credit Agreement.

(d) Section 3.1.3 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“3.1.3 Default Interest. If any principal of or interest on any Term Loan or any fee, indemnity or other amount remains unpaid after such amount is due hereunder, Borrower shall pay interest (to the extent permitted by Applicable Law) at a rate per annum equal to 2.00% plus the greater of (a) the Fixed Interest Rate and (b) the sum of the Lenders’ cost of making or maintaining the Term Loans and the Applicable Spread, as reasonably determined by Administrative Agent, from the date such amount was due until the date such unpaid amount is repaid in full.”

(e) Section 3.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“3.2 Principal. Commencing on the first Principal Payment Date after the Seventh Amendment Effective Date, and on each Principal Payment Date thereafter, Borrower shall repay, to Administrative Agent for the account of each Lender based on its Proportionate Share, outstanding Term Loans in accordance with the amortization schedule set forth on Schedule 3.2 hereto; provided however that the amount of the final installment on the Maturity Date shall in any event be equal to the remaining outstanding principal amount of Term Loans as of the Maturity Date. Borrower may not reborrow the principal amount of any Term Loan that is repaid or prepaid (whether by voluntary prepayment or mandatory prepayment).”

(f) Section 3.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“3.4 Mandatory Prepayments. Borrower shall be required to make mandatory prepayments of the Term Loans upon each of the following:

(i) the receipt by Borrower or any of its Affiliates of any damages or other amounts from Equipment Supplier under the Equipment Supply Agreement (including as a result of a delayed delivery pursuant to Section 4 of the Equipment Supply Agreement and as a result of any cancellation by Equipment Supplier pursuant to Section 19 of the Equipment Supply Agreement), in an amount equal to (A) during the continuance of any Default or Event of Default, the amount of such damages or other amounts, or (B) so long as there is not continuing any Default or Event of Default, such portion of the amount of such damages as Hermes Agent (at the instruction of Hermes) shall designate in writing as the amount (if any) of the Term Loans no longer eligible for coverage under the Hermes Export Credit Guarantee Documents as a result of such payment of amounts by Equipment Supplier to Borrower;

(ii) any failure of the Hermes Export Credit Guarantee Documents to be effective with respect to any portion of the Term Loans, in an amount equal to such portion of the Term Loans;

(iii) the refund to Borrower of any Hermes Guarantee Fees by Hermes in an amount equal to the Hermes Guarantee Fee Refund, which amount, notwithstanding any term set forth in this Section 3.4, shall be prepaid by Borrower in accordance with the written instructions of Hermes or Hermes Agent (at the instruction of Hermes) accompanying such Hermes Guarantee Fee Refund; and

(iv) the Net Cash Proceeds of any insurance policy to the extent such Net Cash Proceeds are in respect of Collateral (as defined in the Security Agreement); provided, Borrower shall have no obligation to prepay the Term Loans with any Hillsboro Business Interruption Insurance Proceeds.

Any such prepayment (including any deemed prepayment with the Hermes Guarantee Fee Refund made in accordance with 2.6.1, but excluding any prepayment made in accordance with Section 3.4(iii) if and solely to the extent the written prepayment instructions of Hermes or Hermes Agent (at the instruction of Hermes) differ from those set forth in this paragraph) shall (A) include payment by Borrower of accrued and unpaid interest on the Term Loans being prepaid and any fees, breakage costs and other charges payable in connection with such a prepayment under the terms of this Agreement (including Section 3.7), if any, and (B) be applied to remaining amortization payments and the payments at final maturity thereof (1) in inverse order of maturity or (2) solely with respect to payments made in accordance with Section 3.4(i)-(iii) above, on a pro rata basis, at the option of Hermes Agent (acting at the instruction of Hermes). Amounts prepaid as mandatory prepayments of Term Loans may not be re-borrowed. Notwithstanding the foregoing, solely with respect to the Net Cash Proceeds described in Section 3.4(iv) hereof (other than the Net Cash Proceeds of Underground Equipment, to which this sentence shall not apply, and which shall be prepaid in accordance with Section 3.4(iv) hereof), so long as Borrower establishes to Administrative Agent’s reasonable satisfaction that such Net Cash Proceeds are sufficient to fund in full the purchase of equipment or replacement equipment for, or repair of, damaged mining equipment constituting Collateral (the consummation of such purchase or repair, the “Reinvestment” and the act of undertaking a Reinvestment, to “Reinvest”), all of which equipment, replacement equipment and repaired equipment (collectively, the “Replacement Collateral”) will (x) be used for mining activities and (y) be subject to a first priority security interest in favor of Collateral Agent (and Borrower hereby agrees to notify Administrative Agent if and when it undertakes a Reinvestment, to provide to Administrative Agent all details regarding the Replacement Collateral reasonably requested by Administrative Agent (including without limitation, the location of the Replacement Collateral, serial numbers and descriptions of make, model and quantity of the Replacement Collateral), to grant to Collateral Agent for the benefit of the Lenders a first priority security interest in the Replacement

Collateral, and to take any action reasonably requested by Collateral Agent to create or perfect such security interest), Borrower may Reinvest such Net Cash Proceeds in lieu of prepayment; provided that the Net Cash Proceeds Borrower intends to use for Reinvestment shall be deposited in a deposit account designated by the Collateral Agent (and at Collateral Agent’s request, subject to an account control agreement between Borrower, Collateral Agent and the depository bank) prior to the Reinvestment, and if not Reinvested within twelve (12) months, shall be applied to prepayment of the Term Loans in accordance with the first sentence of this paragraph.”

(g) Section 6.1.12 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“6.1.12 USA Patriot Act and other Applicable Law. Each Lender Party shall have received, at least five Business Days prior to the Execution Date, all documentation and other information regarding any Credit Party or any Affiliate thereof required by regulatory authorities under applicable “know your customer” policies and Anti-Corruption Laws, including the USA Patriot Act, that shall have been requested by such Lender Party

(h) Section 7.23 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“7.23 Anti-Corruption Laws. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Corruption Laws. The use of the proceeds of the Term Loans by Borrower will not violate any Anti-Corruption Laws.

(i) Section 8.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“8.1 Financial Statements. Furnish (or cause to be furnished) to Administrative Agent (for distribution to each Lender):

(i) as soon as available, but in any event within 90 days after the end of each fiscal year of the Credit Parties commencing with the fiscal year ending December 31, 2016, (A) a copy of each of the consolidated audited balance sheet, statements of income and cash flows of Foresight Energy LP and its Subsidiaries, in each case under this clause (A), reported on without a “going concern” or any successor qualification or exception thereto, or any material qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing, and (B) a copy of each of the unaudited balance sheet and statements of income of Borrower (which may be in a consolidating format), certified by a Responsible Officer of Borrower as being fairly stated in all material respects; and

(ii) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Credit Parties, a copy of each of the consolidated unaudited balance sheet, statements of income and cash flows of Foresight Energy LP and its Subsidiaries and a copy of each of the unaudited balance sheet and statements of income of the Borrower (which may be in a consolidating format) for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All financial statements delivered pursuant to paragraph (i) or (ii) above shall be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).”

(j) Section 8.2(iii) is hereby amended and restated in its entirety as follows:

“(iii) (A) during the Construction Period, promptly upon the effectiveness thereof, any modification to the Construction Budget, (B) during the Operating Period, (x) promptly upon adoption thereof, a copy of the Annual Operating Budget with respect to the Deer Run Mine for each fiscal year (or portion thereof) occurring during the Operating Period and (y) as soon as available and in any event within forty-five (45) days after the end of each fiscal year, forecasts prepared by management of Guarantor, of balance sheets, income statements and cash flow statements on a quarterly basis for the fiscal year following such fiscal year and on an annual basis for each fiscal year thereafter until the maturity date together with a line item budget for each fiscal quarter and fiscal year, and (C) within thirty (30) days following the material physical movement of any equipment comprising Collateral (including any Replacement Collateral), written notice of such movement, and the new location of such Collateral, and within forty-five (45) days after the end each of the first three quarterly periods of each fiscal year, and ninety (90) days after the end of each fiscal year, a summary setting forth the physical location of all equipment comprising Collateral (including any Replacement Collateral);”

(k) Section 8.2(iv) is hereby amended and restated in its entirety as follows:

“(iv) within 45 days after the end of each of the first three quarterly periods of each fiscal year, and ninety (90) days after the end of each fiscal year, a summary setting forth the actual results of operations and production of the Deer Run Mine for such calendar quarter, as reflected in reports filed by Borrower or its Affiliates with the SEC;”

(l) Section 8.2(vii)(C) is hereby amended and restated in its entirety as follows:

(C) (1) any litigation, investigation or proceeding which may exist at any time between Borrower and any Governmental Authority, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (2) any material change in the status of the Mining Lease Litigation, including any judgment issued with respect thereto or settlement thereof;

(m) Section 8.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“8.4 Compliance with Law. (a) Take all reasonable action to maintain all rights, privileges and Governmental Approvals necessary in the normal conduct of its business and comply with all Applicable Law, and maintain and enforce policies and procedures designed to promote and achieve compliance by Borrower with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and (b) promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws or Mining Laws that could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000; (ii) make an appropriate response to any Environmental or Mining Claim against Borrower and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000; (iii) comply, and use commercially reasonable efforts to cause all contractors, lessees and other Persons occupying any Real Property to comply, with all Environmental Laws, Mining Laws and Environmental or Mining Permits where the failure to do so could reasonably be expected to result in liability to Borrower in excess of $5,000,000; and (iv) obtain, maintain in full force and effect and renew all material Environmental or Mining Permits applicable to its operations and Real Property; provided, the Hillsboro Mining Event shall not constitute a default in the observance or performance of this Section 8.4.”

(n) Section 8.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“8.6 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; provided, the Hillsboro Mining Event shall not constitute a default in the observance or performance of this Section 8.6(a), (b) cause the Deer Run Mine to be constructed, operated and maintained in compliance in all material respects with the Construction Budget (as modified from time to time) and the terms and provisions of all Environmental or Mining Permits and in accordance with Prudent Operating Practice; provided, the Hillsboro Mining Event shall not constitute a default in the observance or performance of this Section 8.6(b), (c) maintain with financially sound and reputable insurance companies insurance on all its Property of the type and in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, provided such insurance is available on commercially reasonable terms, which insurance shall name

Administrative Agent as lender loss payee and additional insured thereunder (solely with respect to policies insuring Collateral, as defined in the Security Agreement) (and Borrower shall provide Administrative Agent with reasonable evidence of such insurance coverage from time to time and as requested by Administrative Agent), (d) deliver to Administrative Agent annually copies of all policies maintained in accordance with the terms of this Section 8.6, including all certificates and endorsements respecting such policies, and (e) keep Administrative Agent apprised of the (x) filing of any claims under such policies applicable to the Administrative Agent, and (y) the status of any such claims; provided that Borrower shall procure and maintain insurance in compliance with clause (c) of this Section 8.6 for the preparation plant owned by Borrower at all times from and after the commencement of operation of such preparation plant.”

(o) Section 8.15 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“RESERVED.”

(p) Section 9.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“9.1 Indebtedness.

(a) Create, incur, assume or suffer to exist any Indebtedness (other than the Second Lien Secured Notes or the A&R Foresight Energy Secured Facility) unless after giving effect to such creation, incurrence, assumption or sufferance, Guarantor would be (on a pro forma basis) in compliance with the financial covenants set forth in Section 4.5 and 4.6 of the Foresight Guaranty for the two Semi-Annual Periods ending on the following two Semi-Annual Dates, and Borrower shall have caused Guarantor to deliver a Financial Covenant Compliance Certificate evidencing such compliance; provided however, that Borrower may incur Indebtedness in an aggregate principal amount of up to $5,000,000 (individually in the case of such Indebtedness or series of related Indebtedness) or $25,000,000 (in the aggregate in the case of all such Indebtedness) without causing Guarantor to deliver a Financial Covenant Compliance Certificate as described above; or

(b) Create, incur, assume or suffer to exist any guaranty by Borrower of the Second Lien Secured Notes or the A&R Foresight Energy Secured Facility, unless after giving effect to such creation, incurrence, assumption or sufferance, Guarantor would be (on a pro forma basis) in compliance with the financial covenants set forth in Sections 4.5 and 4.6 of the Foresight Guaranty for the two Semi-Annual Periods ending on the following two Semi-Annual Dates, and Borrower shall have caused Guarantor to deliver a Financial Covenant Compliance Certificate evidencing such compliance.”

(q) Section 10.1.10 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“10.1.10 Abandonment of Deer Run Mine. (a) The construction or operation, as the case may be, of the Deer Run Mine shall have been abandoned for a period of at least 30 consecutive days or (b) any material portion of Borrower’s property is damaged, seized or appropriated without applicable insurance proceeds (subject to the underlying deductible) or fair value being paid therefor; provided that, with respect to clause (a) above, an event of force majeure and maintenance and repairs to the Deer Run Mine (whether or not scheduled) shall not constitute abandonment of the Deer Run Mine, so long as Borrower is diligently attempting to end such suspension or unavailability; provided, further, the Hillsboro Mining Event, including the damage or abandonment for any period of time of the Deer Run Mine in connection therewith, shall not constitute an Event of Default.”

(r) Administrative Agent’s notice information in Section 12.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“Crédit Agricole Corporate and Investment Bank, as Administrative Agent

ITB Middle Office Group

1301 Avenue of the Americas

New York, New York 10019

Email: frank.tatulli@ca-cib.com

Attn: Frank Tatulli

With a copy to

Crédit Agricole Corporate and Investment Bank

DAS - Debt Restructuring & Advisory Services

1301 Avenue of the Americas

New York, New York 10019

Email: pierre.bennaim@ca-cib.com

Attn: Pierre Bennaim”

(s) Hermes Agent’s notice information in Section 12.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

Crédit Agricole Corporate and Investment Bank

Deutschland, Niederlassung einer französischen

Société Anonyme, as Hermes Agent

Taunusanlage 14

60325 Frankfurt am Main,

Federal Republic of Germany

Attn: Imad Urf/Guido Berning

Facsimile: + 49 69 74221 201

(t) Section 12.8.1 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“12.8.1 Expenses. Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents in connection with the preparation of this Agreement and the other Credit Documents, each Equipment Supplier Disbursement Certificate, and the documents effecting the Restructuring, or by the Agents in connection with the administration of this Agreement (including expenses incurred in connection with due diligence and incurred during any workout, restructuring or negotiations in respect thereof) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by any Lender Party in connection with the enforcement or protection of their rights in connection with this Agreement and the other Credit Documents, the Equipment Supplier Disbursement Certificates or documents effecting the Restructuring, including the reasonable fees, charges and disbursements of (a) Sidley Austin LLP (counsel for Administrative Agent, Hermes Agent and the Lenders) and (b) to the extent consistent with the internal policies of any Lender, a single legal counsel to each such Lender, reasonable fees, charges and disbursements of the Independent Consultants (pursuant to agreements reasonably acceptable to Borrower, provided that no such acceptance shall be required at any time an Event of Default shall have occurred and be continuing) and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for any Lender Party (but no more than one such counsel for each Lender).”

(u) In Section 12.14(i) of the Credit Agreement the words “non-exclusive general jurisdiction” are hereby replaced with the words “exclusive jurisdiction”.

(v) The word “and” is hereby deleted from the end of Section 12.14(iv) of the Credit Agreement, the word “and” is hereby added to the end of Section 12.14(v) of the Credit Agreement, and a new Section 12.14(vi) of the Credit Agreement is hereby added reading in its entirety as follows:

“(vi) agrees that nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.”

(w) Section 12.16 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“USA Patriot Act. The Lenders hereby notify Borrower that pursuant to the USA Patriot Act, they are required to obtain, verify and record information that identifies Borrower, including without limitation the name and address of Borrower. The Lenders subject to the USA Patriot Act hereby notify Borrower that pursuant to the requirements of the USA Patriot Act it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow each Lender to identify Borrower in accordance with the USA Patriot Act.”

(x) A new Schedule 3.2 is added to the Credit Agreement in the form of Schedule 3.2 attached hereto.

4. AMENDMENTS TO FORESIGHT ENERGY GUARANTY. Subject to the satisfaction of the conditions set forth in Section 5, the Foresight Energy Guaranty is hereby amended as of the date hereof on the terms set forth in this Section 4. A copy of the Foresight Energy Guaranty, conformed to reflect the amendments set forth in this Section 4, is attached hereto as Exhibit C. In Exhibit C hereto, deletions of text in the Foresight Energy Guaranty are indicated by struck-through text, and insertions of text are indicated by bold, double-underlined text. As so amended, the Foresight Energy Guaranty shall continue in full force and effect. In the event of a discrepancy between this Section 4 and Exhibit C, the latter shall control.

(a) Section 1.1 of the Foresight Energy Guaranty is hereby amended to insert the following definitions therein in the proper alphabetical location:

(i) “Change of Control Litigation” means that certain action commenced by Wilmington Savings Fund Society, FSB, in its capacity as indenture trustee in respect of the Senior Notes (as defined in the A&R Foresight Energy Credit Agreement) against the Guarantor and certain other Persons in the Court of Chancery of the State of Delaware (the “Chancery Court”) on August 17, 2015 and identified as Case No. 11059-VCL alleging that a “change of control” had occurred in respect of the Senior Notes and resulting in the issuance of a Memorandum Opinion by the Chancery Court on December 4, 2015 concluding, among other things, that a change of control had occurred in respect of the Senior Notes, including any other actions or proceedings substantially similar to the foregoing or related thereto or the consequences resulting therefrom.

(ii) “General Partner” means Foresight Energy GP, LLC, a Delaware limited liability company, and any of its successors or assigns that is the general partner of the MLP from time to time.

(iii) “Guarantor Collateral” means the collateral pledged by Guarantor and its Subsidiaries to, and subject to Liens in favor of, Citibank, N.A. and its successors or assigns as collateral agent under the A&R Foresight Energy Secured Facility.

(iv) “Murray Group” means Murray Energy, an Affiliate of Murray Energy or a group of Persons which includes Murray Energy or any of its Affiliates.

(v) “Murray Option” means the option to purchase 46% of the voting interests of the General Partner.

(vi) “Murray Purchase” means the purchase by or on behalf of the Murray Group, potentially effected in combination with a redemption of the Exchangeable Notes by the issuers thereof, of all (but not less than all (unless in combination with a concurrent redemption)) of the outstanding Exchangeable Notes on or before October 2, 2017 for cash at a price equal to 100% of the principal amount of the Exchangeable Notes plus accrued interest to (but excluding) the date of such purchase.

(vii) “Restricted Subsidiaries” means, with respect to the Guarantor, its “Restricted Subsidiaries” as defined in the A&R Foresight Energy Credit Agreement.

(b) The following defined terms set forth in Section 1.1 of the Foresight Energy Guaranty are hereby amended and restated in its entirety as follows:

(i) “Cash Equivalents” means any of the following types of investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof; provided, that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a lender under the A&R Foresight Energy Credit Agreement or (B) is organized under the Laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the Laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than twelve (12) months from the date of acquisition thereof;

(c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clauses (a), (b), and (f) entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d) commercial paper issued by any Person organized under the Laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(e) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Guarantor);

(f) readily marketable direct obligations issued by any state or commonwealth of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(g) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three categories by S&P or Moody’s; and

(h) shares of investments companies registered under the Investment Company Act of 1940, substantially all of the investments of which are one or more of the types of securities described in clauses (a) through (g) of this definition.

(ii) “Consolidated EBITDA” means, for any Person as of the last day of any period, Consolidated Net Income for such period:

(a) plus, without duplication, the following for such Person and its Restricted Subsidiaries for such period to the extent deducted in calculating Consolidated Net Income:

(i) federal state, local and foreign income tax expense for such period;

(ii) non-cash compensation expense;

(iii) losses on discontinued operations;

(iv) Consolidated Interest Expense;

(v) depreciation, depletion and amortization of property, plant, equipment and intangibles;

(vi) debt extinguishment costs and expenses (including any costs or expenses in connection with the Transactions and the redemption of the Exchangeable Notes in accordance with their terms), refinancing of existing outstanding indebtedness of Guarantor and the Subsidiary Guarantors and the payment of the fees and expenses incurred in connection with any such refinancing);

(vii) other non-cash charges (including (x) non-cash minority interest expense consisting of income attributable to minority interests of third parties in any non-wholly owned Subsidiary (except to the extent of dividends paid on Capital Stock held by third parties) and (y) FASB ASC 360-10 writedowns, but excluding any non-cash charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period);

(viii) the excess, if any, of reclamation and remediation obligation expenses determined in accordance with GAAP over reclamation and remediation obligation cash payments (it being understood that reclamation and remediation obligation expenses may not be added back under any other clause in this definition);

(ix) the amount of any unusual or non-recurring restructuring or similar charges (which, for the avoidance of doubt, shall include actually incurred costs, fees and expenses (including fees and expenses of restructuring and other advisors) in connection with the Transactions, the Change of Control Litigation, the exercise of the Murray Option, the exercise of the Murray Purchase, any redemption of the Exchangeable Notes, any unusual or non-recurring restructuring of the Guarantor and its Subsidiaries and transactions related to any of the foregoing, retention, severance, systems establishment costs or excess pension, other post-employment benefits, black lung settlement, curtailment or other excess charges); provided that any determination of whether a charge is unusual or non-recurring shall be made by a Financial Officer of Guarantor pursuant to such officer’s good faith judgment;

(x) transaction costs, fees and expenses in connection with any acquisition or issuance of Indebtedness or Capital Stock (whether or not successful) by Guarantor or any of its Restricted Subsidiaries; and

(xi) any net losses of any Restricted Subsidiary to the extent such net loss would otherwise be required to be capitalized according to GAAP;

provided, that, with respect to any Restricted Subsidiary of such Person, the foregoing such items will be added only to the extent and in the same proportion that such Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

(b) minus, without duplication, the following for such Person and its Restricted Subsidiaries for such period to the extent added in calculating Consolidated Net Income:

(i) federal state, local and foreign income tax benefit for such period;

(ii) gains on discontinued operations;

(iii) all non-cash items increasing Consolidated Net Income for such Person for such period (including the accretion of sales or purchase contracts);

(iv) the excess, if any, of asset retirement obligations cash payments over asset retirement obligations expenses determined in accordance with GAAP (it being understood that asset retirement cash payments need not be added back under any other clause in this definition);

(v) all cash payments actually made by such Person and its Restricted Subsidiaries during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period; and

(vi) all unusual or non-recurring gains.

Notwithstanding anything in this definition to the contrary, no management fees, monitoring fees and all other similar fees paid or payable by the Guarantor or any Restricted Subsidiary thereof to, or owed by the Guarantor and/or any subsidiary guarantor under the A&R Foresight Energy Credit Agreement to, any affiliate thereof at any time shall be added back in calculating, or shall otherwise increase, Consolidated EBITDA at any time.

(iii) “Consolidated Funded Indebtedness” means, as of any date of determination, for the Guarantor and its Restricted Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including obligations under the A&R Foresight Energy Credit Agreement, the Credit Agreement and the Sugar Camp Credit Agreement) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments and obligations in respect of Disqualified Equity Interests, (b) all direct obligations arising under standby letters of credit (other than with respect to Designated Letters of Credit) and similar instruments to the extent drawn and not reimbursed by the Guarantor, (c) Attributable Indebtedness in respect of Capital Lease Obligations other than Excluded Sale-Leaseback Obligations, (d) amounts due under Permitted Securitization Programs (whether or not on the balance sheet of the

Guarantor or its Restricted Subsidiaries) and (e) the Swap Termination Value (excluding for this purpose clause (b) of such definition) that is due and payable by the Guarantor and its Restricted Subsidiaries under any Hedging Agreement that has not been closed out. Notwithstanding anything herein to the contrary, the following shall not constitute “Consolidated Funded Indebtedness” for purposes of this Agreement: (i) any Excluded Sale-Leaseback Obligations, (ii) any non-recourse indebtedness of any “variable interest entity” (or similar special purpose entity) and/or (iii) any lease or similar agreement by and among the Guarantor or a subsidiary guarantor under the A&R Foresight Energy Credit Agreement and any Affiliate.

(iv) “Consolidated Interest Expense” means, for Guarantor and its Restricted Subsidiaries on a Consolidated basis, Consolidated Cash Interest Charges plus, to the extent incurred, accrued or payable by Guarantor or any of its Restricted Subsidiaries, without duplication: (a) interest expense attributable to Financing Leases, (b) imputed interest with respect to Attributable Indebtedness, (c) amortization of debt discount and debt issuance costs, (d) capitalized interest, (e) non-cash interest expense, (f) any of the above expenses with respect to Indebtedness of another Person guaranteed by Guarantor and its Restricted Subsidiaries or secured by a Lien on the assets of Guarantor and its Restricted Subsidiaries and (g) any interest, premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by Guarantor and of its Restricted Subsidiaries in connection with any Permitted Securitization Program, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by Guarantor or any of its Restricted Subsidiaries under any Permitted Securitization Program. Consolidated Interest Expense shall be determined for any period after giving effect to any net payments made or received and costs incurred by Guarantor or any of its Restricted Subsidiaries with respect to any related interest rate Hedging Agreements. For the avoidance of doubt, for purposes of this definition, any interest attributable to any Excluded Sale- Leaseback Obligations shall be excluded.

(v) “Consolidated Net Income” means, for any period, for Guarantor and its Restricted Subsidiaries on a Consolidated basis, the net income (or net loss) of Guarantor and its Restricted Subsidiaries for that period, determined in accordance with GAAP” (after reduction for minority interests in Subsidiaries); provided, that the following (without duplication) will be excluded in computing Consolidated Net Income:

(a) the net income (or loss) of any subsidiary of the Guarantor that is not a Restricted Subsidiary, except to the extent of dividends or other distributions actually paid in cash to Guarantor and its Subsidiaries during such period;

(b) the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived;

(c) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales, other dispositions or the extinguishment of debt, in each case other than in the ordinary course of business;

(d) any net after-tax extraordinary non-recurring gains or losses; and

(e) the cumulative effect of a change in accounting principles.

Notwithstanding anything in this definition to the contrary, management fees, monitoring fees and all other similar fees paid or payable by the Guarantor or any Restricted Subsidiary thereof to, or owed by the Guarantor and/or any subsidiary guarantor under the A&R Foresight Energy Credit Agreement to, any affiliate thereof at any time shall not be excluded in calculating, or shall otherwise increase, Consolidated Net Income at any time.

(vi) “Excluded Sale-Leaseback Obligations” means obligations in respect of sale leaseback transactions between any of Guarantor or its Restricted Subsidiaries and certain Affiliates of Guarantor entered into in the ordinary course of business and that would be characterized as sale leaseback transactions solely because of the continuing involvement of such Affiliate in mining related to such leases.

(vii) “Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Consolidated Funded Indebtedness that is secured by a Lien on the Guarantor Collateral (other than any Lien that is subordinated to the Liens securing the obligations of Guarantor arising under the A&R Foresight Energy Secured Facility) minus (ii) the sum of all Unrestricted Cash, Cash Equivalents and short-term marketable debt securities of Guarantor or any of the subsidiary guarantors under the A&R Foresight Energy Secured Facility as of the date of the financial statements most recently delivered by Guarantor pursuant to Section 4.1, to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of such financial statements.

(viii) “Transactions” means, collectively, (a) the entering into of the Loan Documents (as defined in the A&R Foresight Energy Credit Agreement), (b) the issuance of the Second Lien Secured Notes, (c) the consummation of the Amendment Transactions (as defined in the A&R Foresight Energy Credit Agreement) and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

(c) The defined terms “Consolidated Net Leverage Ratio” and “Revolving Facility” are hereby deleted from Section 1.1 of the Foresight Energy Guaranty.

(d) The last recital of the Foresight Energy Guaranty is hereby amended and restated in its entirety as follows:

“NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, and to induce the Lenders to continue the Term Loans on the terms set forth in the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:”

(e) Section 4.1 of the Foresight Energy Guaranty is hereby amended and restated in its entirety as follows:

“Financial Statements. Furnish (or cause to be furnished) to Administrative Agent (for distribution to each Lender):

(i) as soon as available, but in any event within 90 days after the end of each fiscal year of the Credit Parties commencing with the fiscal year ending December 31, 2016, (A) a copy of each of the consolidated audited balance sheet, statements of income and cash flows of Foresight Energy LP and its Subsidiaries, in each case under this clause (A), reported on without a “going concern” or any successor qualification or exception thereto, or any material qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing, and (B) a copy of each of the unaudited balance sheet and statements of income of Guarantor (which may be in a consolidating format), certified by a Responsible Officer of Guarantor as being fairly stated in all material respects;

(ii) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Credit Parties, a copy of each of the consolidated unaudited balance sheet, statements of income and cash flows of Foresight Energy LP and its Subsidiaries and a copy of the balance sheet and statement of income of the Guarantor (which may be in a consolidating format) for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of Guarantor as being fairly stated in all material respects (subject to normal year-end audit adjustments);

(iii) Within thirty (30) days after the end of each of the first two calendar months of each fiscal quarter, commencing with the month ending August 31, 2016, an unaudited monthly management consolidated balance sheet of Foresight Energy LP and its Subsidiaries as at the end of such month and the related consolidated statements of income or operations for such month, in each case in a form consistent with the Guarantor’s practice as of the Seventh Amendment Effective Date, such unaudited monthly management consolidated statements to be certified by a Responsible Officer of Guarantor as fairly presenting in all material respects the financial condition and results of operations of the Guarantor and its Subsidiaries in accordance with GAAP, subject only to normal quarterly or year-end adjustments and the absence of footnotes; and

(iv) concurrently with the delivery of any financial statements pursuant to subsections (i) or (ii) above, and the delivery of financial statements by Borrower pursuant to Section 8.1 of the Credit Agreement, a certificate of a Financial Officer of the Guarantor certifying that no Event of Default or Default has occurred and is continuing or, if such Financial Officer has knowledge that an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and no material adverse change in the consolidated assets, liabilities, operations or financial condition of the Guarantor or of Foresight Energy LP and its Subsidiaries has occurred since the date of the immediately preceding financial statements so delivered (or the nature of any such change).

All financial statements delivered pursuant to paragraph (i) through (iii) above shall be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).”

(f) Section 4.2 of the Foresight Energy Guaranty is hereby amended and restated in its entirety as follows:

“Compliance with Law. Except as could not reasonably be expected to have a Material Adverse Effect, take all reasonable action to maintain all rights, privileges and Governmental Approvals necessary in the normal conduct of its business and comply with all Applicable Law, and maintain and enforce policies and procedures designed to promote and achieve compliance by Guarantor with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.”

(g) Section 4.5 of the Foresight Energy Guaranty is hereby amended and restated in its entirety as follows:

“Consolidated Interest Coverage Ratio. Not permit the Interest Coverage Ratio as at the end of any fiscal quarter of the Guarantor to be below the minimum ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Minimum Consolidated Interest Coverage Ratio
Second Quarter 2016 and thereafter	2.00:1.00”

(h) Section 4.6 of the Foresight Energy Guaranty is hereby amended and restated in its entirety as follows:

“Senior Secured Leverage Ratio. Not permit the Senior Secured Leverage Ratio as of the end of any fiscal quarter of Guarantor to be above the maximum ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum Senior Secured Leverage Ratio
Second Quarter 2016 through Fourth Quarter 2018	3.50:1.00
First Quarter 2019 through Fourth Quarter 2019	3.25:1.00
First Quarter 2020 through Fourth Quarter 2020	3.00:1.00
First Quarter 2021 through Fourth Quarter 2021	2.75:1.00”

(i) Administrative Agent’s notice information in Section 5.1 of the Foresight Energy Guaranty is hereby amended and restated in its entirety as follows:

ITB Middle Office Group

1301 Avenue of the Americas

New York, New York 10019

Email: frank.tatulli@ca-cib.com

Attn: Frank Tatulli

With a copy to

Crédit Agricole Corporate and Investment Bank

DAS - Debt Restructuring & Advisory Services

1301 Avenue of the Americas

New York, New York 10019

Email: pierre.bennaim@ca-cib.com

Attn: Pierre Bennaim

(j) Hermes Agent’s notice information in Section 5.1 of the Foresight Energy Guaranty is hereby amended and restated in its entirety as follows:

Crédit Agricole Corporate and Investment Bank

Deutschland, Niederlassung einer französischen

Société Anonyme, as Hermes Agent

Taunusanlage 14

60325 Frankfurt am Main,

Federal Republic of Germany

Attn: Imad Urf/Guido Berning

Facsimile: + 49 69 74221 201

(k) In Section 5.7(i) of the Credit Agreement the words “non-exclusive general jurisdiction” are hereby replaced with the words “exclusive jurisdiction”.

(l) The word “and” is hereby deleted from the end of Section 5.7(iv) of the Credit Agreement, the word “and” is hereby added to the end of Section 5.7(v) of the Credit Agreement, and a new Section 5.7(vi) of the Credit Agreement is hereby added reading in its entirety as follows:

“(vi) agrees that nothing in this Guaranty or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against Guarantor or any other Loan Party or its properties in the courts of any jurisdiction.”

(m) A new Section 5.17 is hereby added to the Foresight Energy Guaranty as follows:

“USA Patriot Act. Administrative Agent hereby notifies Guarantor that pursuant to the USA Patriot Act, it is required to obtain, verify and record information that identifies Guarantor, including without limitation the name and address of Guarantor. Administrative Agent hereby notifies Guarantor that pursuant to the requirements of the USA Patriot Act it is required to obtain, verify and record information that identifies Guarantor, which information includes the name and address of Guarantor and other information that will allow each Lender to identify Guarantor in accordance with the USA Patriot Act.”

5. CONDITIONS PRECEDENT TO EFFECTIVENESS. This Seventh Amendment shall become effective as of the date hereof only upon satisfaction of the following conditions precedent:

(a) the due execution and delivery of a counterpart signature page to this Seventh Amendment by each of Borrower, Guarantor, the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Effective Date), Administrative Agent and Hermes Agent;

(b) receipt by Administrative Agent of a duly executed copy of (i) the A&R Foresight Energy Secured Credit Agreement, which shall have been amended and restated on terms reasonably satisfactory to Administrative Agent and (ii) such other agreements evidencing the Restructuring as Administrative Agent shall reasonably request;

(c) Borrower and Collateral Agent shall have entered into an amendment to the Security Agreement, substantially in the form of Exhibit D (the “Security Agreement Amendment”);

(d) receipt by Administrative Agent of reasonably requested “know your customer” materials and documentation;

(e) Borrower shall have prepared for filing on the Effective Date a UCC-3 amendment to UCC financing statement number 2010 3626961 amending the collateral description therein to conform to the Security Agreement Amendment, which UCC-3 amendment shall be in form and substance satisfactory to the Administrative Agent and Collateral Agent;

(f) receipt by Administrative Agent and Hermes Agent of the following, each in form and substance reasonably satisfactory to Administrative Agent:

(i) copies of each Organizational Document of each of the Credit Parties, in form and substance reasonably satisfactory to Administrative Agent, executed and delivered by each Credit Party and certified as of the Execution Date by a Responsible Officer of such Credit Party as being in full force and effect without modification or amendment;

(ii) signature and incumbency certificates of the Responsible Office of each Credit Party executing this Seventh Amendment;

(iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Seventh Amendment and the agreements executed and documents delivered in connection herewith, certified as of the Effective Date by a Responsible Officer of each Credit Party as being in full force and effect without modification or amendment; and

(iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of formation dated a recent date;

(g) receipt by Administrative Agent of evidence of insurance coverage for Borrower and the Deer Run Mine satisfying the requirements of the Transaction Documents, which insurance shall name Administrative Agent as lender loss payee and additional insured thereunder (solely with respect to policies insuring Collateral, as defined in the Security Agreement), and shall otherwise be in form and substance reasonably satisfactory to Administrative Agent, together with evidence that such policy or policies are in full force and effect;

(h) receipt by Administrative Agent and the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Effective Date) of the reimbursement or payment of all reasonable and documented out-of-pocket costs and expenses incurred by it or any of its Affiliates in connection with the preparation, negotiation and execution of this Seventh Amendment or any document, instrument, agreement delivered pursuant to this Seventh Amendment or otherwise in connection with the Specified Defaults, and all other reasonable and documented costs and expenses of the Administrative Agent described in Section 12.8.1 of the Credit Agreement, to the extent invoiced at least two (2) Business Days prior to the Effective Date;

(i) receipt by Administrative Agent and Hermes Agent of the written consent of Hermes to the amendment of the Hermes Export Credit Guarantee Documents to reduce the repayment period described therein to reflect the advancement of the Maturity Date set forth in Section 3 herein, which written consent shall be in form and substance satisfactory to Administrative Agent and Hermes Agent;

(j) Borrower shall have paid to the Administrative Agent on the Effective Date, for the ratable benefit of the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Effective Date), a work fee in the amount of $10,000;

(k) Borrower shall have paid to the Administrative Agent on or prior to the Effective Date, $125,000, which amount is the amount of administrative agency fees due and owing to the Administrative Agent as of the Effective Date pursuant to Section 5.2 of the Credit Agreement and the Fee Letter; and

(l) Borrower shall have paid to the Administrative Agent on the Effective Date, for the ratable benefit of the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Effective Date), the estimated amount of the Fixed Interest Rate Breakage Costs to be incurred by such Lender in connection with this Seventh Amendment, as notified by the Administrative Agent to the Borrower on or before the second Business Day prior to the Effective Date (it being understood by Borrower and the Administrative Agent that within two (2) Business Days following the Effective Date, Borrower shall pay to the Administrative Agent the excess, if any, of the actual amount of one hundred percent (100%) of the Fixed Interest Rate Breakage Costs incurred by such Lender in connection with this Seventh Amendment over such estimated amount, or, if such estimated amount exceeds the actual amount thereof, the Administrative Agent shall refund the amount of such excess to the Borrower.

6. REPRESENTATIONS AND WARRANTIES OF BORROWER. Borrower hereby represents and warrants that, as of the date hereof, after giving effect to this Seventh Amendment (except as such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct as of such earlier date):

(a) Existence; Compliance with Law. Borrower (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged,

(c) is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of its Property or the conduct of its business requires such qualification and (d) is in compliance with all Applicable Laws except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided however, that where such compliance relates to any Anti-Corruption Laws or Sanctions, Borrower is in compliance in all respects and subject to no exceptions. Borrower has conducted its businesses in material compliance with applicable Anti-Money Laundering Laws. Neither Borrower nor any of its directors, officers or, to Borrower’s knowledge, any of its Affiliates, agents or employees (i) has taken any action that would constitute or give rise to a violation of any Anti-Corruption Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to Borrower’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. Neither Borrower nor any of its directors, officers or, to Borrower’s knowledge, any of its Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to Borrower’s knowledge, investigation with regard to any actual or alleged violation of Sanctions. “Sanctioned Jurisdiction” means any country or territory that is the subject of comprehensive Sanctions broadly restricting or prohibiting dealings with, in or involving such country or territory (currently, Iran, Cuba, Syria, Sudan, North Korea and the Crimea region of Ukraine). “Sanctioned Person” means any individual or entity (a) identified on a Sanctions List, (b) organized, domiciled or resident in a Sanctioned Jurisdiction, or (c) otherwise the subject or target of any Sanctions, including by reason of ownership or control by one or more individuals or entities described in clauses (a) or (b). “Sanctions List” shall mean any list of designated individuals or entities that are the subject of Sanctions, including (a) the Specially Designated Nationals and Blocked Persons List maintained by OFAC, (b) the Consolidated United Nation Security Council Sanctions List, (c) the consolidated list of persons, groups and entities subject to EU financial sanctions maintained by the European Union or any member state and (d) the Consolidated List of Financial Sanctions Targets in the United Kingdom maintained by Her Majesty’s Treasury.

(b) Power; Authorization; Enforceability. Borrower has the power and authority, and the legal right, to make, deliver and perform this Seventh Amendment and the other Transaction Documents to which it is a party. Borrower has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Seventh Amendment and the other Transaction Documents to which it is a party and to authorize the borrowings on the terms and conditions therein. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is or was required in connection with the transactions contemplated herein or in the other Transaction Documents, the borrowings thereunder, or the execution, delivery, performance, validity or enforceability of this Seventh Amendment or any other Transaction Documents (other than the filings referred to in Section 7.19 of the Credit Agreement). Each Transaction Document to which Borrower is a party that is in effect on the date this representation and warranty is made has been duly executed and delivered on behalf of Borrower. This Seventh Amendment constitutes, and each other Transaction Document to which Borrower is a party, upon execution, will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c) No Conflict. The execution, delivery and performance of this Seventh Amendment and the other Credit Documents to which Borrower is a party by Borrower, the borrowings thereunder by Borrower and the use of the proceeds thereof will not violate any Applicable Law, any material Mine Document or any Organizational Document of Borrower and will not result in, or require, the creation or imposition of any Lien on any of its respective Properties or revenues pursuant to any Applicable Law or any such Mine Document.

(d) Financial Information (Financial Statements). Each of the consolidating (if requested) and consolidated audited balance sheet and the related statements of income, stockholder’s equity and cash flow of Foresight Energy LP and its Subsidiaries as of and for the fiscal years ended December 31, 2013, December 31, 2014 and December 31, 2015, copies of which have heretofore been furnished to each Lender, present fairly the financial condition and results of operation and cash flows of the Credit Parties as of such date and for such period. The consolidated unaudited balance sheet, statements of income and cash flows of Foresight Energy LP and its Subsidiaries and of the Borrower as of and for the fiscal quarter ended June 30, 2016, a copy of which has heretofore been furnished to each Lender, presents fairly the financial condition and results of operations and cash flows of the Credit Parties as of such date and for such periods.

(e) No Contingent Liabilities. Other than the Mining Lease Litigation, no Credit Party has any material contingent liability, liability for Taxes or any long-term leases or unusual forward or long-term commitments, including interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case, that was outstanding or otherwise in existence during any of the periods described in Section 6(d) above that are not reflected in the financial statements described in Section 6(d).

(f) No Material Adverse Effect. Since June 30, 2016, there has been no event that has had or would reasonably be expected to have a Material Adverse Effect.

(g) No Litigation. Other than the Mining Lease Litigation, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against Borrower or any of its Properties or revenues (a) with respect to any of the Transaction Documents or any of the transactions contemplated thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

(h) No Default. Borrower is not in default under or with respect to any of its Contractual Obligations that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as expressly set forth on Exhibit A hereto, no Default or Event of Default has occurred and is continuing, or will result from the consummation of the transactions contemplated by this Seventh Amendment.

(i) Sole Purpose Nature; No Subsidiaries. Borrower has not conducted and is not conducting any business or activities other than businesses and activities directly or indirectly relating to the ownership, development, construction, operation, maintenance and financing of the Deer Run Mine and business activities reasonably related thereto. Other than as approved by Administrative Agent in accordance with Section 9.10 of the Credit Agreement, Borrower has no Subsidiaries and does not own any Capital Stock of any Person.

(j) Accuracy of Information, etc. No statement or information contained in any Credit Document or any other document, certificate or statement furnished to any Lender Party by or on behalf of any Credit Party for use in connection with the transactions contemplated by the Credit Documents (including the financial statements referred to in Section 6(d) above), taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading.

(k) Title to Property. Borrower is the sole owner of, legally and beneficially, and has good marketable and insurable title in fee simple to, or a valid leasehold interest in, all its Property (including the Deer Run Mine), and none of such Property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description or to any Lien other than General Permitted Liens and Equipment Permitted Liens. At the time this representation is made, Borrower has Mining Title to all Mining Facilities covered by outstanding Governmental Approvals issued to Borrower to the extent necessary to conduct its business as currently conducted and to utilize such properties for their intended purpose at such time. The properties of Borrower that are material to its business, taken as a whole, are in good operating order, condition and repair (ordinary wear and tear excepted) constitutes all the property that is required for the business and operations of Borrower as conducted on the date this representation is made or repeated.

(l) Intellectual Property. Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Borrower know of any valid basis for any such claim in each case, that could reasonably be expected to result in a Material Adverse Effect. The use of Intellectual Property by Borrower does not infringe on the rights of any Person in such Intellectual Property in any material respect.

(m) Taxes.

(i) Filing; Payment. Borrower (a) has timely filed or caused to be timely filed all federal and material other Tax returns required to have been filed by or with respect to it, and each such Tax return is complete and accurate in all material respects and (b) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower).

(ii) No Liens. (a) No Liens for material Taxes (other than General Permitted Liens) have been filed with respect to the assets of Borrower, and no unresolved claim has been asserted in writing to Borrower or its Affiliates or members with respect to any material Taxes of Borrower, and (b) no waiver or agreement by Borrower is in force for the extension of time for the assessment or payment of any material Tax that has not expired, and, to Borrower’s knowledge, no request for any such extension or waiver is currently pending. There is no pending or threatened in writing material audit or investigation by any Taxing Authority with respect to Borrower.

(iii) Pass-Through Entity. Borrower is, and has been since its formation, a Pass-Through Entity. Borrower is not subject to entity-level Tax for state, local or foreign income or franchise Tax purposes. Borrower has not engaged in any “listed transaction” (as defined in Treasury Regulation Section 1.6011-4) or made any disclosure under Treasury Regulation Section 1.6011-4.

(n) Federal Regulations. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Term Loan have been or will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (b) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

(o) ERISA. Borrower, each ERISA Affiliate and each Plan is in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder, except for failures to so comply which could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that would subject Borrower to any Tax, penalty or other liabilities, which Tax, penalty or other liabilities which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. The excess in the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto, over the fair market value of the assets of such Plan could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan, the potential liability of Borrower and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan, when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero. Borrower and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to any payments to a Multiemployer Plan.

(p) Black Lung Act and Coal Act. Except as could not reasonably be expected to have a Material Adverse Effect, (a) Borrower and each of its Affiliates are in compliance with both the Black Lung Act and the Coal Act and the regulations promulgated thereunder, (b) none of Borrower or any of its Affiliates has incurred any liability under the Black Lung Act, Coal Act and their respective regulations, (c) Borrower, each of its Affiliates and their respective “related persons” (as defined in Section 9701(c) of the Code) are in compliance with the Coal Industry Retiree Health Benefit Act of 1992 and any regulations promulgated thereunder, and (d) none of Borrower, any of its Affiliates or their respective “related persons” has incurred any liability under the Coal Industry Retiree Health Benefit Act of 1992.

(q) Investment Company Act. Borrower is not an “investment company” within the meaning of or otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

(r) Environmental Matters – Compliance. Other than exceptions to any of the following that (a) could not reasonably be expected to result in liability to Borrower in excess of $5,000,000 or (b) could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect:

(i) Borrower (1) is, and has been, in compliance with all applicable Environmental Laws; (2) holds all Environmental or Mining Permits (each of which is in full force and effect) required for its current operations (including all Environmental or Mining Permits required for the Mining Facilities or any active construction or expansion thereof); and (3) is, and has been, in compliance with its Environmental or Mining Permits;

(ii) Borrower has no reason to expect that (1) any action or challenge would result in the preclusion of the issuance of, or the revocation or termination of, any of its Environmental or Mining Permits or (2) any Environmental or Mining Permits necessary for the Mining Facilities or any other reasonably foreseeable operations or expansions (including any renewals of existing Environmental or Mining Permits) will not be obtainable in the ordinary course of the applicable permitting processes;

(iii) there has been no Hazardous Materials Activity by Borrower at, on, under, in, or about any Real Property now or formerly owned, leased or operated by Borrower or at any other location (including any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (1) give rise to liability of Borrower under any applicable Environmental Law or otherwise result in costs to Borrower, (2) interfere with Borrower’s operations or (3) impair the fair saleable value of any Real Property owned or leased by Borrower; provided however that, in the case of this clause (3), Borrower may have engaged in Hazardous Materials Activities typically engaged in by a reasonably prudent Person engaged in coal mining, processing and selling activities and that are in compliance with Environmental Law;

(iv) there are no pending or, to the knowledge of Borrower, threatened Environmental or Mining Claims related to Borrower or the Deer Run Mine;

(v) Borrower has not received any written request for information, or been notified that it is a potentially responsible party under or relating to any Environmental Law;

(vi) Borrower has not entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law;

(vii) Borrower has not assumed or retained, by contract or operation of law, any current liabilities of any kind, fixed or contingent, under any Environmental Law or with respect to any Hazardous Material;

(viii) there are no Black Lung Liabilities pending, threatened against Borrower, nor have any Black Lung Liabilities been assumed by Borrower; and

(ix) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, response, remediation or cleanup pursuant to any Environmental Law.

(x) There have not been any Mining Accidents with respect to the Mining Facilities that would reasonably be expected to (a) result in liability in excess of $5,000,000 or (b) have, either individually or in the aggregate, a Material Adverse Effect.

(xi) Borrower has not been (a) barred for a period of 30 or more consecutive days from receiving surface or underground Environmental or Mining Permits pursuant to the permit blockage provisions of the Surface Mining Control and Reclamation Act, 30 U.S.C. §§1201 et seq. and the regulations promulgated thereunder or pursuant to any other Environmental Law or (b) been subject to any injunction or closure order pursuant to any Mining Law or pursuant to any Environmental or Mining Permit.

(xii) Access to Administrative Agent. Borrower has provided Administrative Agent with access to all Properties of Borrower and all material records and files in the possession, custody or control of, or otherwise reasonably available to Borrower concerning compliance with or liability under Environmental Law, including those concerning any Hazardous Materials Activity at the Mining Facilities.

(s) [reserved].

(t) Sufficiency of Rights. All easements, leasehold and other property interests, and all utility and other services, means of transportation, facilities, other materials and other rights that can reasonably be expected to be necessary for the construction, completion, operation and maintenance of the Deer Run Mine in accordance with Applicable Law and the Transaction Documents (including gas, electrical, water and sewage services and facilities) have been procured under the Mine Documents or are commercially available to the Deer Run Mine, and, to the extent appropriate, arrangements have been made on commercially reasonable terms for such easements, interests, services, means of transportation, facilities, materials and rights.

(u) Governmental Approvals. No material Governmental Approval is or will be required in connection with (a) the due execution, delivery and performance by Borrower of the Credit Documents to which it is a party or (b) the consummation of the transactions contemplated hereunder by Borrower, other than (i) such as have been made or obtained and are in full force and effect, (ii) any Governmental Approvals that are not yet necessary for the business, operations, ownership and maintenance of the Deer Run Mine as currently conducted, and (iii) such as are required by securities, regulatory or Applicable Law in connection with an exercise of remedies.

(v) Insurance. Borrower maintains with financially sound and reputable insurance companies insurance on all its Property of the type and in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, all applicable policies are in full force and effect and all premiums in respect thereof have been paid in full, and, solely with respect to policies insuring Collateral, as defined in the Security Agreement, such policies name Administrative Agent as lender loss payee and additional insured thereunder. Borrower (a) has not received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance and (b) has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect.

(w) Foreign Assets Control Regulations. The use of the proceeds of the Term Loans by Borrower will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. No Credit Party (a) is or will become a Person or entity described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and no Credit Party engages in dealings or transactions with any such Persons or entities, or (b) is in violation of the USA PATRIOT Act.

(x) Anti-Corruption Laws. Neither Borrower nor any Affiliate of Borrower is in violation of any Anti-Corruption Laws. The use of the proceeds of the Term Loans by Borrower will not violate any Anti-Corruption Laws.

(y) Use of Proceeds. Borrower has used the proceeds of all Advances in accordance with the terms and conditions of the Credit Documents.

(z) Collateral. As of each Disbursement Date from and after the execution and delivery of the Security Agreement, (a) the Security Agreement is effective to create, in favor of Collateral Agent, legally valid and enforceable security interests in such right, title and interest Borrower shall from time to time have in all personal property included in the collateral described in the Security Agreement, (b) such security interests are subject to no Liens other than General Permitted Liens or Equipment Permitted Liens, as applicable, (c) except to the extent that any filing or recording is required for perfection, all such action as is necessary has been taken to establish and perfect Collateral Agent’s rights in and to the collateral granted pursuant to the Security Agreement, and (d) Borrower has authorized the filings and recordings by the Lender Parties required for the perfection of the security interests described above by filing or recording.

7. REPRESENTATIONS AND WARRANTIES OF GUARANTOR. Guarantor hereby represents and warrants that, as of the date hereof, after giving effect to this Seventh Amendment (except as such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct as of such earlier date):

(a) Existence; Compliance with Law. Guarantor (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Applicable Laws except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; provided however, that where such compliance relates to any Anti-Corruption Laws or Sanctions, Guarantor is in compliance in all respects and subject to no exceptions. Guarantor has conducted its businesses in material compliance with applicable Anti-Money Laundering Laws.

Neither Guarantor nor any of its directors, officers or, to Guarantor’s knowledge, any of its Affiliates, agents or employees (i) has taken any action that would constitute or give rise to a violation of any Anti-Corruption Law or (ii) is or has been subject to any action, proceeding, litigation, claim or, to Guarantor’s knowledge, investigation with regard to any actual or alleged violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. Neither Guarantor nor any of its directors, officers or, to Guarantor’s knowledge, any of its Affiliates, agents or employees (i) is a Sanctioned Person, (ii) is currently engaging or has engaged in any dealings or transactions with, involving or for the benefit of a Sanctioned Person, or in or involving any Sanctioned Jurisdiction, in each case in violation of applicable Sanctions, or (iii) is subject to any action, proceeding, litigation, claim or, to Guarantor’s knowledge, investigation with regard to any actual or alleged violation of Sanctions.

(b) Power; Authorization; Enforceability. Guarantor has the power and authority, and the legal right, to make, deliver and perform this Seventh Amendment. Guarantor has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Seventh Amendment. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated herein. This Seventh Amendment has been duly executed and delivered on behalf of Guarantor. This Seventh Amendment and the Guaranty constitute a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(c) No Conflict. The execution, delivery and performance of this Seventh Amendment by Guarantor will not violate any Applicable Law or any Contractual Obligation or Organizational Document of Guarantor and will not result in, or require, the creation or imposition of any Lien on any of its respective Properties or revenues pursuant to any Applicable Law or any such Contractual Obligation.

(d) Ownership. As of the date hereof, Guarantor is the direct owner of 100% of the Capital Stock of Borrower.

(e) Financial Information.

(i) Financial Statements. The audited balance sheet and the related statements of income, stockholder’s equity and cash flow of Guarantor as of and for the fiscal year ended December 31, 2015, copies of which have heretofore been furnished to each Lender, present fairly the financial condition and results of operation and cash flows of Guarantor as of such date and for such period. The unaudited balance sheet and the related statements of income, stockholder’s equity and cash flow of Guarantor as of and for the fiscal quarter ended June 30, 2016, copies of which have heretofore been furnished to each Lender, present fairly the financial condition and results of operations and cash flows of Guarantor as of such date and for such periods.

(ii) No Contingent Liabilities. Guarantor does not have any material contingent liability, liability for Taxes or any long-term leases or unusual forward or long-term commitments, including interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case, that was outstanding or otherwise in existence during any of the periods described in Section 7(e)(i) that are not reflected in the financial statements described in Section 7(e)(i).

(f) No Litigation. Other than the Mining Lease Litigation and except as disclosed in Schedule A hereto, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority (including under any Environmental Law or Mining Law) is pending or, to the knowledge of Guarantor, threatened by or against Guarantor or any of its Properties or revenues (a) with respect to this Seventh Amendment, the Guaranty or any of the transactions contemplated thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

(g) No Default. Guarantor is not in default under or with respect to any of its Contractual Obligations that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, nor will any default result from the consummation of the transactions contemplated by this Seventh Amendment.

(h) Accuracy of Information, etc. No statement or information contained in this Seventh Amendment or the Guaranty or any other document, certificate or statement furnished to any Lender Party by or on behalf of Guarantor for use in connection with the transactions contemplated by the Credit Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. As of the date hereof, there is no fact known to Guarantor that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein or in the other Credit Documents.

(i) Taxes. Guarantor (a) has timely filed or caused to be timely filed all federal and material other Tax returns required to have been filed by or with respect to it, and each such Tax return is complete and accurate in all material respects and (b) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Guarantor).

(j) Investment Company Act. Guarantor is not an “investment company” within the meaning of or otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

(k) Solvency. Guarantor is and will be, after giving effect to the obligations contemplated under this Seventh Amendment, Solvent.

(l) Foreign Assets Control Regulations. Guarantor (i) is not and will not become a Person or entity described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and no Credit Party engages in dealings or transactions with any such Persons or entities, and (ii) is not in violation of the USA PATRIOT Act.

(m) Knowledge of Borrower. Guarantor has knowledge of Borrower’s financial condition and affairs and has adequate means to obtain from Borrower, on an ongoing basis, information relating thereto and to Borrower’s ability to pay and perform the Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Seventh Amendment is in effect. Guarantor acknowledges and agrees that the Lender Parties shall have no obligation to investigate the financial condition or affairs of Guarantor nor to advise Guarantor of any fact respecting, or any change in, the financial condition or affairs of Borrower that might become known to any Lender Party at any time, whether or not such Lender Party knows or believes, or has reasons to know or believe, that such fact or change is unknown to Guarantor, or might, or does, materially increase the risk of Guarantor as guarantor, or might, or would, affect the willingness of Guarantor to continue as a guarantor of the Obligations.

(n) Substantial Benefit. It is in the best interest of Guarantor to execute this Seventh Amendment and to have executed the Guaranty inasmuch as Guarantor has derived substantial direct and indirect benefit from the Term Loans and Guarantor agrees that the Lender Parties are relying on this representation in agreeing to enter into this Seventh Amendment with the Credit Parties.

8. RATIFICATION AND RELEASE.

(a) Ratification. Each Credit Party hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, and each grant of security interests and liens in favor of Administrative Agent, Hermes Agent, Collateral Agent and the Lenders, as the case may be, under each Finance Document to which it is a party, (ii) agrees and acknowledges that the liens in favor of Collateral Agent for the benefit of the undersigned Lender (constituting all Lenders under the Credit Agreement as of the Effective Date) under the Security Agreement constitute valid, binding, enforceable and perfected first priority liens and security interests and are not subject to avoidance, disallowance or subordination pursuant to any requirement of Applicable Law, (iii) agrees and acknowledges the Obligations constitute legal, valid and binding obligations of the Credit Parties and that (A) no offsets, defenses or counterclaims to the Obligations or any other causes of action with respect to the Obligations or the Finance Documents exist and (B) no portion of the Obligations is subject to avoidance, disallowance, reduction or subordination pursuant to any requirement of Applicable Law, (iv) acknowledges and agrees that as of the Effective Date, the Outstanding Amount of the Term Loans is $46,406,252.58, (v) agrees that such ratification and reaffirmation is not a condition to the continued effectiveness of the Finance Documents, and (vi) agrees that neither such ratification and reaffirmation, nor Administrative Agent’s nor any Lender’s solicitation of such ratification and reaffirmation, constitutes a course of dealing giving rise to any obligation or condition requiring a similar or any other ratification or reaffirmation from each party to the Credit Agreement with respect to any subsequent modifications, consent or waiver with respect to the Credit Agreement or other Finance Documents. This Seventh Amendment shall constitute a “Credit Document” for purposes of the Credit Agreement.

(b) Release; Covenant Not to Sue; Acknowledgement.

(i) Each Credit Party hereby absolutely and unconditionally releases and forever discharges each Agent and each Lender and each of their respective Related Parties (each a “Released Party”) from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which any Credit Party has had, now has or has made claim to have against any such Person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the Effective Date arising out of or in connection with the Obligations, the Credit Agreement, this Seventh Amendment or any other Transaction Document and/or the transactions contemplated hereby or thereby, whether such claims, demands and causes of action are matured or unmatured or known or unknown. It is the intention of each Credit Party in providing this release that the same shall be effective as a bar to each and every claim, demand and cause of action specified. Each Credit Party acknowledges that it may hereafter discover facts different from or in addition to those now known or believed to be true with respect to such claims, demands, or causes of action and agrees that this instrument shall be and remain effective in all respects notwithstanding any such differences or additional facts. Each Credit Party understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.

(ii) Each Credit Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Released Party above that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Released Party on the basis of any claim released, remised and discharged by any Credit Party pursuant to the above release. If any Credit Party or any of their successors, assigns or other legal representatives violates the foregoing covenant, each Credit Party, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Released Party may sustain as a result of such violation, all documented and reasonable out-of-pocket attorneys’ fees and costs incurred by such Released Party as a result of such violation.

(iii) Each Credit Party represents and warrants that, to its knowledge, there are no liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent, which any Credit Party may have or claim to have against any Released Party arising with respect to the Obligations, the Credit Agreement, this Seventh Amendment or any other Transaction Document and/or the transactions contemplated hereby or thereby.

(iv) Each of the Credit Parties has been advised by counsel with respect to the release contained in this Section 8(b).

9. CONTINUING EFFECT; NO WAIVER; REFERENCES. All of the terms and provisions of the Credit Agreement, the Foresight Energy Guaranty and the other Finance Documents are and shall remain in full force and effect and are hereby ratified and confirmed. The execution and delivery of this Seventh Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of (a) any provision of any Finance Document or (b) any right, power or remedy of Administrative Agent, Hermes Agent or Lender under any Finance Document, including rights, powers and remedies arising out of or relating to any existing Defaults or Events of Default, other than as expressly set forth herein. No course of dealing and no failure or delay by Administrative Agent, Hermes Agent or Lender in exercising any right, power or remedy under any Finance Document shall operate as a waiver thereof or otherwise prejudice the rights, powers or remedies of Administrative Agent, Hermes Agent or Lender. From and after the date hereof, (i) all references to the “Credit Agreement” contained in the Finance Documents shall be deemed to refer to the Amended Credit Agreement (as the same may be further amended, supplemented or modified from time to time) and (ii) all references to the “Foresight Guaranty” contained in the Finance Documents shall be deemed to refer to the Amended Foresight Energy Guaranty (as the same may be further amended, supplemented or modified from time to time).

10. SEVERABILITY. Any provision of this Seventh Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate nor render unenforceable such provision in any other jurisdiction.

11. GOVERNING LAW. THIS SEVENTH AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SEVENTH AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

12. WAIVER OF JURY TRIAL. BORROWER, GUARANTOR AND EACH LENDER PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS SEVENTH AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

13. COUNTERPARTS. This Seventh Amendment may be executed in any number of counterparts by the parties hereto, each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed signature page of this Seventh Amendment by facsimile or other electronic transmission shall have the same effect as delivery of a manually executed counterpart hereof.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

Hillsboro Energy, LLC, as Borrower

By:	/s/ Robert D. Moore
Name:	Robert D. Moore
Title:	President and Chief Executive Officer

Foresight Energy LLC, as Guarantor

By:	/s/ Robert D. Moore
Name: Robert D. Moore
Title:	President and Chief Executive Officer

[Signature Page to Seventh Amendment (Hillsboro)]

Crédit Agricole Corporate and Investment Bank, as Administrative Agent

By:	/s/ Kathleen Sweeny
Name:	Kathleen Sweeney
Title:	Managing Director

By:	/s/ Pierre-Alain Bennaim
Name:	Pierre-Alain Bennaim
Title:	Managing Director

[Signature Page to Seventh Amendment (Hillsboro)]

Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung Einer Französischen Société Anonyme, as Hermes Agent

By:	/s/ Imad Urf
Name:	Imad Urf
Title:	Managing Director

By:	/s/ Femke Blancquaert
Name:	Femke Blancquaert
Title:	Chief Operating Officer

Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung Einer Französischen Société Anonyme, as Lender

By:	/s/ Imad Urf
Name:	Imad Urf
Title:	Managing Director

By:	/s/ Femke Blancquaert
Name:	Femke Blancquaert
Title:	Chief Operating Officer

[Signature Page to Seventh Amendment (Hillsboro)]

Exhibit A

Hillsboro - Specified Defaults

Defaults or Events of Default:

1.	Directly or indirectly resulting from, or arising in connection with, the transactions referenced in the Memorandum Opinion issued by the Delaware Chancery Court on December 4, 2015 in Case No. 11059-VCL;

2.	Referenced by the Administrative Agent in that certain letter of December 14, 2015 from Administrative Agent to Borrower, and that certain letter of January 19, 2016 Administrative Agent to Borrower;

3.	Resulting from the following:

a.	Failure to pay interest by the end of the grace period as required by the indenture entered into by Borrower and as disclosed by Borrower in a notice delivered to the Administrative Agent;

b.	The financial statements for the fiscal year included a “going concern” opinion with an explanatory paragraph from our independent certified public accountant, which is prohibited in accordance with Section 8.1(i);

c.	Borrower did not deliver the compliance certificate in connection with the financial statements for the fiscal year ended December 31, 2015 within the time period required in accordance with Section 8.1;

d.	For historical periods, the Credit Parties did not provide a copy of each of the consolidating and consolidated audited (in the case of Guarantor and its Subsidiaries) or unaudited (in the case of Borrower) balance sheet of each Credit Party as at the end of such year in accordance with Section 8.1(i);

e.	Borrower did not provide a copy of the Annual Operating Budget with respect to the Hillsboro Mine for any prior period(s) in accordance with Section 8.2(iii);

f.	Borrower did not provide, within 30 days following the last day of each calendar quarter occurring during the Operating Period, a reasonably detailed summary of the operations and production of the Hillsboro Mine for such calendar quarter in accordance with Section 8.2(iv);

g.	Borrower did not provide notices of default as required by Section 8.2(vii)(A) & (B);

h.	Borrower did not provide notice related to any litigation affecting Borrower (1) in which the amount involved is $5,000,000 or more and not covered by insurance, (2) which injunctive or similar relief is sought or (3) which relates to any transaction, in accordance with Section 8.2(vii)(D);

i.	Borrower did not provide notice of any casualty, damage or loss to (1) the Equipment or (2) the Hillsboro Mine (other than Equipment) that affects Borrower in excess of $5,000,000 for any one such event or $10,000,000 in the aggregate in any policy period;

j.	Borrower did not deliver Quarterly Updated Projections on the last Business Day of each fiscal quarter in accordance with Section 8.15;

k.	In regards to the Senior Secured Leverage Ratio calculation, during prior reporting periods, Borrower historically included in its unrestricted cash balance the unrestricted cash balances of variable interest entities consolidated by Borrower which are not Subsidiary Guarantors under the Credit Party definition;

Exhibit A

l.	In regards to the Consolidated Net Leverage ratio, for financial statements delivered prior to this period, Borrower did not properly include the 2021 Senior Note indebtedness in the calculation of Consolidated Funded Indebtedness; and

m.	Failure to pay the Administrative Agent the administrative agency fee in accordance with the Fee Letter.

Exhibit A

Exhibit B

Conformed Credit Agreement

[Please see attached.]

Exhibit B

CONFORMED CREDIT AGREEMENT

CREDIT AGREEMENT

among

HILLSBORO ENERGY LLC,

as Borrower,

THE FINANCIAL INSTITUTIONS

now and hereafter party hereto as the Lenders,

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Administrative Agent,

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND,

NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME,

as Hermes Agent

Dated as of May 14, 2010

TABLE OF CONTENTS

Page
SECTION 1.	DEFINITIONS; INTERPRETATION	2
1.1	Definitions	2
1.2	Interpretation	~~25~~32

SECTION 2.	COMMITMENTS; ADVANCES	~~26~~32
2.1	Commitments	~~26~~32
2.2	Reduction of Commitments	~~27~~33
2.3	Making of Advances	~~27~~33
2.4	Deemed Funding of Eligible Interest Loans	~~29~~35
2.5	Use of Term Loans	~~29~~35
2.6	Authorizations by Borrower	~~29~~36
2.7	Evidence of Indebtedness; Register; Term Notes	~~30~~36
2.8	Obligations Several	~~31~~37
2.9	Set-Off	~~31~~37

SECTION 3.	PAYMENTS BY BORROWER	~~31~~37
3.1	Interest	~~31~~37
3.2	Principal	~~32~~38
3.3	Voluntary Prepayments	~~32~~38
3.4	Mandatory Prepayments	~~32~~39
3.5	Making of Payments	~~33~~40
3.6	Increased Costs	~~33~~40
3.7	Fixed Interest Rate Breakage Costs	~~34~~41
3.8	Taxes	~~34~~41
3.9	Illegality	~~36~~43
3.10	Mitigation; Replacement of Lenders	~~36~~43
3.11	Payments Generally	~~37~~44
3.12	Pro Rata Treatment	~~38~~45
3.13	Sharing of Set-off	~~38~~45

SECTION 4.	EQUITY CONTRIBUTIONS	~~38~~46
4.1	Equity Contributions	~~38~~46
4.2	Reimbursement of Pre-Closing Equity Contributions	~~39~~46

SECTION 5.	FEES	~~39~~46
5.1	Commitment Fee	~~39~~46
5.2	Agency Fees	~~39~~47
5.3	Hermes Guarantee Fees	~~39~~47

SECTION 6.	CONDITIONS TO EXECUTION DATE, CLOSING DATE AND ADVANCES	~~40~~47
6.1	Conditions to Execution Date	~~40~~47
6.2	Conditions to Closing Date	~~42~~50
6.3	Conditions to All Advances	~~44~~52

i

SECTION 7.	REPRESENTATIONS AND WARRANTIES	~~45~~53
7.1	Existence; Compliance with Law	~~46~~53
7.2	Power; Authorization; Enforceability	~~46~~54
7.3	No Conflict	~~46~~54
7.4	Financial Information	~~46~~54
7.5	No Material Adverse Effect	~~47~~55
7.6	No Litigation	~~47~~55
7.7	No Default	~~47~~55
7.8	Sole Purpose Nature; No Subsidiaries	~~47~~55
7.9	Accuracy of Information, etc	~~47~~55
7.10	Title to Property	~~47~~55
7.11	Intellectual Property	~~48~~55
7.12	Taxes	~~48~~56
7.13	Federal Regulations	~~48~~56
7.14	ERISA	~~49~~56
7.15	Black Lung Act and Coal Act	~~49~~57
7.16	Investment Company Act	~~49~~57
7.17	Environmental Matters	~~49~~57
7.18	Solvency	~~51~~59
7.19	Sufficiency of Rights	~~51~~59
7.20	Governmental Approvals	~~51~~59
7.21	Insurance	~~51~~59
7.22	Foreign Assets Control Regulations	~~52~~59
7.23	~~Anti-Terrorism~~Anti-Corruption Laws	~~52~~60
7.24	Use of Proceeds	~~52~~60
7.25	Collateral	~~52~~60

SECTION 8.	AFFIRMATIVE COVENANTS	~~52~~60
8.1	Financial Statements	~~52~~60
8.2	Certificates; Other Information; Notices	~~53~~61
8.3	Maintenance of Title and Existence	~~55~~63
8.4	Compliance with Law	~~55~~63
8.5	Payment of Obligations	~~55~~64
8.6	Maintenance of Property; Insurance	~~55~~64
8.7	Inspection of Property; Books and Records; Discussions	~~56~~64
8.8	Environmental Laws; Mining Laws	~~56~~65
8.9	Environmental or Mining Permits	~~57~~66
8.10	Equipment Supply Agreement	~~57~~66
8.11	Further Assurances	~~57~~66
8.12	Separate Existence	~~58~~66
8.13	Tax Treatment	~~58~~67
8.14	Use of Proceeds	~~58~~66
8.15	~~Delivery of Quarterly Updated Projections~~RESERVED	~~58~~ 67
8.16	RESERVED	~~58~~67
8.17	Hermes-Requested Information	~~58~~67
8.18	Security Agreement; Collateral Further Assurances	~~58~~67

SECTION 9.	NEGATIVE COVENANTS	~~59~~68
9.1	Indebtedness	~~59~~68
9.2	Liens	~~59~~68
9.3	Fundamental Changes	~~59~~68
9.4	Disposition of Property	~~60~~68
9.5	Restricted Payments	~~60~~69
9.6	Investments	~~60~~69
9.7	Transactions with Affiliates	~~60~~69
9.8	Lines of Business	~~60~~69
9.9	Fiscal Year, Name, Location and EIN	~~61~~69
9.10	No Subsidiaries or Joint Ventures	~~61~~70
9.11	Modification of Certain Documents	~~61~~70
9.12	ERISA	~~61~~70
9.13	Regulations	~~61~~70
9.14	RESERVED	~~61~~70

SECTION 10.	EVENTS OF DEFAULT	~~61~~70
10.1	Events of Default	~~61~~70
10.2	Remedies	~~64~~73

SECTION 11.	AGENTS	~~65~~74
11.1	Appointment	~~65~~74
11.2	Duties and Responsibilities	~~65~~74
11.3	Exculpatory Provisions	~~65~~75
11.4	Reliance by Agents	~~66~~75
11.5	Indemnification	~~66~~75
11.6	Each Agent in its Individual Capacity	~~67~~76
11.7	Successor Agent	~~67~~76
11.8	Withholding	~~67~~77
11.9	Notice of Default	~~67~~77
11.10	Hermes Export Credit Guarantee Documents	~~68~~77

SECTION 12.	MISCELLANEOUS	~~68~~78
12.1	Notices	~~68~~78
12.2	Borrower’s Obligations Absolute	~~69~~79
12.3	Voting	~~69~~79
12.4	Amendments or Waivers	~~70~~80
12.5	Survival of Agreement	~~72~~82
12.6	Entire Agreement	~~72~~82
12.7	Successors and Assigns	~~72~~82
12.8	Expenses; Indemnification	~~75~~85
12.9	Interest Rate Limitation	~~76~~86
12.10	Reinstatement	~~77~~87
12.11	Confidentiality	~~77~~87
12.12	Communications	~~77~~87
12.13	GOVERNING LAW	~~78~~88

12.14	Submission To Jurisdiction; Waivers	~~78~~88
12.15	WAIVERS OF JURY TRIAL	~~78~~89
12.16	USA PATRIOT Act	~~79~~89
12.17	Information and Reporting	~~79~~89
12.18	Third-Party Beneficiaries	~~79~~89
12.19	Right of Subrogation by Hermes	~~79~~89
12.20	Headings	~~79~~90
12.21	Severability	~~79~~90
12.22	Counterparts	~~80~~90

SCHEDULES

Schedule 2.1	-	Commitment; Proportionate Share
Schedule 2.3.1	-	Disbursement Schedule
Schedule 3.2	-	Amortization Schedule

EXHIBITS

Exhibit A	-	Form of Assignment and Acceptance
Exhibit B	-	Form of Borrower Disbursement Certificate
Exhibit C-1	-	Form of Equipment Supplier Disbursement Certificate (Request for Disbursement to Equipment Supplier)
Exhibit C-2	-	Form of Equipment Supplier Disbursement Certificate (Confirmation of Reimbursement to Equipment Supplier)
Exhibit D	-	Form of Term Note
Exhibit E	-	Form of Certificate of Non-U.S. Lender

This CREDIT AGREEMENT, dated as of May 14, 2010 (this “Agreement”), is among HILLSBORO ENERGY LLC, a Delaware limited liability company (“Borrower”), the LENDERS FROM TIME TO TIME PARTIES HERETO, CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as the administrative agent for the Lenders (in such capacity, together with its successors appointed pursuant to Section 11.7, “Administrative Agent”), and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME, in its capacity as the agent for Hermes (in such capacity, together with its successors appointed pursuant to Section 11.7, “Hermes Agent”).

RECITALS

WHEREAS, Borrower is undertaking the development, design, construction and operation of the “Deer Run” coal mine in Bond and Montgomery Counties, Illinois, including each parcel or tract of real property owned, operated or leased by Borrower in connection therewith or with respect to which Borrower holds mineral rights with respect thereto, including each surface or underground coal mine or related facility owned, operated or leased by Borrower with respect thereto, and any other parcel or tract located in Bond and Montgomery Counties, Illinois on or under which Borrower owns, leases or operates fixed assets, plant or equipment, including coal removal, loading or processing equipment, preparation plants and transportation equipment used in connection therewith and, with respect to each such parcel or tract, all such fixed assets, plant and equipment located at, on, or under such parcel or tract (collectively, the “Deer Run Mine”);

WHEREAS, on March 31, 2010, Borrower and Bucyrus Europe GmbH, a German limited liability company (“Equipment Supplier”), entered into the Longwall Sale and Purchase Agreement (the “Equipment Supply Agreement”) to effect the purchase by Borrower and the sale by Equipment Supplier of one longwall mining unit and related equipment to be used in connection with the construction of the Deer Run Mine (as such equipment is further described in the Equipment Supply Agreement, the “Equipment”);

~~WHEREAS, Borrower has requested the Lenders to establish such a credit facility in an aggregate principal amount up to $88,500,000.00 (as the same may be reduced from time to time pursuant to Section 2.2, the “Facility Amount”) in its favor to finance or reimburse Borrower for its payments in respect of certain designated costs related to the Equipment comprising (a) up to 85% of the Contract Price Eligible Portion, which amount is equal to $77,340,899.39 (the “Contract Price Loan Cap”), (b) up to 100% of $4,096,528.94 (the “Hermes Guarantee Fee Loan Cap”), which constitutes the Hermes Guarantee Fees that are eligible for coverage under the Hermes Export Credit Guarantee Documents, and (c) up to 100% of $7,062,572.67 (the “Eligible Interest Loan Cap”), which constitutes Eligible Interest During Construction that is eligible for coverage under the Hermes Export Credit Guarantee Documents (items (a), (b) and (c) above, collectively, the “Eligible Costs”);~~

WHEREAS, the aggregate contract price of the Equipment Supply Agreement is equal to $90,989,293.41 (the “Contract Price”) and the portion of the Contract Price that is eligible for coverage under the Hermes Export Credit Guarantee Documents is equal to $90,989,293.41 (the “Contract Price Eligible Portion”);

WHEREAS, Borrower has requested the Lenders to establish such a credit facility in an aggregate principal amount up to $~~89,302,530.00~~88,500,000.00 (as the same may be reduced from time to time pursuant to Section 2.2, the “Facility Amount”) in its favor to finance or reimburse Borrower for its payments in respect of certain designated costs related to the Equipment comprising (a) up to 85% of the Contract Price Eligible Portion, which amount is equal to $77,340,899.39 (the “Contract Price Loan Cap”), (b) up to 100% of $~~4,465,126.61~~4,096,528.94 (the “Hermes Guarantee Fee Loan Cap”), which constitutes the Hermes Guarantee Fees that are eligible for coverage under the Hermes Export Credit Guarantee Documents, and (c) up to 100% of $~~7,496,504.00~~7,062,572.67 (the “Eligible Interest Loan Cap”), which constitutes Eligible Interest During Construction that is eligible for coverage under the Hermes Export Credit Guarantee Documents (items (a), (b) and (c) above, collectively, the “Eligible Costs”);

WHEREAS, the Federal Republic of Germany represented by, as the case may be, Euler Hermes Kreditversicherungs-AG, Hamburg, Federal Republic of Germany, or PricewaterhouseCoopers Aktiengesellschaft Wirtschaftsprüfungsgesellschaft (“Hermes”) is providing the Hermes Export Credit Guarantee Documents in connection with the credit facility provided hereunder; and

WHEREAS, Foresight Energy, LLC (“Guarantor”), the direct owner of 100% of the Capital Stock of Borrower as of the Fourth Amendment Effective Date, has agreed to guarantee the payment and performance of the Obligations of Borrower.

NOW, THEREFORE, in consideration of the foregoing, the agreements contained herein and other good and valid consideration, the receipt and adequacy of which are hereby expressly acknowledged, the parties hereto agree as follows:

AGREEMENT

SECTION 1. DEFINITIONS; INTERPRETATION

1.1 Definitions. The following terms shall have the following meanings:

“Acceptable Replacement Guarantor” means, in connection with any Permitted Transfer to an Acceptable Transferee, such Acceptable Transferee or an Affiliate of such Acceptable Transferee, which Acceptable Transferee or such Affiliate is acceptable to the Super-Majority Lenders and Hermes Agent (acting at the instruction of Hermes).

“Acceptable Replacement Guaranty” means guaranty of an Acceptable Replacement Guarantor, which guaranty is in form and substance reasonably satisfactory to Administrative Agent.

“Acceptable Transferee” means, as of the date of the consummation of any Permitted Transfer, a Person (including any predecessor-in-interest) that (a) during each of the three years immediately prior to such date, has produced not less than 6,000,000 tons of coal (whether directly or through one or more of its wholly-owned Subsidiaries and including any such coal produced at a mine owned by such Person or such Person’s wholly-owned Subsidiary by a contract miner hired by such Person or such Person’s wholly-owned Subsidiary), (b) during the five years immediately prior to such date, has not been the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Person, (c) has not been permanently, or is not as of such date temporarily, precluded by any Governmental Authority from holding any Environmental or Mining Permits necessary for the development, construction, ownership, operation or maintenance of the Deer Run Mine and (d) has a minimum tangible net worth of $200,000,000 (on a consolidated basis with its Subsidiaries).

“Administrative Agent” is defined in the introductory paragraph of this Agreement.

“Advance” means an advance or borrowing of a Term Loan pursuant to this Agreement.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. When used with respect to Borrower, “Affiliate” shall include each Credit Party (other than Borrower) and any Affiliate thereof (other than Borrower).

“Agent” means Administrative Agent, Hermes Agent or, from and after the effectiveness of its appointment under the Security Agreement, Collateral Agent, or all of them, as the case may be.

“Agreement” is defined in the introductory paragraph of this Agreement.

“Amendment Agreement” means the Amendment Agreement, dated as of the Seventh Amendment Effective Date among Guarantor, Foresight Energy LP, the guarantors party thereto, Citibank, N.A., as Administrative Agent, and the lenders party thereto.

“Annual Operating Budget” means an operating plan and budget for a fiscal year (or any portion thereof) occurring during the Operating Period with respect to the operation and maintenance of the Deer Run Mine, detailed by month, of anticipated revenues and expenditures, such budget to include Debt Service, repair and operation expenses under the relevant operation and maintenance contracts with respect to the Deer Run Mine (including reasonable allowance for contingencies), reimbursable management expenses and fees, reserves and all projected operation and maintenance costs (including reasonable allowance for contingencies) for the Deer Run Mine for the period, to the conclusion of the subsequent full fiscal year thereafter, the form of which shall be reasonably acceptable to Administrative Agent.

“Anti-Corruption Laws” means any applicable laws, rules, or regulations relating to bribery or corruption, including (a) the United States Foreign Corrupt Practices Act of 1977, (b) the United Kingdom Bribery Act of 2010 and (c) any other similar law, rule or regulation in any applicable jurisdiction currently in force or hereafter enacted.

“~~Anti-Terrorism~~Anti-Money Laundering Laws” means ~~(a) the anti-money laundering provisions of~~any laws or regulations relating to money laundering or terrorist financing, including (a) the Bank Secrecy Act of 1970; (b) the USA PATRIOT ACT~~, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, and (c) Executive Order No. 13,224 Fed Reg 49,079 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism).~~; (c) the Laundering of Monetary Instruments Act (18 U.S.C. §1956); (d) the Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity Act (18 U.S.C. §1957); (e) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations of 1970 (31 U.S.C. §5311 et seq.); and (f) any similar laws or regulations in any applicable jurisdiction currently in force or hereafter enacted.

“Applicable Law” means, as to any Person, any law, rule, regulation, ordinance, order, code, treaty, judgment, decree, directive, guideline, policy or similar form of decision of any Governmental Authority binding on such Person.

“Applicable Spread” means 2.125% per annum.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender; provided that an Affiliate of Borrower shall be deemed to not be an Approved Fund.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by Administrative Agent and Borrower (if required by such assignment and acceptance), in the form of Exhibit A or such other form as shall be approved by Administrative Agent and Borrower (provided that such approval of such form by Borrower shall be required only during such periods as no Event of Default has occurred and is continuing).

“Availability Period” means the period from the Closing Date through and including the Commitment Expiration Date.

“A&R Foresight Energy Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of August 30, 2016, by and among Guarantor, as borrower, Citibank, N.A., as administrative agent, collateral agent and swing line lender, and the lenders and issuers party thereto, as in effect on the Seventh Amendment Effective Date.

“A&R Foresight Energy Secured Facility” means Indebtedness incurred or to be incurred by Guarantor pursuant to the A&R Foresight Energy Credit Agreement, and any full or partial refinancings, replacements, extensions, modifications, renewals or amendments thereof that do not increase the aggregate principal amount thereof as of the Seventh Amendment Effective Date (including the amount of revolving commitments thereunder); provided that (a) the full amount of the obligations of Guarantor thereunder shall be at all times jointly and severally guaranteed by each of Borrower, Sugar Camp Energy, LLC, Macoupin Energy LLC and Williamson Energy, LLC, together with pledges of each of their respective assets (excluding the Equipment, the Equipment Supply Agreements and certain related assets specified or to be specified in the Security Agreement and certain similar assets of Sugar Camp Energy, LLC), and (b) each of such entity’s respective obligations under such guaranties shall be subject to the limitation that the amount thereof will not exceed an amount necessary so as to avoid rendering such entity insolvent.

“Base Case Projections” is defined in Section 6.1.11.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Black Lung Act” means the Black Lung Benefits Act of 1972, 30 U.S.C. §§ 901, et seq., the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§ 801, et seq., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), and the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, Title 11, 95 Stat. 1643, in each case as amended, if applicable.

“Black Lung Liabilities” means any liability or benefit obligations related to black lung claims and benefits under the Black Lung Act, and liabilities and benefits related to pneumoconiosis, silicosis or other lung disease arising under any federal, state or local law, including any Mining Law.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” is defined in the introductory paragraph of this Agreement.

“Borrower Closing Date Certificate” means a certificate, to be dated the Closing Date, executed and delivered by a Responsible Officer of Borrower for the benefit of the Lender Parties and in form and substance reasonably satisfactory to Administrative Agent.

“Borrower Disbursement Certificate” means a notice of advance substantially in the form of Exhibit B.

“Borrower Execution Date Certificate” means a certificate, to be dated the Execution Date, executed and delivered by a Responsible Officer of Borrower for the benefit of the Lender Parties and certifying as to certain matters requested by the Lender Parties.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Frankfurt, Germany, New York City or London, England are authorized or required by law to remain closed; provided that, when used in connection with the determination or application of the Overnight LIBO Rate, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in the applicable currency in the London interbank market; provided further that, solely for purposes of the use of “Business Days” in Section 10.1.1, “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Capital Expenditures” of Borrower means, with respect to any period, the expenditures made by Borrower to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements) during such period, which are required to be capitalized under GAAP on the balance sheet of Borrower.

“Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP. For the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent membership interests or other ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Flow Available for Debt Service” means, for any period, Mine Revenues for such period minus all amounts paid or payable in connection with the operation and maintenance of the Deer Run Mine by Borrower during such period (excluding Debt Service).

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, ~~treaty or regulation by any Governmental Authority after the Execution Date~~regulation or treaty, (b) any change in any law, rule, ~~treaty or~~ regulation or ~~in the~~ treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority ~~after the Execution Date or (c) compliance by any Lender (or, for purposes of Section 3.6.2, by any lending office of such Lender or by such Lender’s holding company, if any) with any written~~or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law ~~but if not having the force of law, then being one with which the relevant party would customarily comply) of~~) by any Governmental Authority ~~made or issued after the Execution Date.~~; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

~~“Change of Control”means the consummation of any transaction or series of transactions as a result of which (a) Guarantor shall cease to directly or indirectly own and Control, beneficially and of record, more than 50% of the economic interests in Borrower (on a fully diluted basis) and more than 50% of the voting interests in Borrower (whether by committee, contract or otherwise) or (b) Cline Group shall cease to directly or indirectly own and Control, beneficially and of record, more than 50% of the economic interests in Guarantor (on a fully diluted basis) and more than 50% of the voting interests in Guarantor (whether by committee, contract or otherwise); provided however that a Change of Control shall be deemed not to have occurred in the following circumstances:~~

~~(i) in the event of an initial public offering by Guarantor or a Subsidiary of Guarantor that, directly or indirectly, owns all or a portion of the economic interests in and/or voting interests in Borrower, so long as (A) the Cline Group, directly or indirectly, owns and Controls, beneficially and of record, more than (1) in each case other than the case described in clause (2) below, 30% of the economic interests in Borrower (on a fully diluted basis) and 30% of the voting interests in Borrower (whether by committee, contract or otherwise) or (2) in the case that, in connection with such initial public offering, a master limited partnership is formed and holds all of the economic interests in Borrower and the voting interests in Borrower (whether by committee, contract or otherwise), the Cline Group, directly or indirectly, owns and Controls, beneficially or of record, more than 50% of the economic interests in the general partner of such master limited partnership (on a fully diluted basis) and more than 50% of the voting interests in such general partner (whether by committee, contract or otherwise), (B) no Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) shall have acquired economic interests in Borrower (on a fully diluted basis) and the voting interests in Borrower (whether by committee, contract or otherwise) in excess of those interests owned and controlled by the Cline Group at such time and (C) the Foresight Guaranty shall remain in full force and effect or shall have been replaced by an Acceptable Replacement Guaranty (which, upon execution and delivery thereof and thereafter, shall be deemed to constitute a Credit Document); or (ii) in the event of a Permitted Transfer.~~

“Change of Control” means

(a) the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Equity Interest of the Restricted Subsidiaries) of Borrower or the Guarantor and its Restricted Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than one or more Permitted Holders;

(b) the adoption of a plan relating to the liquidation or dissolution of Borrower or Guarantor, or the removal of the General Partner by the limited partners of the MLP;

(c) the consummation of any transaction (including, without limitation, any merger or consolidation), in one or a series of related transactions, the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), excluding the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of more than 35% of the Voting Stock of the General Partner, measured by voting power rather than number of shares, units or the like; or

(d) the MLP (or one or more Permitted Holders) shall cease to own, collectively, directly or indirectly, 100% of the Voting Stock of Guarantor.

Notwithstanding the preceding, a conversion of Guarantor or any of its Restricted Subsidiaries or Borrower from a limited partnership, corporation, limited liability company or other form of entity to a limited liability company, corporation, limited partnership or other form of entity, an exchange of all of the outstanding Equity Interests in one form of entity for Equity Interests in another form of entity or a transaction in which Borrower becomes a Subsidiary of another Person shall not constitute a Change of Control, so long as following such conversion or exchange either (a) the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Equity Interests of Borrower or Guarantor immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, or (b) no “person,” other than a Permitted Holder, Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable. In addition, notwithstanding the preceding, a Change of Control shall not occur (i) as a result of any transaction in which more than 50% of the Voting Stock of Guarantor (measured by voting power rather than number of shares, units or the like) remains controlled by a Subsidiary of Foresight Reserves L.P. but one or more intermediate holding companies between Guarantor and Foresight Reserves L.P. are added, liquidated, merged or consolidated out of existence or (ii) as a result of any transaction in which Guarantor remains a wholly owned Subsidiary of the MLP but one or more intermediate holding companies between Guarantor and the MLP are added, liquidated, merged or consolidated out of existence; provided that following any of the transactions described in the foregoing clause (i) or (ii), of this paragraph, either (1) the “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) who Beneficially Owned the Equity Interests of Guarantor immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity or its general partner, as applicable, or (b) no “person,” other than a Permitted Holder, Beneficially Owns more than 50% of the Voting Stock of such entity or its general partner, as applicable. Notwithstanding the foregoing, in no event shall the exercise of the Murray Option (as defined in the A&R Foresight Energy Credit Agreement), the exercise of the Murray Purchase (as defined in the A&R Foresight Energy Credit Agreement) or the conversion or exchange of the Exchangeable Notes (as defined in the A&R Foresight Energy Credit Agreement) into or for Equity Interests of the MLP constitute a Change of Control.

“Charges” is defined in Section 12.9.

“Cline Group” means Christopher Cline and his estate and trusts created for the benefit of members of his immediate family, Cline Resource and Development Company and Charterwood Holdings LLC.

“Closing Date” means the date on which the conditions precedent set forth in Section 6.2 are satisfied or waived in accordance with Section 12.4.

“Coal Act” means the Federal Coal Mine Health and Safety Act of 1969, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral Agent” means the Person to be appointed “Collateral Agent” by Administrative Agent pursuant to the Security Agreement when executed.

“Commercial Operation Date” means the earlier of (a) the date on which the Production Threshold shall have been achieved, as certified by a Responsible Officer of Borrower and the Independent Engineer, in each case, in form and substance reasonably satisfactory to Administrative Agent and (b) June 15, 2012.

“Commitment” means, with respect to each Lender, the obligation of such Lender to make Term Loans to Borrower, in an aggregate amount not to exceed the amount set forth opposite the name of such Lender on Schedule 2.1 (as the same may be reduced from time to time pursuant to Section 2.2 or 12.7), up to an aggregate principal amount for all Lenders equal to the Facility Amount.

“Commitment Expiration Date” means the earliest of (a) the first date on which the aggregate amount of the Term Loans disbursed hereunder equals the amount of the Facility Amount, (b) the Final Disbursement Date and (c) the date of termination in whole of the Commitments of each Lender in accordance with Section 10.2.

“Construction Budget” means a construction plan and budget for the Construction Period with respect to the construction of the Deer Run Mine, detailed by month, of anticipated revenues (to the extent generated) and expenditures, such budget to include Debt Service, Capital Expenditures and other construction expenses with respect to the Deer Run Mine (including reasonable allowance for contingencies), reserves and all projected Capital Expenditures and other construction expenses (including reasonable allowance for contingencies) for the Deer Run Mine for the Construction Period.

“Construction Period” means the period commencing on the Closing Date and ending on the day immediately preceding the Commercial Operation Date.

“Contract Price” is defined in the Recitals.

“Contract Price Eligible Portion” is defined in the Recitals.

“Contract Price Loan” is defined in Section 2.1(iii).

“Contract Price Loan Cap” is defined in the Recitals.

“Contractual Obligation” means, with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Documents” means this Agreement, the Foresight Guaranty, the Fixed Interest Rate Agreement, the Hermes Export Credit Guarantee Documents, the Equity Contribution Agreement, the Security Agreement, the Fee Letter, the Term Notes, any Acceptable Replacement Guaranty, any guaranty executed pursuant to Section 9.10, each Borrower Disbursement Certificate and any other agreement or letter agreement or similar document, entered into by a Lender Party, on the one hand, and a Credit Party, on the other hand, in connection with the transactions expressly contemplated by this Agreement, and all amendments thereto.

“Credit Parties” means Borrower and Guarantor.

“Debt Service” means, for any period, the sum of all scheduled interest, scheduled principal, fees and other amounts payable during such period in respect of all Indebtedness of Borrower outstanding during such period (including all commissions, discounts and other fees and charges owed by Borrower with respect to letters of credit and net costs under Interest Rate Hedging Agreements to the extent such net costs are allocable to such period in accordance with GAAP); provided that, for certainty, the term “Debt Service” shall not be construed to include any of the amounts described above to the extent arising under Indebtedness of Borrower incurred pursuant to and in accordance with Section 9.1(b).

“Debt to Equity Ratio” means, as of any date, the ratio of (a) the aggregate amount of outstanding Contract Price Loans as of such date to (b) the aggregate Equity Contributions as of such date applied by Borrower to payment of a portion of the Contract Price Eligible Portion.

“Deer Run Mine” is defined in the Recitals.

“Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed or refused (and not retracted and fully cured) to make available its portion of any Advance, (b) a Lender having notified in writing Borrower and/or Administrative Agent that it does not intend to comply with its obligations to make available its portion of any Advance or (c) is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender, or is the subject of a Bail-In Action (as defined in the A&R Foresight Energy Credit Agreement).

“Designated Disbursement Date” means any date designated as a “Disbursement Date” in the Disbursement Schedule; provided that if any such “Disbursement Date” is a day that is not a Business Day, then such “Disbursement Date” shall be the immediately preceding Business Day.

“Disbursement Date” means (a) with respect to Hermes Guarantee Fee Loans and Eligible Interest Loans, the date that is no earlier than two Business Days prior to the day on which the proceeds of such Term Loans are applied in accordance with Sections 2.5(i) and (ii), respectively, and (b) with respect to Contract Price Loans, (i) any Designated Disbursement Date and (ii) any other date on which the Lenders, Hermes Agent (acting at the instruction of Hermes) and Administrative Agent agree that Contract Price Loans may be disbursed hereunder in accordance with Section 2.3.1(B).

“Disbursement Schedule” means the Disbursement Schedule attached as Schedule 2.3.1.

“Discharge Date” means the date on which all principal and interest on the Term Loans, fees and all other expenses or amounts payable under any Credit Document shall have been paid in full in cash (other than amounts not yet owing under those provisions which shall survive termination pursuant to Section 12.5) and the Commitments have been terminated.

“Dollars” or “$” means lawful money of the United States of America.

“Eligible Assignee” means (a) any Lender, (b) any Affiliate of any Lender, (c) any Approved Fund and (d) Hermes.

“Eligible Costs” is defined in the Recitals.

“Eligible Interest During Construction” means interest on (a) each Hermes Guarantee Fee Loan, (b) each Eligible Interest Loan and (c) each Contract Price Loan, in each case, accruing during the Construction Period.

“Eligible Interest Loan” is defined in Section 2.1(ii).

“Eligible Interest Loan Cap” is defined in the Recitals.

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata or sediment, natural resources such as flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Consultant” means Weir International, Inc. Mining, Geology and Energy Consultants or such other entity selected by the Lenders.

“Environmental or Mining Claim” means any notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise) by any Governmental Authority or any other Person arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (b) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment; (d) in connection with the Reclamation, or alleged need for Reclamation, of any future, current or former mines; (e) in connection with any Mining Accident; or (f) in connection with any Black Lung Liability. “Environmental or Mining Claims” also includes any such material claims alleging liability for investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties, criminal sanctions or other costs related to any item in the preceding sentence.

“Environmental Law” means all federal, state or local laws, including common law, ordinances, regulations, rules, codes, orders, judgments, decrees or other requirements or rules of law that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the Environment, natural resources or human health (to the extent relating to exposure to Hazardous Materials), or natural resource damages; and (b) the use, generation, handling, treatment, storage, disposal, Release, transportation or regulation of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., the Endangered Species Act, 16 U.S.C. §§ 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. §§ 11001 et seq. and the Occupational Safety and Health Act (to the extent relating to exposure to Hazardous Materials), 29 U.S.C. §§ 651 et seq., each as amended, and their state or local counterparts or equivalents. The term “Environmental Laws” also includes all Mining Laws.

“Environmental or Mining Permit” means any Governmental Approval required for coal mining, Reclamation or otherwise required under Environmental Law or Mining Law.

“Environmental Report” means, collectively, (a) the Environmental Assessment of Hillsboro Energy, LLC Report, dated October 14, 2009 (Deer Run No. 1 Mine), and (b) the Environmental Audit and Phase I Environmental Site Assessment, Colt, LLC Deer Run Mine Property Report, dated September 1, 2009, in each case, prepared by the Environmental Consultant and, in each case, including all exhibits, appendices and other attachments thereto.

“Equipment” is defined in the Recitals.

“Equipment Permitted Liens” means:

(a) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP in any case, only to the extent incurred by operation of law (and not by contract);

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings; provided that (i) such proceedings shall not involve any material risk of sale, forfeiture or loss of all or any portion of the Equipment (or title thereof or any interest thereon), do not interfere with the use or operation of the Equipment, (ii) adequate reserves with respect thereto are maintained in the books of Borrower in conformity with GAAP and (iii) this paragraph (b) shall expressly exclude any mechanics’, contractors’ or other Lien of the contract miner of the Deer Run Mine on the Equipment (and the contract mining agreement with respect to the Deer Run Mine shall expressly provide for a waiver of the attachment of such a Lien to the Equipment by such operator) in any case, only to the extent incurred by operation of law (and not by contract);

(c) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 10.1.10 in any case, only to the extent incurred by operation of law (and not by contract); and

(d) from and after the execution and delivery of the Security Agreement in accordance herewith, the security interest in the collateral described therein (including the Equipment, the Equipment Supply Agreement and, in each case, proceeds thereof) granted to Collateral Agent (for the benefit of the Lender Parties) pursuant to the Security Agreement.

“Equipment Supplier” is defined in the Recitals.

“Equipment Supplier Disbursement Certificate” means a certificate delivered by Equipment Supplier substantially in the form of Exhibit C-1 (with respect to any request for disbursement to Equipment Supplier) or Exhibit C-2 (with respect to any confirmation of reimbursement to Borrower), as the case may be.

“Equipment Supplier Closing Date Certificate” means a certificate, to be dated the Closing Date, executed and delivered by a Responsible Officer of Equipment Supplier for the benefit of the Lender Parties and certifying as to certain matters requested by the Lender Parties.

“Equipment Supplier Undertaking to Hermes” means an undertaking (Verpflichtungserklärung), to be dated as of the Closing Date, delivered by Equipment Supplier to Hermes, pursuant to which Equipment Supplier indemnifies Hermes for certain risks and liabilities.

“Equipment Supplier Undertaking to Lenders” means an undertaking, to be dated as of the Closing Date, delivered by Equipment Supplier to the Lenders, pursuant to which Equipment Supplier indemnifies Lenders for certain risks and liabilities.

“Equipment Supply Agreement” is defined in the Recitals.

“Equity Contribution Agreement” means the Equity Contribution Agreement, dated as of the Fourth Amendment Effective Date, by and among Guarantor, Borrower and Administrative Agent, substantially in the form attached to the Fourth Amendment.

“Equity Contributions” means, collectively, the Pre-Closing Equity Contributions and ~~thePost-Closing~~the Post-Closing Equity Contributions.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination but excluding debt securities convertible or exchangeable into such equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, the regulations promulgated thereunder and any successor statute.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) the occurrence of any “reportable event” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan; (b) any failure by any Plan to satisfy the applicable minimum funding standards under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan, or the provision by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such Plan in a distress termination under Section 4041(c) of ERISA; (f) the receipt by Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by Borrower or any ERISA Affiliates of any liability with respect to the complete withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability, the reorganization or insolvency of a Multiemployer Plan pursuant to Section 4241 or 4245 of ERISA, the intent to terminate or termination of a Multiemployer Plan pursuant to Section 4041A or 4042 of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, in critical or endangered status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to Borrower; (j) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303(k) of ERISA or a violation of Section 436 of the Code with respect to any Plan; or (k) any other event or condition with respect to a Plan with respect to which Borrower is likely to incur liability, whether absolute or contingent, other than in the ordinary course.

“Event of Default” means any of the events or conditions specified in Section 10.1, provided that any requirement for the giving of notice, the lapse of time or both has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchangeable Notes” means the senior secured second lien exchangeable PIK notes due 2017 of the Guarantor and Foresight Finance issued pursuant to the Exchangeable Notes Indenture.

“Exchangeable Notes Indenture” means the Indenture, dated on or about August 30, 2016, among the Guarantor, Foresight Finance, the subsidiaries of the Guarantor party thereto and Wilmington Trust, N.A., as trustee.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America (or any subdivision thereof or therein) or by the jurisdiction under the laws of which such Lender Party recipient is organized or in which its principal office (or other fixed place of business) is located or, in the case of any Lender, in which its applicable lending office is located or any subdivision thereof or therein, (b) any branch profits tax that is imposed by any jurisdiction described in clause (a) above, (c) any withholding tax imposed by the United States that is in effect and would apply to amounts payable hereunder to it at the time it becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 3.8.1, (d) any withholding taxes attributable to such Lender Party’s or such other recipient’s failure (other than as a result of a Change in Law) to comply with Section 3.8.4 or 3.8.5 and (e) income or franchise taxes imposed on (or measured by) its net income as a result of a present or former connection between such Lender Party and the jurisdiction of the Governmental Authority imposing such tax (other than any such connection arising solely from such Lender Party’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Credit Document).

“Execution Date” means the date on which the conditions precedent set forth in Section 6.1 are satisfied or waived in accordance with Section 12.4, which date is May 14, 2010.

“Facility Amount” is defined in the Recitals.

“Fee Letter” means the letter agreement, dated as of the Execution Date, among Administrative Agent, Hermes Agent, Borrower and Foresight Reserves.

“Final Disbursement Date” means the later of (a) September 30, 2012 and (b) any date agreed by the Lenders, Hermes Agent (acting at the instruction of Hermes) and Administrative Agent.

“Finance Document” means the Credit Documents and the Equipment Supplier Undertaking to Lenders.

“Financial Covenant Compliance Certificate” means a certificate of a Responsible Officer of Borrower or Guarantor, as applicable, certifying that, as of the applicable date, Borrower or Guarantor, as applicable, would be (on a pro forma basis) in compliance with the financial covenants set forth in Section 9.14 of this Agreement or Section 4.5 of the Foresight Guaranty for the Semi-Annual Periods required under Section 9.1(a) or (b), as applicable, which certificate shall include reasonably detailed calculations with respect to the determination of the ratios described in Section 9.14 of this Agreement or Section 4.5 of the Foresight Guaranty, as applicable.

“Financial Officer” of any Person means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of such Person (or, in the case of a partnership, of any general partner of such Person).

“First Principal Payment Date” means the first Semi-Annual Date occurring after the Commercial Operation Date.

“Fixed Interest Rate” means a rate per annum to be specified in the Fixed Interest Rate Agreement.

“Fixed Interest Rate Agreement” means the Fixed Interest Rate Agreement, to be dated as of the Closing Date, between Borrower and Administrative Agent (on behalf of the Lenders) and acknowledged by Hermes Agent.

“Fixed Interest Rate Breakage Costs” means the amount that a Lender reasonably determines in good faith to be the total losses and costs incurred by such Lender in terminating (whether in whole or in part), liquidating, discharging, obtaining and/or re-establishing any Lender Hedging Arrangements or related trading positions, including (without duplication) any loss of bargain, cost of funding and reasonable legal charges and expenses (including in connection with the enforcement of such Lender’s rights under any Lender Hedging Arrangement or related trading position). For certainty, a Lender shall have the right (but not the obligation) to determine its Fixed Interest Rate Breakage Costs by reference to quotations of relevant rates or prices from one or more leading dealers in the relevant market.

“Foresight Finance” means Foresight Energy Finance Corporation, a Delaware corporation.

~~“Foresight Energy Bonds” means Indebtedness anticipated to be incurred on or around August 23, 2013 by Foresight Energy, LLC in an aggregate principal amount not exceeding $600,000,000 under an unsecured bond issuance with Morgan Stanley, Citi, Barclays, JPMorgan, Goldman Sachs, Deutsche Bank and UBS Investment Bank acting as Joint Book- Running Managers, and any full or partial refinancings or add-on offerings thereof; provided that (a) the full amount of the obligations of Foresight Energy LLC thereunder shall be at all times jointly and severally guaranteed by each of Borrower, Sugar Camp Energy, LLC, Macoupin Energy LLC and Williamson Energy, LLC and (b) each of such entity’s respective obligations under such guaranties shall be subject to the limitation that the amount thereof will not exceed an amount necessary so as to avoid rendering such entity insolvent.~~

~~“Foresight Energy Secured Facility” means Indebtedness incurred or to be incurred by Foresight Energy LLC on or around August 23, 2013 in an aggregate principal amount not exceeding $950,000,000 under secured term and revolving credit facilities with Citibank, N.A., as administrative agent, and any full or partial refinancings, replacements, extensions, increases, modifications, renewals or amendments thereof in an aggregate principal amount not to exceed $1,250,000,000; provided that (a) the full amount of the obligations of Foresight Energy LLC thereunder shall be at all times jointly and severally guaranteed by each of Borrower, Sugar Camp Energy, LLC, Macoupin Energy LLC and Williamson Energy, LLC, together with pledges of each of their respective assets (excluding the Equipment, the Equipment Supply Agreements and certain related assets specified or to be specified in the Security Agreement and certain similar assets of Sugar Camp Energy, LLC), and (b) each of such entity’s respective obligations under such guaranties shall be subject to the limitation that the amount thereof will not exceed an amount necessary so as to avoid rendering such entity insolvent.~~

“Foresight Guaranty” means the Guaranty, dated as of the Fourth Amendment Effective Date, by Guarantor in favor of Administrative Agent and Hermes Agent, substantially in the form attached to the Fourth Amendment.

“Foresight Reserves” means Foresight Reserves, LP.

“Fourth Amendment” means the Fourth Amendment to Credit Agreement, dated as of the Fourth Amendment Effective Date, by and among Borrower, the Lenders from time to time parties thereto, Administrative Agent and Hermes Agent.

“Fourth Amendment Effective Date” means May 27, 2011.

“Funds Flow Memorandum” means the memorandum, to be dated on or prior to the Closing Date, delivered by Borrower to the Lender Parties with respect to the disbursement of funds on the Closing Date.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

“General Partner” means Foresight Energy GP, LLC, a Delaware limited liability company, and any of its successors or assigns that is the general partner of the MLP from time to time.

“General Permitted Liens” means:

(a) Liens for Taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Borrower in conformity with GAAP in any case, only to the extent incurred by operation of law (and not by contract);

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens on any Property other than the Equipment arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings in any case, only to the extent incurred by operation of law (and not by contract);

(c) easements, rights-of-way, restrictions, covenants, conditions, building code laws, zoning restrictions, other land use laws, development, site plan or similar agreements and other similar encumbrances on Property other than the Equipment incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of Borrower in any case, only to the extent incurred by operation of law (and not by contract);

(d) Liens on Property other than the Equipment the Equipment Supply Agreement and, in each case, proceeds thereof securing Indebtedness of Borrower incurred in the ordinary course of Borrower’s business to finance development and construction costs with respect to the Deer Run Mine, including to finance the acquisition of fixed or capital assets, in any such case, other than the Equipment;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 10.1.9 in any case, only to the extent incurred by operation of law (and not by contract);

(f) without duplication of any of the foregoing clauses, Liens on Property of Borrower (other than the collateral described or to be described in the Security Agreement (including the Equipment, the Equipment Supply Agreement and, in each case, proceeds thereof)) securing the ~~Foresigt~~Foresight Energy Secured Facility; and

(g) from and after the execution and delivery of the Security Agreement in accordance herewith, the security interest in the collateral described or to be described therein (including the Equipment, the Equipment Supply Agreement and, in each case, proceeds thereof) granted to Collateral Agent (for the benefit of the Lender Parties) pursuant to the Security Agreement.

“Governmental Approval” means any franchise, license, lease, permit, approval, notification, certification, registration, authorization, exemption, qualification, easement, right of way, Lien and other right, privilege and approval required to be obtained from, or otherwise issued by, a Governmental Authority under any Applicable Law.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantor” is defined in the Recitals.

“Hazardous Materials” means (a) any chemical, material or substance, which may or could pose a hazard to the health and safety of any Persons or to the indoor or outdoor environment, (b) any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, (c) polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, or asbestos containing materials in any form or condition, (d) radon or any other radioactive materials including any source, special nuclear or by-product material, (e) any coal ash, coal combustion by-products or waste, boiler slag, scrubber residue or flue desulphurization material and (f) any other pollutants, contaminants, chemicals, wastes or any other substances or forces of any kind, whether or not any such substance or force is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of, or exposure to, any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreement” means any Interest Rate Hedging Agreement or any other agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including any phantom stock or similar plan).

“Hermes” is defined in the Recitals.

“Hermes Agent” is defined in the introductory paragraph of this Agreement.

“Hermes Export Credit Guarantee Documents” means, as the case may be, (a) the Hermes Export Credit Guarantee Statement, the Hermes Export Credit Guarantee Final Acceptance and the Hermes Export Credit Guarantee Final Order, or (b) to the extent one of the documents listed in clause (a) above is not in effect or has been expressly superseded in its entirety by another of the foregoing documents, only those of such documents that are in effect and have not been so superseded in their entirety.

“Hermes Export Credit Guarantee Final Acceptance” means the written final acceptance by Hermes on or prior to the Closing Date of its agreement to deliver the Hermes Export Credit Guarantee Final Order, in form and substance satisfactory to Administrative Agent, Hermes Agent and the Lenders.

“Hermes Export Credit Guarantee Final Order” means the written final policy issued by Hermes after the Closing Date with respect to the guarantee by Hermes described in the Hermes Export Credit Guarantee Statement, in form and substance satisfactory to Administrative Agent, Hermes Agent and the Lenders.

“Hermes Export Credit Guarantee Statement” means the Export Credit Guarantee Statement issued by Hermes prior to the Execution Date in favor of the Lenders, in form and substance satisfactory to Administrative Agent, Hermes Agent and the Lenders.

“Hermes Final Invoice” means the final invoice provided by Hermes to Hermes Agent on or after the occurrence of the Commercial Operation Date (after the schedule of principal amortization has been determined).

“Hermes Guarantee Fee Loan” is defined in Section 2.1(i).

“Hermes Guarantee Fee Loan Cap” is defined in the Recitals.

“Hermes Guarantee Fee Refund” means the positive difference, if any, between (a) the Hermes Guarantee Fee Loan Cap and (b) the sum of (i) the amount of the Hermes Guarantee Fees paid or payable by Hermes Agent in accordance with the Hermes Preliminary Invoice and (ii) the amount (if any) of any final invoice of the Hermes Guarantee Fees paid or payable by Hermes Agent in accordance with ~~the Hermes Final Invoice~~such final invoice.

“Hermes Guarantee Fee Shortfall” means the positive difference, if any, between (a) the sum of (i) the amount of the Hermes Guarantee Fees paid or payable by Hermes Agent in accordance with the Hermes Preliminary Invoice and (ii) the amount (if any) of the Hermes Guarantee Fees paid or payable by Hermes Agent in accordance with the Hermes Final Invoice and (b) the Hermes Guarantee Fee Loan Cap.

“Hermes Guarantee Fees” means the guarantee fees, premiums and surcharges payable to Hermes in accordance with the respective invoice issued by Hermes in connection with the Hermes Export Credit Guarantee Documents.

“Hermes Preliminary Invoice” means the preliminary invoice provided by Hermes to Hermes Agent substantially concurrently with the issuance by Hermes of the Hermes Export Credit Guarantee Final Order.

“Hillsboro Business Interruption Insurance Proceeds” means proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings with respect to or otherwise connected to the Deer Run Mine.

“Hillsboro Mining Event” means the March 26, 2015 combustion event at the Deer Run Mine, the cessation of mining activities at the Deer Run Mine as a result thereof, and the temporary or permanent closure of the Deer Run Mine necessary to comply with any law, rule, regulation, order, or other similar directive from a regulatory authority as a result thereof.

“Historical Debt Service Coverage Ratio” means, at any date of determination, for the period of 12 months immediately preceding such date, the ratio of (a) Cash Flow Available for Debt Service for such period to (b) Debt Service for such period; provided that, for the Semi-Annual Periods prior to the first anniversary of the Commercial Operation Date, such Cash Flow Available for Debt Service and Debt Service shall be annualized for each such Semi-Annual Period rather than calculated for the two consecutive Semi-Annual Periods most recently ended.

“Historical Leverage Ratio” means, at any date of determination, the ratio of (a) outstanding Indebtedness for borrowed money of Borrower on such date (provided that, for certainty, except for purposes of determining whether or not any Indebtedness would be permitted to be incurred under Section 9.1(a), the term “outstanding Indebtedness for borrowed money of Borrower” in this clause (a) shall not be construed to include any Indebtedness incurred pursuant to and in accordance with Section 9.1(b)), to (b) Cash Flow Available for Debt Service for the immediately preceding two Semi-Annual Periods; provided that, for the Semi-Annual Periods prior to the first anniversary of the Commercial Operation Date, such Cash Flow Available for Debt Service shall be annualized for each such Semi-Annual Period rather than calculated for the two consecutive Semi-Annual Periods most recently ended.

“Huntington Debt” means the Indebtedness incurred pursuant to (a) the Term Loan Agreement, dated as of September 10, 2009, among Sugar Camp Energy, LLC, Macoupin Energy LLC and Borrower, as borrowers, Foresight Energy, LLC and Adena Minerals, LLC, as guarantors, and The Huntington National Bank, as lender and (b) the Term Loan Agreement, dated as of December 22, 2009, among Sugar Camp Energy, LLC, Macoupin Energy LLC and Borrower, as borrowers, Foresight Energy, LLC and Adena Minerals, LLC, as guarantors, and The Huntington National Bank, as lender.

“Huntington Liability Allocation Agreements” means the letter agreements, dated as of February 5, 2010, among Borrower, Sugar Camp Energy, LLC and Macoupin Energy LLC, setting forth the allocation of liabilities with respect to the Huntington Debt.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments (other than, for the avoidance of doubt, surety, performance and similar bonds), (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services acquired by such Person (other than trade accounts payable and other accrued expenses arising in the ordinary course of business), (e) all Capital Lease Obligations of such Person, (f) all outstanding Hedging Agreements of such Person, (g) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit, surety bonds or similar arrangements and (ii) in respect of bankers’ acceptances, (h) the liquidation value of all mandatory redeemable preferred Equity Interests in such Person, and (i) all guarantees by such Person of any of the foregoing. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” is defined in 12.8.2.

“Independent Consultants” means the Independent Engineer, the Environmental Consultant and the Insurance Consultant.

“Independent Engineer” means Weir International, Inc. Mining, Geology and Energy Consultants or such other entity selected by the Lenders.

“Independent Engineer Report” means the report entitled the Preliminary Due Diligence Review, Hillsboro Energy, LLC, dated May 13, 2010 delivered by the Independent Engineer and including all exhibits, appendices and any other attachments thereto.

“Insurance Consultant” means Moore-McNeil, LLC.

“Insurance Report” means the report entitled Insurance Report (The Cline Group and Hillsboro Energy LLC for Crédit Agricole Corporate and Investment Bank New York Branch), dated May 13, 2010, delivered by the Insurance Consultant and including all exhibits, appendices and any other attachments thereto.

“Intellectual Property” means all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, service-marks, technology, know-how and processes, recipes, formulas, trade secrets, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means (a) each Semi-Annual Date occurring after the Closing Date, (b) the Commercial Operation Date and (c) the Maturity Date.

“Interest Rate Hedging Agreement” means any interest rate exchange agreement entered into by a Person for the purpose of hedging a Person’s interest rate exposure under any Indebtedness that bears interest at a variable rate.

“Lender” means each financial institution listed on Schedule 2.1, as well as any Person that becomes a “Lender” hereunder pursuant to Section 12.7.

“Lender Hedging Arrangements” means any Interest Rate Hedging Agreement entered into by a Lender for the purpose of hedging such Lender’s interest rate exposure under this Agreement.

“Lender Parties” means the Lenders and the Agents.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For the avoidance of doubt, any shared facilities arrangements shall be deemed to be a “Lien”.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means any change, event or circumstance that is materially adverse to (a) the assets, properties, business, operations, performance or condition of any Credit Party, (b) the ability of any Credit Party to fully and timely perform its obligations under any Credit Document to which it is a party, (c) the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party or (d) the rights and remedies available to, or conferred upon, any Lender Party under any Credit Document; provided that the Hillsboro Mining Event shall not be considered in determining whether a Material Adverse Effect has occurred under this Agreement or any other Credit Document.

“Maturity Date” means the date that is the earlier of (a) the ~~eighth~~seventh (7th) anniversary of the First Principal Payment Date and (b) the date on which the Term Loans are accelerated in accordance with Section 10.2.

“Maximum Rate” is defined in Section 12.9.

“Mine Documents” means the Equipment Supply Agreement and each other contract or agreement related to the development, construction, operation, maintenance, management, administration, ownership, financing or use of the Deer Run Mine, the sale of coal generated thereby and Real Property rights and interests relating to the Deer Run Mine, in each case, entered into by, or assigned to, Borrower.

“Mine Revenues” means all revenues, payments, cash and proceeds from whatever source received by or on behalf of Borrower arising from the ownership and operations of the Deer Run Mine, including (a) amounts received pursuant to any coal sales agreement and any other Mine Document (including reimbursements or refunds received by Borrower under a Mine Document and any buyout proceeds received by Borrower under a coal sales agreement), (b) proceeds of any insurance, (c) proceeds of any permitted sale and (d) investment income.

“Mining Accidents” means any and all mine subsidences, collapses or accidents as could reasonably be expected to result in any fatalities or in the temporary or permanent entrapment of one or more Persons.

“Mining Facilities” means the Deer Run Mine and the related facilities and assets.

“Mining Laws” means any and all applicable current or future foreign or domestic, federal, state or local (or any other subdivision) statutes, ordinances, orders, rules, regulations, judgments, governmental authorizations, or any other requirements of Governmental Authorities relating to surface or subsurface mining operations and activities. Mining Laws shall include, but not be limited to, the Federal Coal Leasing Amendments Act, 30 U.S.C. §§181 et seq.; the Surface Mining Control and Reclamation Act, 30 U.S.C. §§1201 et seq.; all other applicable land reclamation and use statutes and regulations; the Federal Mine Safety and Health Act of 1977, 30 U.S.C. §§801 et seq.; the Black Lung Benefits Act, 30 U.S.C. §§901 et seq.; and the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§9701 et seq., each as amended, and any comparable state and local laws or regulations.

“Mining Lease Litigation” means the current litigation between Borrower and WPP, LLC relating to that certain Coal Mining Lease and Sublease Agreement dated as of October 10, 2009 between WPP, LLC and the Borrower, as amended.

“Mining Title” means fee simple title to surface and/or coal or an undivided interest in fee simple title thereto or a leasehold interest in all surface and/or coal or a leasehold interest in an undivided interest in surface and/or coal together with no less than those real properties, easements, licenses, privileges, rights and appurtenances as are necessary to mine, remove, process and transport coal in the manner presently operated.

“MLP” means Foresight Energy LP, a Delaware limited partnership and the owner of 100% of the Equity Interests of Guarantor as of the Seventh Amendment Effective Date.

“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which Borrower or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Murray Energy” means Murray Energy Corporation, an Ohio corporation, and its Subsidiaries.

“Net Cash Proceeds” means, with respect to the proceeds of any insurance policy, the cash proceeds of such insurance policy, net of that portion of reasonable out-of-pocket costs and expenses incurred by the Borrower in connection with the collection of such proceeds, awards or other compensation in respect of such insurance proceeds (with any costs and expenses of any combined collection action to be allocated, as reasonably determined by the Borrower, among property insurance claims in respect of the Collateral and, as applicable, (i) business interruption insurance claims and (ii) property insurance claims in respect of assets that are not Collateral).

“Non-U.S. Lender” is defined in Section 3.8.4.

“Non-Voting Lender” means any Affiliate of any Credit Party that from time to time holds any Commitment or any Term Loan.

“Obligations” means all amounts owing to any Lender Party pursuant to the terms of this Agreement or any other Credit Document.

“Operating Period” means the period commencing on the Commercial Operation Date and ending on the Discharge Date.

“Organizational Documents” means, with respect to any Person, as applicable, its certificate of incorporation, bylaws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement and all shareholder agreements, voting trusts and similar arrangements applicable to any such Person’s partnership interests, limited liability company interests or authorized shares of Capital Stock.

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise, property, intangible, mortgage, recording or similar Taxes arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, any Credit Document.

“Overnight LIBO Rate” means, in relation to any Term Loan, (a) the applicable Screen Rate or (b) if no Screen Rate is available, the arithmetic mean of the rates (rounded upwards to four decimal places) quoted by Administrative Agent to leading banks in the London interbank market, in each case, as of 11:00 a.m. London time, on the Quotation Day for the offering of deposits in the currency of that Term Loan for overnight borrowing.

“Participant” is defined in Section 12.7.3(A).

“Participant Register” is defined in Section 12.7.3(C).

“Pass-Through Entity” means an entity that is properly treated for U.S. federal and applicable state, local and foreign income and franchise Tax purposes as (a) disregarded as an entity separate from its owner or (b) a partnership.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Holder” means, collectively, (a) (i) Chris Cline and his children and other lineal descendants, Robert E. Murray, Brenda L. Murray, Robert Edward Murray (son of Robert E. Murray), Jonathan Robert Murray and Ryan Michael Murray (or any of their estates, or heirs, lineal descendants or beneficiaries by will); (ii) the spouses or former spouses, widows or widowers and estates of any of the Persons referred to in clause (i) above; (iii) any trust having as its sole beneficiaries one or more of the persons listed in clauses (i) and (ii) above; and (iv) any Person a majority of the voting power of the outstanding Equity Interest of which is owned by one or more of the Persons referred to in clauses (i), (ii) or (iii) above, (b) Murray Energy and any investor that participates with Murray Energy, which shall include any Affiliate of Murray Energy, in the exercise of the Murray Investment (as defined in the A&R Foresight Energy Credit Agreement), including the Murray Group (as defined in the A&R Foresight Energy Credit Agreement) (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Persons referenced in clauses (a) and (b) above, collectively, have beneficial ownership of more than 50% of the total voting power of the voting units or stock of the Borrower or any Parent thereof, (d) Foresight Reserves L.P. and (e) the General Partner.

“Permitted Transfer” means a direct or indirect transfer of all of the Capital Stock in Borrower to an Acceptable Transferee; provided that, from and after the consummation of a Permitted Transfer, the Foresight Guaranty shall remain in full force and effect or shall have been replaced by an Acceptable Replacement Guaranty (which, upon execution and delivery thereof and thereafter, shall be deemed to constitute a Credit Document).

“Person” means any natural person, corporation, business trust, individual or family trusts, joint venture, association, company, partnership, limited liability company, any government or any agency or political subdivision thereof.

“Plan” means any employee pension benefit plan subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which Borrower or any ERISA Affiliate is (or if such plan were terminated Borrower would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Post-Closing Equity Contributions” means the cash common equity contributed to Borrower by Guarantor and/or Foresight Reserves (in either case, directly or indirectly) to fund a portion of the Contract Price on or after the Closing Date.

“Pre-Closing Equity Contributions” means the cash common equity contributed to Borrower by Foresight Reserves (directly or indirectly) to fund a portion of the Contract Price prior to the Closing Date, the aggregate amount of which is certified by Borrower in the Borrower Closing Date Certificate.

“Principal Payment Date” means the First Principal Payment Date, each Semi-Annual Date occurring after the First Principal Payment Date and the Maturity Date.

“Production Threshold” means, during a consecutive 60-day period, Borrower shall have produced no less than 80% of the amounts set forth in the Base Case Projections for Borrower’s clean ton coal production for the 2012 calendar year allocated on a pro rata basis for 60 days.

“Projected Cash Flow Available for Debt Service” means, for any period, the Cash Flow Available for Debt Service projected during such period.

“Projected Debt Service” means, for any period, the Debt Service projected to be payable during such period (excluding any principal payments on the Term Loans not scheduled to be paid pursuant to 3.2 during such period).

“Projected Debt Service Coverage Ratio” means, at any date of determination, for the period of 12 months immediately succeeding such date, the ratio of (a) Projected Cash Flow Available for Debt Service for such period to (b) Projected Debt Service for such period; provided that any and all assumptions used in the calculation thereof shall be reasonably acceptable to Administrative Agent.

“Projected Leverage Ratio” means, at any date of determination, the ratio of (a) Indebtedness for borrowed money of Borrower projected to be outstanding on such date provided that, for certainty, except for purposes of determining whether or not any Indebtedness would be permitted to be incurred under Section 9.1(a), the term “outstanding Indebtedness for borrowed money of Borrower” in this clause (a) shall not be construed to include any Indebtedness incurred pursuant to and in accordance with Section 9.1(b)”; and (b) Projected Cash Flow Available for Debt Service for the immediately succeeding two Semi-Annual Periods; provided that any and all assumptions used in the calculation thereof shall be reasonably acceptable to Administrative Agent.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Capital Stock.

“Proportionate Share” means, with respect to each Lender and as of any date of determination, (a) prior to the end of the Availability Period, the then-current ratio of such Lender’s Commitment to the Facility Amount and (b) thereafter, the then-current ratio of the principal amount of all outstanding Term Loans of such Lender to the principal amount of all outstanding Term Loans of all Lenders. The Proportionate Shares as of the Execution Date are set forth in Schedule 2.1.

“Prudent Operating Practice” means the mining practices, methods and acts that would be employed by a prudent mining operator having assets and operations similar in type, size, location and scope to Borrower, using modern mining equipment and techniques in the conduct of diligent and safe mining operations in an attempt to recover the maximum amount of economically mineable and merchantable coal from the Mining Facilities with due regard for all Applicable Law, all in accordance and compliance with Environmental or Mining Permits held by Borrower.

“Quarterly Updated Projections” means updated Base Case Projections substantially in the form of the Base Case Projections and otherwise in form and substance acceptable to Administrative Agent.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of such period.

“Real Property” means all right, title and interest of Borrower in and to any and all parcels of real property owned or leased by Borrower together with all of Borrower’s interests in all improvements and appurtenant fixtures, equipment, personal property, rights of way, easements and other property and rights appurtenant thereto or affixed thereon (to the extent constituting real property).

“Reclamation” means the reclamation and restoration of land, water and any future, current or former mines, and any other Environment affected by such mines, as required pursuant to any Mining Law or any Environmental or Mining Permit.

“Register” is defined in Section 2.7.2.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment” and “Reinvest” are defined in Section 3.4.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” means any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or migrating in, into or onto or through the Environment.

“Replacement Collateral” is defined in Section 3.4.

“Required Lenders” means the Lenders having a combined number of votes more than 50% of all votes validly cast (determined pursuant to Section 12.3.3 and exclusive of the Commitments of or the principal amount of Term Loans held by Non-Voting Lenders and Defaulting Lenders).

“Required Payment” is defined in Section 2.3.4.

“Responsible Officer” of any Person means any executive officer or Financial Officer of such Person (or, in the case of a partnership, of any general partner of such Person) and any other officer or similar official thereof responsible for the administration of the obligations of such Person in respect of any Credit Document or Equipment Supplier Disbursement Certificate.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock in Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, defeasance, retirement, acquisition, cancellation or termination of any Capital Stock in Borrower or any option, warrant or other right to acquire any such Capital Stock in Borrower.

“Restricted Subsidiaries” means, with respect to the Guarantor, its “Restricted Subsidiaries” as defined in the A&R Foresight Energy Credit Agreement.

“Restructuring” shall have the meaning set forth in the Amendment Agreement.

“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced by (a) the United States (including OFAC and United States Department of State), (b) the United Nations Security Council, (c) the European Union or any member state, (d) the United Kingdom (including Her Majesty’s Treasury), or (e) any other applicable jurisdiction.

“Screen Rate” means, in relation to the Overnight LIBO Rate, the British Bankers’ Association Interest Settlement Rate for the relevant currency for overnight borrowing, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, Administrative Agent may specify another page or service displaying the appropriate rate after consultation with Borrower and the Lenders.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Notes” means the senior secured second lien PIK notes due 2021 of the Guarantor and Foresight Finance issued pursuant to the Second Lien Notes Indenture.

“Second Lien Notes Indenture” means the Second Lien Notes Indenture, dated as of August 30, 2016, among the Guarantor, Foresight Finance, the subsidiaries of the Guarantor party thereto and Wilmington Savings Fund Society, FSB, as trustee.

“Second Lien Secured Notes” means, collectively, (a) the Second Lien Notes and (b) the Exchangeable Notes.

“Security Agreement” means the Security Agreement to be entered into by Borrower in favor of Collateral Agent and agreed by Administrative Agent in accordance with this Agreement, in form and substance satisfactory to Collateral Agent, Administrative Agent and Hermes Agent.

“Semi-Annual Date” means (a) during the period between (and including) the Closing Date and the day prior to the Commercial Operation Date, the last Business Day of each June and December and (b) during the period between (and including) the Commercial Date and the Maturity Date, the last Business Day of each March and September.

“Semi-Annual Period” means each six-month period (a) commencing on January 1 and ending on June 30 of each year or (b) commencing on July 1 and ending on December 31 of each year, as applicable; provided that, solely for purposes of Section 5.1, “Semi-Annual Period” means, with respect to any date of determination, (i) if such date of determination occurs during the period between and including the Closing Date and the date prior to the Commercial Operation Date, (A) each six-month period commencing on January 1 and ending on June 30 of each year or (B) each six-month period commencing on July 1 and ending on December 31 of each year, as applicable, and (ii) if such date of determination occurs during the period between and including the Commercial Operation Date and the Maturity Date, (A) each six-month period commencing on April 1 and ending on September 30 of each year or (B) each six-month period commencing on October 1 of each year and ending on March 31 of the year following such year, as applicable.

“Seventh Amendment” means the Seventh Amendment to Credit Agreement, Third Amendment to Guaranty, and Waiver (Hillsboro Energy LLC), dated as of the Seventh Amendment Effective Date among Borrower, Guarantor, Administrative Agent, Hermes Agent and the Lenders party thereto.

“Seventh Amendment Effective Date” means August 30, 2016.

“Solvency Certificates” means (a) a certificate, dated the Closing Date, of a Financial Officer of Borrower certifying that, as of the Closing Date, Borrower is Solvent and (b) a certificate, dated the Closing Date, of a Financial Officer of Foresight Reserves certifying that, as of the Closing Date, Foresight Reserves is Solvent.

“Solvent” means, with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with Applicable Laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, (d) such Person will be able to pay its debts as they mature and (e) such Person is not insolvent within the meaning of Applicable Law. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (A) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, matured, unmatured, legal, equitable, secured or unsecured or (B) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, matured or unmatured, secured or unsecured.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing 50% or more of the equity or 50% or more of the ordinary voting power or 50% or more of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held by such Person.

“Super-Majority Lenders” means the Lenders having a combined number of votes more than 66 2/3% of all votes validly cast (determined pursuant to Section 12.3.3 and exclusive of the Commitments of or the principal amount of Term Loans held by Non-Voting Lenders and Defaulting Lenders).

“Taxes” means any and all present or future taxes, levies, imposts, fees, duties (including stamp duties), deductions, charges (including ad valorem charges) or withholdings imposed, levied, withheld, collected or assessed by any Taxing Authority and any and all interest, penalties, fines and additions related thereto.

“Taxing Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body, in each case responsible for the imposition of any Tax or exercising Tax regulatory authority.

“Term Loan” is defined in Section 2.1.

“Term Note” means a promissory note substantially in the form of Exhibit D.

“Transaction Documents” means the Credit Documents and the Equipment Supply Agreement.

“Underground Equipment” means the mining equipment currently underground at the Deer Run Mine and subject to an insurance claim under the “Quota Share Property Damage / Time Element Policy” issued to Foresight Energy LLC for the policy period March 31, 2014 to March 31, 2015 for losses arising out of or relating to the Hillsboro Mining Event.

“U.S. Lender” is defined in Section 3.8.5.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.

“Voting Stock” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to (i) vote for the election of directors (or person performing similar functions) of such Person, even if the right to so vote has been suspended by the happening of such a contingency, (ii) control the election of directors (or person performing similar functions) of such Person, or (iii) control such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

1.2 Interpretation. Except as otherwise expressly provided, the following rules of interpretation shall apply to this Agreement, the other Credit Documents and each Equipment Supplier Disbursement Certificate:

(i) the singular includes the plural and the plural includes the singular;

(ii) the word “or” is not exclusive;

(iii) a reference to an Applicable Law or Environmental Law includes any amendment or modification of such Applicable Law or Environmental Law, as the case may be, and all regulations, rulings and other Applicable Laws or Environmental Laws, as the case may be, promulgated thereunder;

(iv) a reference to a Person includes its permitted successors and permitted assigns;

(v) the words “include,” “includes” and “including” are not limiting;

(vi) a reference in a document to a Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document;

(vii) references to any document, instrument or agreement (A) shall include all exhibits, schedules and other attachments thereto, (B) shall include all documents, instruments or agreements issued or executed in replacement thereof and (C) means such document, instrument or agreement, or replacement thereto, as amended, modified and supplemented from time to time and in effect at any given time;

(viii) the words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document;

(ix) references to “days” means calendar days; and

(x) whenever any payment of principal, interest, fees or other amounts payable hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day (or, in the event that the next succeeding Business Day falls in the succeeding calendar month, the immediately preceding Business Day).

SECTION 2. COMMITMENTS; ADVANCES

2.1 Commitments. Subject to the terms and conditions set forth in this Agreement (including Sections 2.3 and 6), the Hermes Export Credit Guarantee Documents and the general conditions of Hermes, and for the purposes described in Section 2.5, each Lender severally agrees to make, pro rata based on its Proportionate Share, to Borrower (and, in any event, in an aggregate principal amount not exceeding such Lender’s Commitment), the following loans (each, a “Term Loan”):

(i) Term Loans the proceeds of which shall be used in accordance with Section 2.5(i) (each, a “Hermes Guarantee Fee Loan”); provided that in no event shall the aggregate principal amount of Hermes Guarantee Fee Loans exceed the Hermes Guarantee Fee Loan Cap;

(ii) Term Loans the proceeds of which shall be used in accordance with Section 2.5(ii) (each, an “Eligible Interest Loan”); provided that in no event shall the aggregate principal amount of Eligible Interest Loans exceed the Eligible Interest Loan Cap; and

(iii) Term Loans the proceeds of which shall be used in accordance with Section 2.5(iii) (each, a “Contract Price Loan”); provided that in no event shall the aggregate principal amount of Contract Price Loans exceed the Contract Price Loan Cap.

In the event that the Facility Amount is not disbursed in full prior to the Commitment Expiration Date, the amount of any undrawn portion thereof shall be automatically cancelled and terminated on such date.

2.2 Reduction of Commitments. Borrower may, with the prior consent of Hermes Agent (acting at the instruction of Hermes), reduce or cancel any unused Commitments. Commitments reduced or cancelled pursuant to this Section 2.2 may not be reinstated. From the effective date of any such reduction or cancellation, the commitment fees due pursuant to Section 5.1 shall be computed on the basis of the Commitments as so reduced. Each reduction of the Commitments shall be made and allocated among the Lenders pro rata according to their respective Proportionate Shares. In connection with any such reduction, the Contract Price Loan Cap, the Hermes Guarantee Fee Loan Cap and the Eligible Interest Loan Cap will be adjusted by Borrower as necessary with the consent of Hermes Agent (acting at the instruction of Hermes), Administrative Agent and the Lenders.

2.3 Making of Advances.

2.3.1 Advances on Disbursement Dates. Borrower may request the making of Advances on any Disbursement Date. In the case of an Advance requested for the purpose of making any payment of the Contract Price Eligible Portion, the amount of such Advance shall not be in excess of the amount set forth adjacent to the applicable Designated Disbursement Date on the Disbursement Schedule. In no event shall Borrower request more than one Advance per calendar month; provided that Borrower may request two Advances in a calendar month for not more than three calendar months occurring in a calendar year.

2.3.2 Mandatory Request for Disbursement by Borrower. In the event that Equipment Supplier has provided an Equipment Supplier Disbursement Certificate in connection with an Advance requested for the purpose of making any payment of the Contract Price Eligible Portion, Borrower shall be required to request such Advance by delivering a

Borrower Disbursement Certificate; provided that, in the event that (a) the requested Advance is requested to be made on a date other than a Designated Disbursement Date, (b) the amount of the requested Advance is in excess of the applicable Designated Disbursement Date, (c) Borrower is not able to make the certifications set forth in the Borrower Disbursement Certificate in connection with the requested Advance, or (d) any other condition set forth in Section 6.3 is not satisfied in connection with the requested Advance, Borrower shall immediately notify Administrative Agent and Hermes Agent thereof, and the Lenders, Hermes Agent (acting at the instruction of Hermes) and Administrative Agent shall determine whether such Advance (and in what amount such Advance) shall be made by the Lenders.

2.3.3 Conditions to Funding.

(A) The Lenders shall be obligated to make Advances on a Disbursement Date with respect to Contract Price Loans if, and only if, (1) not later than 10:00 a.m. New York time on the date that is five Business Days prior to such Disbursement Date, Administrative Agent shall have received (and each Lender shall have received promptly thereafter) (x) from Borrower an appropriately completed Borrower Disbursement Certificate and (y) from Equipment Supplier an appropriately completed Equipment Supplier Disbursement Certificate, and (2) the other conditions set forth in Section 6.3 are satisfied.

(B) Subject to Section 2.4, the Lenders shall be obligated to make Advances on a Disbursement Date with respect to Eligible Interest Loans if, and only if, (1) not later than 10:00 a.m. New York time on the date that is five Business Days prior to such Disbursement Date, Administrative Agent shall have received (and each Lender shall have received promptly thereafter) from Borrower an appropriately completed Borrower Disbursement Certificate and (2) the other conditions set forth in Section 6.3 are satisfied.

(C) The Lenders shall be obligated to make Advances on a Disbursement Date with respect to Hermes Guarantee Fee Loans if, and only if, (1) (x) not later than 10:00 a.m. New York time on the date that is five Business Days prior to such Disbursement Date, Administrative Agent shall have received (and each Lender shall have received promptly thereafter) from Borrower an appropriately completed Borrower Disbursement Certificate and (y) the other conditions set forth in Section 6.3 are satisfied or (2) not later than 10:00 a.m. New York time on the date that is three Business Days prior to such Disbursement Date, Administrative Agent shall have received (and each Lender shall have received promptly thereafter) from Hermes Agent a written notice that Hermes Agent has paid, or wishes to pay, all or any portion of the Hermes Guarantee Fees, which written notice shall be include a request for an Advance in an amount equal to such portion of the Hermes Guarantee Fees (provided that in no event shall Hermes Agent request an Advance for payment by Hermes Agent of any Hermes Guarantee Fee Shortfall).

2.3.4 Required Payments. Subject to Sections 2.4.1 and 2.4.2, each Lender shall, on or before 12:00 p.m. New York time on each Disbursement Date, make available to Administrative Agent in immediately available funds, such Lender’s Proportionate Share of the aggregate Advances requested in the corresponding Borrower Disbursement Certificate (such Lender’s “Required Payment”). Unless Administrative Agent shall have received notice from a Lender prior to a Disbursement Date that such Lender will not make available to Administrative Agent its Required Payment on such Disbursement Date, Administrative Agent may assume that such Lender has made such Required Payment available on such date in accordance with the immediately preceding sentence and may, in its sole discretion, in reliance upon such assumption, make available to Borrower a corresponding amount. In such event, if a Lender has not in fact made its Required Payment at such time on such Disbursement Date available to Administrative Agent, then such Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at the Overnight LIBO Rate. If such Lender pays such amount to Administrative Agent, then such amount shall constitute such Lender’s Term Loan included in such Advance.

2.4 Deemed Funding of Eligible Interest Loans.

2.4.1 Satisfaction of Conditions. Notwithstanding anything to the contrary set forth herein, to the extent that Advances are requested to be utilized to pay Eligible Interest During Construction and the conditions precedent to the making of such Advances set forth Section 6.3 have been satisfied or waived on the applicable Disbursement Date, each Lender’s Proportionate Share of such Advances shall not be made available to Administrative Agent but shall be deemed (a) funded by such Lender as Eligible Interest Loans and (b) paid by Borrower to such Lender for Eligible Interest During Construction on the applicable Disbursement Date.

2.4.2 Failure to Satisfy Conditions. Notwithstanding anything to the contrary set forth herein, to the extent Hermes Agent determines that Borrower has not requested Advances to be utilized to pay Eligible Interest During Construction in an amount sufficient to pay such obligations when due, and notwithstanding the absence of a request from Borrower for such Advances or the failure to satisfy any conditions set forth in Section 6.3, if Hermes Agent so elects by providing written notice to Borrower, Administrative Agent and each Lender, each Lender’s Proportionate Share of Advances in an aggregate amount specified in such notice shall be deemed (a) funded by such Lender as Eligible Interest Loans and (b) paid by Borrower to such Lender for Eligible Interest During Construction in the amount and on the date specified in such written notice.

2.5 Use of Term Loans. Borrower shall not request or apply any portion of any Term Loan other than:

(i) to pay, or to be used by Borrower to reimburse Hermes Agent for its payment of, Hermes Guarantee Fees up to the Hermes Guarantee Fee Loan Cap;

(ii) to pay, or reimburse Borrower for its payment of, Eligible Interest During Construction up to the Eligible Interest Loan Cap; and

(iii) to pay directly to Equipment Supplier, or reimburse Borrower for its payment of, the Contract Price Eligible Portion up to the Contract Price Loan Cap.

2.6 Authorizations by Borrower.

2.6.1 Hermes Guarantee Fees. To the extent that any Advances are requested to be utilized to pay Hermes Guarantee Fees pursuant to Section 2.5(i), Borrower hereby irrevocably authorizes (a) Hermes Agent to deliver the written notice described in clause (2) of Section 2.3.3(C), (b) Administrative Agent to deliver the received proceeds of such Advances to an account designated by Hermes Agent and (c) Hermes Agent to (i) deliver such proceeds, upon receipt thereof, to an account designated by Hermes or (ii) reimburse itself for amounts previously paid to an account designated by Hermes. To the extent Hermes Agent receives all or any portion of any Hermes Guarantee Fee Refund from Hermes, Hermes Agent shall promptly send such amounts to Administrative Agent for application by Administrative Agent to the prepayment of the Term Loans in accordance with Section 3.4, and such prepayment shall be deemed to have been made by Borrower in accordance with Section 3.4 (provided that, notwithstanding the foregoing, Borrower shall be obligated pay any other amounts specified in Section 3.4).

2.6.2 Eligible Interest During Construction. To the extent that any Advances are requested to be utilized to pay Eligible Interest During Construction pursuant to Section 2.5(ii) or Hermes Agent elects to request and utilize any Advances to pay Eligible Interest During Construction pursuant to Section 2.4.2, Borrower hereby irrevocably authorizes each Lender to deem funded, on behalf of and for the account of Borrower as Term Loans, such Lender’s Proportionate Share of the aggregate of such Advances as provided in Section 2.4, and any such payments of Eligible Interest During Construction shall be deemed paid by Borrower to such Lender.

2.6.3 Contract Price. To the extent that any Advances are requested to be utilized to pay any portion of the Contract Price Eligible Portion pursuant to Section 2.5(iii) or (iv), respectively, Borrower hereby irrevocably authorizes Administrative Agent to deliver the received proceeds of such Advances to an account designated by Equipment Supplier in the applicable Equipment Supplier Disbursement Certificate.

2.7 Evidence of Indebtedness; Register; Term Notes.

2.7.1 Evidence of Indebtedness. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Term Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. Borrower agrees that all computations of interest by a Lender based on such account or accounts shall, in the absence of manifest error, be prima facie evidence of the amount thereof.

2.7.2 Register. Administrative Agent, on behalf of Borrower, shall maintain a register (the “Register”) in which it shall record (a) the names and addresses of the Lenders, (b) the amount of each Term Loan of each Lender made hereunder, (c) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder and (d) any amount received by Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. Administrative Agent shall provide Borrower access to the Register upon reasonable request by Borrower.

2.7.3 Term Notes. Any Lender may request that Term Loans made by it to Borrower be evidenced by a Term Note. In such event, Borrower shall prepare, execute and deliver to such Lender a Term Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Term Loans evidenced by such Term Note and interest thereon shall at all times (including after assignment pursuant to Section 12.7) be represented by one or more Term Notes in such form payable to the order of the payee named therein (or, if such Term Note is a registered note, to such payee and its registered assigns).

2.8 Obligations Several. The failure of any Lender to make available its Proportional Share of an Advance shall not relieve any other Lender of its obligation under this Agreement to make available its Proportional Share of any Advance. No Lender shall be responsible for the failure of any other Lender to make available its Proportional Share of an Advance on a Disbursement Date.

2.9 Set-Off.

2.9.1 Lender Parties. If an Event of Default shall have occurred and be continuing, each Lender Party is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender Party to or for the credit or the account of Borrower, against any and all obligations of Borrower under this Agreement or any other Credit Document held by such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or such other Credit Document and although the obligations may be unmatured. The rights of each Lender Party under this Section are in addition to other rights and remedies (including other rights of set-off) that such Lender Party may have.

2.9.2 Borrower. Notwithstanding anything set forth herein to contrary, in no event shall Borrower be permitted to set off any amounts owing by Borrower hereunder against any amounts requested to be advanced by the Lenders hereunder.

SECTION 3. PAYMENTS BY BORROWER

3.1 Interest.

3.1.1 Interest Rate. Borrower shall pay interest on the unpaid principal amount of each Term Loan made to Borrower at the Fixed Interest Rate. All interest hereunder shall be computed on the basis of a year of 360 days and in each case payable for the actual number of days elapsed.

3.1.2 Payment Dates. Accrued interest on each Term Loan shall be payable by Borrower in arrears on each Interest Payment Date; provided that (a) interest accrued pursuant to Section 3.1.3 shall be payable on demand and (b) in the event of any repayment or prepayment of any Term Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

3.1.3 Default Interest. If any principal of or interest on any Term Loan or any fee, indemnity or other amount remains unpaid after such amount is due hereunder, Borrower shall pay interest (to the extent permitted by Applicable Law) ~~on such overdue amount,~~ at a rate per annum equal to 2.00% plus the greater of (a) the Fixed Interest Rate and (b) the sum of the Lenders’ cost of making or maintaining the Term Loans and the Applicable Spread, as reasonably determined by Administrative Agent, from the date such amount was due until the date ~~of its payment~~such unpaid amount is repaid in full.

3.2 Principal. Commencing on the ~~First~~first Principal Payment Date after the Seventh Amendment Effective Date, and on each Principal Payment Date thereafter, Borrower shall repay, to Administrative Agent for the account of each Lender based on its Proportionate Share, outstanding Term Loans in ~~equal semi-annual installments (it being agreed that Borrower’s installment payment of principal on the First Principal Payment Date shall include 1/17 of the principal amount of Term Loans being disbursed on the First Principal Payment Date)~~accordance with the amortization schedule set forth on Schedule 3.2 hereto; provided however that the amount of the final installment on the Maturity Date shall in any event be equal to the remaining outstanding principal amount of Term Loans as of the Maturity Date. Borrower may not reborrow the principal amount of any Term Loan that is repaid or prepaid (whether by voluntary prepayment or mandatory prepayment).

3.3 Voluntary Prepayments. At any time prior to the Commitment Expiration Date, Borrower may make, on any Interest Payment Date, voluntary prepayments of Term Loans in whole or in part with the written consent of Hermes Agent (acting at the instruction of Hermes) and Administrative Agent and upon 30 days prior written notice thereof to Administrative Agent (which notice shall be irrevocable). At any time on or after the Commitment Expiration Date, Borrower may make voluntary prepayments of Term Loans in whole or in part without the consent of any party and upon 30 days prior written notice thereof to Administrative Agent (which notice shall be irrevocable). Any such prepayment shall (a) include payment of accrued and unpaid interest on the Term Loans being prepaid and any fees, breakage costs and other charges payable in connection with such a prepayment under the terms of this Agreement (including Section 3.7), if any, and (b) be applied to remaining amortization payments and the payments at final maturity thereof (i) in inverse order of maturity or (ii) on a pro rata basis, at the option of Hermes Agent (acting at the instruction of Hermes). Amounts prepaid as voluntary prepayments of Term Loans may not be re-borrowed.

3.4 Mandatory Prepayments. Borrower shall be required to make mandatory prepayments of the Term Loans upon each of the following:

(i) the receipt by Borrower or any of its Affiliates of any damages or other amounts from Equipment Supplier under the Equipment Supply Agreement (including as a result of a delayed delivery pursuant to Section 4 of the Equipment Supply Agreement and as a result of any cancellation by Equipment Supplier pursuant to Section 19 of the Equipment Supply Agreement), in an amount equal to (A) during the continuance of any Default or Event of Default, the amount of such damages or other amounts, or (B) so long as there is not continuing any Default or Event of Default, such portion of the amount of such damages as Hermes Agent (at the instruction of Hermes) shall designate in writing as the amount (if any) of the Term Loans no longer eligible for coverage under the Hermes Export Credit Guarantee Documents as a result of such payment of amounts by Equipment Supplier to Borrower;

(ii) any failure of the Hermes Export Credit Guarantee Documents to be effective with respect to any portion of the Term Loans, in an amount equal to such portion of the Term Loans; ~~and~~

(iii) the refund to Borrower of any Hermes Guarantee Fees by Hermes in an amount equal to the Hermes Guarantee Fee Refund~~.~~, which amount, notwithstanding any term set forth in this Section 3.4, shall be prepaid by Borrower in accordance with the written instructions of Hermes or Hermes Agent (at the instruction of Hermes) accompanying such Hermes Guarantee Fee Refund; and

(iv) the Net Cash Proceeds of any insurance policy to the extent such Net Cash Proceeds are in respect of Collateral (as defined in the Security Agreement); provided, Borrower shall have no obligation to prepay the Term Loans with any Hillsboro Business Interruption Insurance Proceeds.

Any such prepayment (including any deemed prepayment with the Hermes Guarantee Fee Refund made in accordance with 2.6.1, but excluding any prepayment made in accordance with Section 3.4(iii) if and solely to the extent the written prepayment instructions of Hermes or Hermes Agent (at the instruction of Hermes) differ from those set forth in this paragraph) shall (A) include payment by Borrower of accrued and unpaid interest on the Term Loans being prepaid and any fees, breakage costs and other charges payable in connection with such a prepayment under the terms of this Agreement (including Section 3.7), if any, and (B) be applied to remaining amortization payments and the payments at final maturity thereof (1) in inverse order of maturity or (2) solely with respect to payments made in accordance with Section 3.4(i)-(iii) above, on a pro rata basis, at the option of Hermes Agent (acting at the instruction of Hermes). Amounts prepaid as mandatory prepayments of Term Loans may not be re-borrowed. Notwithstanding the foregoing, solely with respect to the Net Cash Proceeds described in Section 3.4(iv) hereof (other than the Net Cash Proceeds of Underground Equipment, to which this sentence shall not apply, and which shall be prepaid in accordance with Section 3.4(iv) hereof), so long as Borrower establishes to Administrative Agent’s reasonable satisfaction that such Net Cash Proceeds are sufficient to fund in full the purchase of equipment or replacement equipment for, or repair of, damaged mining equipment constituting Collateral (the consummation of such purchase or repair, the “Reinvestment” and the act of undertaking a Reinvestment, to “Reinvest”), all of which equipment, replacement equipment and repaired equipment (collectively, the “Replacement Collateral”) will (x) be used for mining activities and (y) be subject to a first priority security interest in favor of Collateral Agent (and Borrower hereby agrees to notify Administrative Agent if and when it undertakes a Reinvestment, to provide to Administrative Agent all details regarding the Replacement Collateral reasonably requested by Administrative Agent (including without limitation, the location of the Replacement Collateral, serial numbers and descriptions of make, model and quantity of the Replacement Collateral), to grant to Collateral Agent for the benefit of the Lenders a first priority security interest in the Replacement Collateral, and to take any action reasonably requested by Collateral Agent to create or perfect such security interest), Borrower may Reinvest such Net Cash Proceeds in lieu of prepayment; provided that the Net Cash Proceeds Borrower intends to use for Reinvestment shall be deposited in a deposit account designated by the Collateral Agent (and at Collateral Agent’s request, subject to an account control agreement between Borrower, Collateral Agent and the depository bank) prior to the Reinvestment, and if not Reinvested within twelve (12) months, shall be applied to prepayment of the Term Loans in accordance with the first sentence of this paragraph.

3.5 Making of Payments. All payments and prepayments of principal of and interest on the Term Loans, fees, indemnities and other amounts payable by Borrower under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, for the benefit of Administrative Agent for the account of each Lender by credit to an account designated by Administrative Agent, not later than 10:00 a.m. New York time on the date on which such payment shall become due.

3.6 Increased Costs.

3.6.1 Change in Law. If any Change in Law shall (a) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or (b) impose on any Lender any other condition affecting this Agreement (other than Taxes), and the result of either of the foregoing shall be to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise) (other than for Taxes), then Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

3.6.2 Capital Adequacy. If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or any of the Term Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

3.6.3 Procedure. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in Section 3.6.1 or 3.6.2 shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof. Promptly after any Lender has determined that it will make a request for increased compensation pursuant to this Section, such Lender shall notify Borrower thereof. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; and provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

3.7 Fixed Interest Rate Breakage Costs. Within five Business Days following a Lender’s delivery of a written notice of the incurrence of Fixed Interest Rate Breakage Costs (which notice shall include reasonably detailed calculations with respect to the calculation of the Fixed Interest Rate Breakage Costs), Borrower shall pay the amount of Fixed Interest Rate Breakage Costs to such Lender in accordance with Section 3.11. A written notice of a Lender as to the amount of any Fixed Interest Rate Breakage Costs shall be conclusive absent manifest error of such Lender.

3.8 Taxes.

3.8.1 Indemnified Taxes. Any and all payments by or on account of any Obligation of any Credit Party under any Credit Document shall be made free and clear of and without deduction or withholding for or on account of any Indemnified Taxes; provided that if by law any Indemnified Taxes are required to be deducted or withheld from such payments, then (a) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to Indemnified Taxes payable under this Section 3.8) each Lender Party receives an amount equal to the sum it would have received had no such deductions and withholdings for Indemnified Taxes been made, (b) such Credit Party shall make such deductions and withholdings and (c) such Credit Party shall timely pay or cause to be paid the full amount deducted or withheld to the relevant Taxing Authority in accordance with Applicable Law. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Credit Party to a Taxing Authority, such Credit Party shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Taxing Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

3.8.2 Other Taxes. In addition, Borrower shall timely pay or cause to be paid any Other Taxes to the relevant Taxing Authority in accordance with Applicable Law.

3.8.3 Indemnification. Borrower shall indemnify or cause to be indemnified each Lender Party, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (other than any penalties and interest resulting from gross negligence or willful misconduct of such Lender Party (as finally determined by a court of competent jurisdiction) and without duplication of any amounts paid to such Lender Party under Section 3.8.1) paid by such Lender Party or any of its Affiliates on or with respect to any payment by or on account of any Obligation of any Credit Party under any Credit Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.8) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Taxing Authority. A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation for such payment or liability delivered to Borrower by a Lender Party, or by Administrative Agent on its own behalf or on behalf of another Lender Party, shall be conclusive absent manifest error of such Lender Party.

3.8.4 Non-U.S. Lenders. Each Lender Party that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to Borrower and Administrative Agent two copies of U.S. Internal Revenue Service Form W-8BEN, Form W-8ECI, Form W-8EXP or Form W-8IMY, as applicable (together with any necessary attachments), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit E and a Form W-8BEN, or, in each case, any subsequent versions thereof or successors thereto, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on all payments by Borrower under this Agreement and the other Credit Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Participant that seeks the benefits of this Section 3.8, on or before the date the relevant participation was purchased). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify Borrower at any time it determines that it is no longer in a position to provide any previously delivered form or statement to Borrower (or any other form of certification adopted by the U.S. Taxing Authorities for such purpose). Notwithstanding any other provision of this Section 3.8.4 or Section 3.8.5, a Lender Party shall not be required to deliver any form pursuant to this Section 3.8.4 or Section 3.8.5 that such Lender Party is not legally able to deliver.

3.8.5 U.S. Lenders. Each Lender Party that is a “United States person” as defined in Section 7701(a)(30) of the Code (a “U.S. Lender”) agrees to complete and deliver to Borrower and Administrative Agent a duly completed and executed copy of U.S. Internal Revenue Service Form W-9 (or any successor form) establishing that such Lender Party is not subject to U.S. backup withholding tax. Such form shall be delivered by each U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Participant that seeks the benefits of this Section 3.8, on or before the date the relevant participation was purchased). In addition, each U.S. Lender shall deliver such forms promptly upon the obsolescence, expiration or invalidity of any form previously delivered by such U.S. Lender.

3.8.6 Payment Over. If any Lender Party has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by Borrower or with respect to which Borrower has paid additional amounts pursuant to this Section 3.8, it shall pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, to such Lender Party by Borrower under this Section 3.8 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender Party (including any Taxes imposed with respect to such refund) as determined by such Lender Party in good faith and in its sole discretion and as will leave such Lender Party in no worse position than it would be in if such Indemnified Taxes or Other Taxes had been imposed, and without interest (other than any interest paid by the relevant Taxing Authority with respect to such refund); provided that Borrower, upon receipt of the written request of such Lender Party along with a certificate of such Lender Party certifying that such refund is required to be repaid to the relevant Taxing Authority, agrees to repay as soon as reasonably practicable the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Taxing Authority. This Section 3.8 shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to Borrower or any other Person.

3.9 Illegality. If it becomes unlawful under any Applicable Law for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain any Term Loan, (a) such Lender shall promptly notify Administrative Agent upon becoming aware thereof, and (b) Administrative Agent shall promptly notify Borrower thereof. For a period of 30 days following such notification, such Lender shall take the steps set forth in Section 3.10.1 and, to the extent such steps are not effective, Borrower, Administrative Agent and such Lender shall use commercially reasonable efforts to identify a third party assignee of the Term Loans of such Lender; provided that, during such 30-day period, such Lender shall not be required to make any Advances. If the foregoing steps are not effective within such 30-day period, notwithstanding Section 3.12 or any other provision herein to the contrary, (i) the Commitment of such Lender shall be immediately cancelled and (ii) Borrower shall repay the Term Loans of such Lender (including accrued and unpaid interest thereon and any fees, breakage costs and charges payable in connection therewith (including pursuant to Section 3.7)) on the earlier of (A) the immediately succeeding Interest Payment Date and (B) the date specified in writing by such Lender (being no earlier than the last day of any applicable grace period permitted by Applicable Law).

3.10 Mitigation; Replacement of Lenders.

3.10.1 Mitigation. If (a) any Lender requests compensation under 3.6, (b) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.8, or (c) any Lender has notified Administrative Agent that it has become unlawful for such Lender to fund or maintain any Term Loan pursuant to Section 3.9, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Term Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.6 or 3.8, as applicable, in the future or allow such Lender to maintain or fund Term Loans, as applicable, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

3.10.2 Replacement of Lenders. If (a) any Lender requests compensation under 3.6, (b) Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.8, (c) any Lender has notified Administrative Agent that it has become unlawful for such Lender to fund or maintain any Term Loan pursuant to Section 3.9 or (d) any Lender has become a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.7), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) Borrower shall have received the prior written consent of Administrative Agent (which consent shall not unreasonably be withheld), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 3.6 or payments required to be made pursuant to Section 3.8, such assignment will result in a reduction in such compensation or payments to such new Lender. Nothing in this Section shall be deemed to prejudice any rights that Borrower may have against any Lender that is a Defaulting Lender.

3.11 Payments Generally. Unless otherwise specified, Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 3.6, 3.7 or 3.8 or otherwise) prior to 10:00 a.m., New York City time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to Administrative Agent to the applicable account designated to Borrower by Administrative Agent, except that payments pursuant to Sections 3.6, 3.7, 3.8 and 12.10 shall be made directly to the Persons entitled thereto. Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day (or, in the event that the next succeeding Business Day falls in the succeeding calendar month, the immediately preceding Business Day), and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (a) principal or interest in respect of any Term Loan or (b) any other amount due hereunder or under any other Credit Document shall be made in Dollars. Any payment required to be made by Administrative Agent hereunder shall be deemed to have been made by the time required if Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by Administrative Agent to make such payment. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of (i) the Overnight LIBO Rate and (ii) a rate reasonably determined by Administrative Agent in accordance with banking industry rules on interbank compensation. If any Lender shall fail to make any payment required to be made by it pursuant to the immediately preceding sentence, then Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such sentence until all such unsatisfied obligations are fully paid.

3.12 Pro Rata Treatment. If at any time insufficient funds are received by and available to Administrative Agent from Borrower to pay fully all amounts of principal, interest and fees then due from Borrower hereunder, such funds shall be applied towards payment of principal, interest and fees then due from Borrower in a manner directed by Hermes Agent (acting at the instruction of Hermes) and ratably among the parties entitled to such amounts.

3.13 Sharing of Set-off. If any Lender shall, by exercising any right of set-off or counterclaim, obtain payment in respect of any principal of or interest on any of its Term Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (a) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (b) the provisions of this Section 3.13 shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Term Loans to any assignee or Participant, other than to Borrower (as to which the provisions of this Section 3.13 shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower’s rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.

SECTION 4. EQUITY CONTRIBUTIONS.

4.1 Equity Contributions.

4.1.1 Required Equity Contributions.

(A) On or prior to the date that is five Business Days prior to the Disbursement Date for each Advance, Borrower shall cause Equity Contributions to be made in an amount such that, after giving effect to all Advances and Equity Contributions made on or prior to such Disbursement Date, the Debt to Equity Ratio is not greater than 85:15. The proceeds of the Equity Contributions received pursuant to this Section 4.1.1(A) shall be applied by Borrower to the payment to Equipment Supplier of the Contract Price Eligible Portion no later than three Business Days prior to the applicable Disbursement Date.

(B) On or prior to the date that is five Business Days following any payment by Hermes Agent of any portion of the Hermes Guarantee Fee Shortfall, Borrower shall apply amounts received from Guarantor pursuant to Section 2.1(ii) of the Equity Contribution Agreement to the reimbursement of Hermes Agent for the payment by Hermes Agent of such portion of the Hermes Guarantee Fee Shortfall. Notwithstanding anything to the contrary set forth herein, Borrower shall not be entitled to request an Advance for the reimbursement to Borrower or Guarantor of any payment made pursuant to the immediately preceding sentence.

4.1.2 Payment of Equity Portion of Equipment Supply Agreement. Notwithstanding anything to the contrary set forth herein, on or prior to the occurrence of the Commercial Operation Date, Borrower shall have received, and applied to the payment of the Contract Price Eligible Portion, Equity Contributions in an amount equal to 15% of the sum of the Contract Price Eligible Portion.

4.2 Reimbursement of Pre-Closing Equity Contributions. Borrower shall, on the Closing Date, request an Advance, in accordance with the provisions of Section 2 and in an amount up to an amount such that, after giving effect to all Advances and the Equity Contributions made on or prior to the Closing Date, the Debt to Equity Ratio is not greater than 85:15, as reimbursement for any portion of (but not exceeding) Pre-Closing Equity Contributions applied to the payment of the Contract Price Eligible Portion.

SECTION 5. FEES

5.1 Commitment Fee. On each Interest Payment Date until the Commitment Expiration Date and on the Commitment Expiration Date, Borrower shall pay to Administrative Agent, for the benefit of each Lender (other than a Defaulting Lender), a commitment fee in arrears for the Semi-Annual Period then ending (or (a) in the case of the first installment of commitment fees payable hereunder, for the period from the Execution Date to the first Semi- Annual Date occurring thereafter or (b) in the case of the last installment of commitment fees payable hereunder, for the period from the preceding Semi-Annual Date to the Commitment Expiration Date) equal to the product of (i) 1.00% and (ii) the aggregate average daily unutilized Commitments for such period and (iii) a fraction, the numerator of which is the number of days in such period and the denominator of which is 360.

5.2 Agency Fees. Borrower shall pay to Administrative Agent an annual administrative agency fee in the amount and at the times set forth in the Fee Letter.

5.3 Hermes Guarantee Fees. The Hermes Guarantee Fees shall be paid in one or more of the following ways, as applicable:

(i) Borrower may request an Advance on a Disbursement Date with respect to Hermes Guarantee Fee Loans pursuant to clause (1) of Section 2.3.3(C), and the proceeds of such Advance shall be paid to Hermes Agent for (A) the payment of the Hermes Guarantee Fees then due and payable or (B) the reimbursement of Hermes Agent for its prior payment of the Hermes Guarantee Fees than due and payable, as applicable;

(ii) Hermes Agent may request an Advance on a Disbursement Date with respect to Hermes Guarantee Fee Loans pursuant to clause (2) of Section 2.3.3(C), and the proceeds of such Advance shall be paid to Hermes Agent for (A) the payment of the Hermes Guarantee Fees then due and payable or (B) the reimbursement of Hermes Agent for its prior payment of the Hermes Guarantee Fees than due and payable, as applicable;

(iii) in the event that there is any Hermes Guarantee Fee Shortfall, Hermes Agent may make a demand on Guarantor (in accordance with the Equity Contribution Agreement) and/or Borrower to pay to Hermes Agent the amount of such Hermes Guarantee Fee Shortfall, and the proceeds of such payment by Guarantor and/or Borrower, as applicable, shall be applied by Hermes Agent to (A) the payment of the Hermes Guarantee Fees then due and payable or (B) the reimbursement of Hermes Agent for its prior payment of the Hermes Guarantee Fees than due and payable, as applicable; or

(iv) in the event that neither Borrower nor Hermes Agent requests an Advance pursuant to Section 2.3.3(C) in connection with any portion of the Hermes Guarantee Fees becoming due and payable, Borrower shall pay, or cause to be paid, to Hermes Agent, in immediately available funds, an amount equal to such portion.

SECTION 6. CONDITIONS TO EXECUTION DATE, CLOSING DATE AND ADVANCES

6.1 Conditions to Execution Date. The effectiveness of this Agreement is subject to the satisfaction or waiver in accordance with Section 12.4 of each of the following:

6.1.1 Credit Agreement. The Credit Agreement, in form and substance satisfactory to Administrative Agent, Hermes Agent and each Lender as of the Execution Date, shall have been duly executed and delivered by each party thereto and shall be in full force and effect.

6.1.2 Hermes Export Credit Guarantee Statement. (a) The Hermes Export Credit Guarantee Statement shall have been delivered by Hermes and shall be in full force and effect and (b) all applicable conditions under the Hermes Export Credit Guarantee Statement have been satisfied.

6.1.3 Fee Letter. The Fee Letter, in form and substance satisfactory to Administrative Agent and Hermes Agent, shall have been duly executed and delivered by each party thereto and shall be in full force and effect.

6.1.4 Equipment Supply Agreement. The Equipment Supply Agreement shall have been fully executed (and shall include such terms as are required under the Hermes Export Credit Guarantee Documents) and a copy thereof (including all schedules, exhibits, attachments, supplements and amendments thereto), certified by a Responsible Officer of Borrower, shall have been delivered to Administrative Agent and Hermes Agent, and shall be in full force and effect. The Contract Price shall not have been modified from the Contract Price of $90,989,293.41, except to the extent permitted under the Equipment Supply Agreement and approved by Administrative Agent and Hermes Agent.

6.1.5 Certificates. The following, each in form and substance reasonably satisfactory to Administrative Agent, shall have been delivered to Administrative Agent and Hermes Agent:

(A) copies of each Organizational Document of Borrower, in form and substance reasonably satisfactory to Administrative Agent, executed and delivered by Borrower and certified as of the Execution Date by a Responsible Officer of Borrower as being in full force and effect without modification or amendment;

(B) signature and incumbency certificates of the Responsible Officer of Borrower executing the Credit Agreement;

(C) resolutions of the Board of Directors or similar governing body of Borrower approving and authorizing the execution, delivery and performance of the Credit Agreement, certified as of the Execution Date by a Responsible Officer of Borrower as being in full force and effect without modification or amendment;

(D) a good standing certificate from the applicable Governmental Authority of Borrower’s jurisdiction of formation and in each jurisdiction in which it is required to be qualified as a foreign limited liability company to do business, each dated a recent date; and

(E) the Borrower Execution Date Certificate.

6.1.6 Consultants’ Reports. The Independent Engineer Report, the Environmental Report and the Insurance Report, in each case, in form and substance reasonably satisfactory to Administrative Agent and permitting reliance thereon by Administrative Agent and the Lenders, shall have been delivered to Administrative Agent.

6.1.7 Insurance. Evidence of insurance coverage for Borrower and the Deer Run Mine satisfying the requirements of the Transaction Documents, which insurance shall be in form and substance reasonably satisfactory to Administrative Agent, together with evidence that such policy or policies are in full force and effect, shall have been delivered to Administrative Agent.

6.1.8 Financial Statements. Each of the consolidating (if requested) and consolidated audited and unaudited (as applicable) balance sheet and the related statements of income, stockholder’s equity and cash flow of Foresight Reserves and its Subsidiaries and the unaudited balance sheet and the related statements of income, stockholder’s equity and cash flow of Borrower, in each case, for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009 and the fiscal quarter ended March 31, 2010 shall have been delivered, and shall be in form and substance reasonably satisfactory, to Administrative Agent and the Lenders.

6.1.9 Governmental Approvals. (a) Evidence that all Governmental Approvals necessary in connection with the financing contemplated herein and the transactions contemplated hereby shall have been obtained and such evidence shall have been delivered to Administrative Agent, (b) each such Governmental Approval shall be in full force and effect and (c) all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby.

6.1.10 Construction Budget. Administrative Agent shall have received each of the Construction Budget in form and substance reasonably satisfactory to Administrative Agent (in consultation with the Independent Engineer).

6.1.11 Base Case Projections. Administrative Agent shall have received detailed financial projections covering the period from the Execution Date through and including the 2022 fiscal year (the “Base Case Projections”), including therein projections of revenues, operating expenses, cash flow, debt service and other related items, in form and substance reasonably satisfactory to Administrative Agent and the Independent Engineer.

6.1.12 USA Patriot Act and other Applicable Law. Each Lender Party shall have received, at least five Business Days prior to the Execution Date, all documentation and other information regarding any Credit Party or any Affiliate thereof required by regulatory authorities under applicable “know your customer” policies and ~~Anti-Terrorism~~Anti-Corruption Laws, including the USA Patriot Act, that shall have been requested by such Lender Party.

6.1.13 Representations and Warranties. The representations and warranties in the Credit Documents and in any certificate, document or financial or other statement furnished thereunder or in connection therewith (other than those which speak only as to a different date) shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) on the Execution Date as if made on the Execution Date.

6.2 Conditions to Closing Date. The occurrence of the Closing Date is subject to the satisfaction or waiver in accordance with Section 12.4 of each of the following:

6.2.1 Credit Documents. Each applicable Credit Document, in form and substance satisfactory to Administrative Agent and Hermes Agent, shall have been duly executed and delivered by each party thereto and shall be in full force and effect. Without limiting the generality of the foregoing, (a) (i) all conditions to the effectiveness of the Hermes Export Credit Guarantee Final Acceptance or the Hermes Export Credit Guarantee Final Order, as the case may be, shall have been satisfied and (ii) the Contract Price Eligible Portion set forth in Hermes Export Credit Guarantee Final Acceptance or the Hermes Export Credit Guarantee Final Order, as the case may be, shall be equal to $90,989,293.41, (b) each of Borrower, Administrative Agent and Hermes Agent shall have duly executed and delivered the Fixed Interest Rate Agreement pursuant to which the Fixed Interest Rate shall have been specified (and, upon such execution and delivery, the Fixed Interest Rate Agreement shall be incorporated into, and deemed to be a part of, this Agreement).

6.2.2 Equipment Supply Agreement. A copy of any amendments or other modifications to the Equipment Supply Agreement (provided that any such modification shall be in accordance with Section 9.11(a)), each in form and substance reasonably satisfactory to Administrative Agent and Hermes Agent, shall have been delivered to Administrative Agent and Hermes Agent. The Contract Price shall not have been modified from the Contract Price of $90,989,293.41, except to the extent permitted under the Equipment Supply Agreement and approved by Administrative Agent and Hermes Agent.

6.2.3 Equipment Supplier Undertakings. Each of the Equipment Supplier Undertaking to Lenders and the Equipment Supplier Undertaking to Hermes, in each case, in form and substance satisfactory to the respective beneficiaries thereof, shall have been duly executed and delivered by Equipment Supplier to such beneficiaries and shall be in full force and effect.

6.2.4 Huntington Liability Allocation Agreements. The Huntington Liability Allocation Agreements, in form and substance satisfactory to Administrative Agent, shall have been duly executed and delivered by each party thereto and shall be in full force and effect.

6.2.5 Lien Searches. Administrative Agent shall have received (a) certified copies of requests for information or copies (Form UCC-11), or equivalent reports, listing all effective financing statements that name (i) Borrower as debtor and that are filed in each relevant jurisdiction and (ii) Foresight Holding Company, LLC as debtor and that are filed in each relevant jurisdiction, together with, in each case, copies of such financing statements (none of which shall cover the Equipment (except to the extent evidencing Equipment Permitted Liens), the Equipment Supply Agreement or the Equity Interests in Borrower) and (b) results of fixture, tax and judgment Lien searches in Bond and Montgomery Counties, Illinois.

6.2.6 Certificates. The following, each in form and substance reasonably satisfactory to Administrative Agent (and, in the case of the Equipment Supplier Closing Date Certificate, to Hermes Agent), shall have been delivered to Administrative Agent (and, in the case of the Equipment Supplier Closing Date Certificate, to Hermes Agent):

(A) copies of each Organizational Document of each Credit Party, in form and substance reasonably satisfactory to Administrative Agent and Hermes Agent, executed and delivered by such Credit Party and certified as of the Closing Date by a Responsible Officer of such Credit Party as being in full force and effect without modification or amendment;

(B) signature and incumbency certificates of the Responsible Officers of each Credit Party executing the Credit Documents to which it is a party;

(C) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of the Credit Documents to which it is a party, certified as of the Closing Date by a Responsible Officer of such Credit Party as being in full force and effect without modification or amendment;

(D) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of formation and in each jurisdiction in which it is required to be qualified as a foreign limited liability company to do business, each dated a recent date;

(E) the Borrower Closing Date Certificate;

(F) the Solvency Certificates; and

(G) the Equipment Supplier Closing Date Certificate.

6.2.7 Legal Opinions. The legal opinions of (a) Bailey & Glasser LLP, counsel to the Credit Parties, (b) Bracewell & Giuliani LLP, special New York counsel to the Credit Parties, and (c) counsel to Equipment Supplier, each in form and substance reasonably satisfactory to Administrative Agent, shall have been delivered to Administrative Agent.

6.2.8 Payment of Transaction Costs; Funds Flow Memorandum. Borrower shall pay or cause to be paid all closing costs and fees due on the Closing Date concurrently with the borrowing occurring on the Closing Date and in accordance with the Funds Flow Memorandum, which shall have been delivered, and be in form and substance reasonably satisfactory, to Administrative Agent and Hermes Agent.

6.2.9 Execution Date. The Execution Date shall have occurred.

6.3 Conditions to All Advances. The obligation of each Lender to make any Advance (including any Advance on the Closing Date but excluding any Advance requested by Hermes Agent pursuant to Section 2.3.3(C)) is subject to the satisfaction or waiver by the Lenders of each of the following on the Disbursement Date for such Advance:

6.3.1 Certificates. The certificates required to be delivered pursuant to Section 2.3.3 have been delivered at the times specified therein (it being understood and agreed that no Lender Party shall be required to verify the accuracy or completeness of, or the validity of any signatures to, any deliverables delivered in connection with any certificate delivered pursuant to Section 2.3.3).

6.3.2 Representations and Warranties. The representations and warranties in the Credit Documents and in any certificate, document or financial or other statement furnished thereunder or in connection therewith (other than those which speak only as to an earlier date) shall be true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) on such Disbursement Date as if made on such Disbursement Date.

6.3.3 Required Equity Contributions. The Equity Contributions with respect to such Advance required pursuant to Section 4.1 shall have been fully funded (through allocations of Pre-Closing Equity Contributions (solely on the Closing Date) or Post-Closing Equity Contributions, as the case may be), and the proceeds thereof shall have been received by Equipment Supplier.

6.3.4 No Material Adverse Effect. At the time of such Advance, no circumstance shall exist, and no change of law or regulation of any Governmental Authority shall have occurred, that has had or could reasonably be expected to have a Material Adverse Effect.

6.3.5 Fees. Borrower shall have paid, or caused to be paid, all fees, expenses and other amounts then due under or in connection with the Credit Documents (except to the extent that such fees, expenses and other amounts are to be paid with proceeds of the requested Advance).

6.3.6 No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing or would result from the making of the requested Advance.

6.3.7 Performance under Equipment Supply Agreement.

(A) Equipment Supplier shall have performed the work under the Equipment Supply Agreement corresponding to the requested Advance, as certified by Equipment Supplier in the applicable Equipment Supplier Disbursement Certificate, in each case, delivered in connection with the requested Advance.

(B) Without limiting the generality of Section 12.2, Borrower shall have waived its right to challenge or contest its obligations to repay such Advance (or any other Obligations) in the event that Borrower subsequently discovers that such work had not been performed by Equipment Supplier, in each case, as set forth in the applicable Borrower Disbursement Certificate.

6.3.8 Hermes Export Credit Guarantee Documents. Administrative Agent and Hermes Agent shall be satisfied that (a) the Hermes Export Credit Guarantee Documents are in full force and effect, (b) all applicable conditions under the Hermes Export Credit Guarantee Documents have been satisfied, (c) there shall not exist any material adverse effect on the ability of Borrower to perform its obligations under the Credit Documents to which it is a party, and (d) the Hermes Export Credit Guarantee Documents shall not be the subject of a dispute that potentially affects the validity or coverage of the guarantees thereunder. There shall be no outstanding notice from Hermes requesting, advising, instructing or requiring the Lenders to suspend the making of Advances.

6.3.9 Equipment Supplier Lien Release. With respect to the Advance being made on the Final Disbursement Date, Equipment Supplier shall have delivered an executed copy of full lien releases with respect to its purchase money security interests in the Equipment granted to Equipment Supplier in accordance with Section 3 of the Term and Conditions to the Equipment Supply Agreement, which lien release shall be in form and substance reasonably satisfactory to Administrative Agent.

6.3.10 Closing Date. The Closing Date shall have occurred. For certainty, the only condition to the making of Advances requested by Hermes Agent pursuant to clause (2) of Section 2.3.3(C) shall be that Hermes Agent shall have requested such Advance in accordance with clause (2) of Section 2.3.3(C).

SECTION 7. REPRESENTATIONS AND WARRANTIES

Borrower makes all of the following representations and warranties to and in favor of each Lender Party as of the Execution Date, the Closing Date and each Disbursement Date (except as such representations and warranties expressly relate to an earlier date, in which case, such representations and warranties shall be true and correct as of such earlier date):

7.1 Existence; Compliance with Law. Borrower (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of its Property or the conduct of its business requires such qualification and (d) is in compliance with all Applicable Laws except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.2 Power; Authorization; Enforceability. Borrower has the power and authority, and the legal right, to make, deliver and perform the Transaction Documents to which it is a party and to borrow hereunder. Borrower has taken all necessary limited liability company action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party and to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated herein, the borrowings hereunder or the execution, delivery, performance, validity or enforceability of any Transaction Documents (other than the filings referred to in Section 7.19). Each Transaction Document to which Borrower is a party that is in effect on the date this representation and warranty is made has been duly executed and delivered on behalf of Borrower. This Agreement constitutes, and each other Transaction Document to which Borrower is a party, upon execution, will constitute, a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.3 No Conflict. The execution, delivery and performance of the Credit Documents to which Borrower is a party by Borrower, the borrowings hereunder by Borrower and the use of the proceeds thereof will not violate any Applicable Law, any material Mine Document or any Organizational Document of Borrower and will not result in, or require, the creation or imposition of any Lien on any of its respective Properties or revenues pursuant to any Applicable Law or any such Mine Document.

7.4 Financial Information.

7.4.1 Financial Statements. Each of the consolidating (if requested) and consolidated audited balance sheet and the related statements of income, stockholder’s equity and cash flow of Guarantor and its Subsidiaries as of and for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, copies of which have heretofore been furnished to each Lender, present fairly the financial condition and results of operation and cash flows of Guarantor and its Subsidiaries as of such date and for such period. The unaudited balance sheet and the related statements of income, stockholder’s equity and cash flow of each Credit Party as of and for the fiscal quarter ended March 31, 2010 and (in the case of Borrower) the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, copies of which have heretofore been furnished to each Lender, present fairly the financial condition and results of operations and cash flows of such Credit Party as of such date and for such periods.

7.4.2 No Contingent Liabilities. No Credit Party has any material contingent liability, liability for Taxes or any long-term leases or unusual forward or long-term commitments, including interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case, that was outstanding or otherwise in existence during any of the periods described in Section 7.4.1 that are not reflected in the financial statements described in Section 7.4.1.

7.5 No Material Adverse Effect. Since December 31, 2009, there has been no event that has had or could reasonably be expected to have a Material Adverse Effect.

7.6 No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against Borrower or any of its Properties or revenues (a) with respect to any of the Transaction Documents or any of the transactions contemplated thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

7.7 No Default. Borrower is not in default in any material respect under or with respect to any of its material Contractual Obligations. No Default or Event of Default has occurred and is continuing.

7.8 Sole Purpose Nature; No Subsidiaries. Borrower has not conducted and is not conducting any business or activities other than businesses and activities directly or indirectly relating to the ownership, development, construction, operation, maintenance and financing of the Deer Run Mine and business activities reasonably related thereto. Other than as approved by Administrative Agent in accordance with Section 9.10, Borrower has no Subsidiaries and does not own any Capital Stock of any Person.

7.9 Accuracy of Information, etc. No statement or information contained in any Credit Document or any other document, certificate or statement furnished to any Lender Party by or on behalf of any Credit Party for use in connection with the transactions contemplated by the Credit Documents (including the financial statements referred to in Section 7.4.1), taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading.

7.10 Title to Property. Borrower is the sole owner of, legally and beneficially, and has good marketable and insurable title in fee simple to, or a valid leasehold interest in, all its Property (including the Deer Run Mine), and none of such Property is subject to any claims, liabilities, obligations, charges or restrictions of any kind, nature or description or to any Lien other than General Permitted Liens and Equipment Permitted Liens. At the time this representation is made, Borrower has Mining Title to all Mining Facilities covered by outstanding Governmental Approvals issued to Borrower to the extent necessary to conduct its business as currently conducted and to utilize such properties for their intended purpose at such time. The properties of Borrower that are material to its business, taken as a whole, are in good operating order, condition and repair (ordinary wear and tear excepted) constitutes all the property that is required for the business and operations of Borrower as conducted on the date this representation is made or repeated.

7.11 Intellectual Property. Borrower owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Borrower know of any valid basis for any such claim in each case, that could reasonably be expected to result in a Material Adverse Effect. The use of Intellectual Property by Borrower does not infringe on the rights of any Person in such Intellectual Property in any material respect.

7.12 Taxes.

7.12.1 Filing; Payment. Borrower (a) has timely filed or caused to be timely filed all federal and material other Tax returns required to have been filed by or with respect to it, and each such Tax return is complete and accurate in all material respects and (b) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Borrower).

7.12.2 No Liens. (a) No Liens for material Taxes (other than General Permitted Liens) have been filed with respect to the assets of Borrower, and no unresolved claim has been asserted in writing to Borrower or its Affiliates or members with respect to any material Taxes of Borrower, and (b) no waiver or agreement by Borrower is in force for the extension of time for the assessment or payment of any material Tax that has not expired, and, to Borrower’s knowledge, no request for any such extension or waiver is currently pending. There is no pending or threatened in writing audit or investigation by any Taxing Authority with respect to Borrower.

7.12.3 Pass-Through Entity. Borrower is, and has been since its formation, a Pass-Through Entity. Borrower is not subject to entity-level Tax for state, local or foreign income or franchise Tax purposes. Borrower has not engaged in any “listed transaction” (as defined in Treasury Regulation Section 1.6011-4) or made any disclosure under Treasury Regulation
Section 1.6011-4.

7.13 Federal Regulations. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. No part of the proceeds of any Term Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (b) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.

7.14 ERISA. Borrower, each ERISA Affiliate and each Plan is in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder, except for failures to so comply which could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that would subject Borrower to any Tax, penalty or other liabilities, which Tax, penalty or other liabilities which individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect. The excess in the present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto, over the fair market value of the assets of such Plan could not, individually or in the aggregate, reasonably be expected to result in a

Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan, the potential liability of Borrower and its ERISA Affiliates for a complete withdrawal from such Multiemployer Plan, when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, is zero. Borrower and each of its ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to any payments to a Multiemployer Plan.

7.15 Black Lung Act and Coal Act. Except as could not reasonably be expected to have a Material Adverse Effect, (a) Borrower and each of its Affiliates are in compliance with both the Black Lung Act and the Coal Act and the regulations promulgated thereunder, (b) none of Borrower or any of its Affiliates has incurred any liability under the Black Lung Act, Coal Act and their respective regulations, (c) Borrower, each of its Affiliates and their respective “related persons” (as defined in Section 9701(c) of the Code) are in compliance with the Coal Industry Retiree Health Benefit Act of 1992 and any regulations promulgated thereunder, and (d) none of Borrower, any of its Affiliates or their respective “related persons” has incurred any liability under the Coal Industry Retiree Health Benefit Act of 1992.

7.16 Investment Company Act. Borrower is not an “investment company” within the meaning of or otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

7.17 Environmental Matters.

7.17.1 Compliance. Other than exceptions to any of the following that (a) could not reasonably be expected to result in liability to Borrower in excess of $5,000,000 or (b) could not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect:

(A) Borrower (1) is, and has been, in compliance with all applicable Environmental Laws; (2) holds all Environmental or Mining Permits (each of which is in full force and effect) required for its current operations (including all Environmental or Mining Permits required for the Mining Facilities or any active construction or expansion thereof); and (3) is, and has been, in compliance with its Environmental or Mining Permits;

(B) Borrower has no reason to expect that (1) any action or challenge would result in the preclusion of the issuance of, or the revocation or termination of, any of its Environmental or Mining Permits or (2) any Environmental or Mining Permits necessary for the Mining Facilities or any other reasonably foreseeable operations or expansions (including any renewals of existing Environmental or Mining Permits) will not be obtainable in the ordinary course of the applicable permitting processes;

(C) there has been no Hazardous Materials Activity by Borrower at, on, under, in, or about any Real Property now or formerly owned, leased or operated by Borrower or at any other location (including any location to which Hazardous Materials have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (1) give rise to liability of Borrower under any applicable Environmental Law or otherwise result in costs to Borrower, (2) interfere with Borrower’s operations or (3) impair the fair saleable value of any Real Property owned or leased by Borrower; provided however that, in the case of this clause (3), Borrower may have engaged in Hazardous Materials Activities typically engaged in by a reasonably prudent Person engaged in coal mining, processing and selling activities and that are in compliance with Environmental Law;

(D) there are no pending or, to the knowledge of Borrower, threatened Environmental or Mining Claims related to Borrower or the Deer Run Mine;

(E) Borrower has not received any written request for information, or been notified that it is a potentially responsible party under or relating to any Environmental Law;

(F) Borrower has not entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law;

(G) Borrower has not assumed or retained, by contract or operation of law, any current liabilities of any kind, fixed or contingent, under any Environmental Law or with respect to any Hazardous Material;

(H) there are no Black Lung Liabilities pending, threatened against Borrower, nor have any Black Lung Liabilities been assumed by Borrower; and

(I) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, response, remediation or cleanup pursuant to any Environmental Law.

7.17.2 No Mining Accidents. There have not been any Mining Accidents with respect to the Mining Facilities that would reasonably be expected to (a) result in liability in excess of $5,000,000 or (b) have, either individually or in the aggregate, a Material Adverse Effect.

7.17.3 No Violations. Borrower has not been (a) barred for a period of 30 or more consecutive days from receiving surface or underground Environmental or Mining Permits pursuant to the permit blockage provisions of the Surface Mining Control and Reclamation Act, 30 U.S.C. §§1201 et seq. and the regulations promulgated thereunder or pursuant to any other Environmental Law or (b) been subject to any injunction or closure order pursuant to any Mining Law or pursuant to any Environmental or Mining Permit.

7.17.4 Access to Administrative Agent. Borrower has provided Administrative Agent with access to all material records and files in the possession, custody or control of, or otherwise reasonably available to Borrower concerning compliance with or liability under Environmental Law, including those concerning any Hazardous Materials Activity at the Mining Facilities.

7.18 Solvency. Borrower is, and after giving effect to the transactions contemplated by the Credit Documents and the incurrence of all Indebtedness and obligations being incurred in connection therewith, will be Solvent.

7.19 Sufficiency of Rights. All easements, leasehold and other property interests, and all utility and other services, means of transportation, facilities, other materials and other rights that can reasonably be expected to be necessary for the construction, completion, operation and maintenance of the Deer Run Mine in accordance with Applicable Law and the Transaction Documents (including gas, electrical, water and sewage services and facilities) have been procured under the Mine Documents or are commercially available to the Deer Run Mine, and, to the extent appropriate, arrangements have been made on commercially reasonable terms for such easements, interests, services, means of transportation, facilities, materials and rights.

7.20 Governmental Approvals. No material Governmental Approval is or will be required in connection with (a) the due execution, delivery and performance by Borrower of the Credit Documents to which it is a party or (b) the consummation of the transactions contemplated hereunder by Borrower, other than (i) such as have been made or obtained and are in full force and effect, (ii) any Governmental Approvals that are not yet necessary for the business, operations, ownership and maintenance of the Deer Run Mine as currently conducted, and (iii) such as are required by securities, regulatory or Applicable Law in connection with an exercise of remedies.

7.21 Insurance. Borrower maintains with financially sound and reputable insurance companies insurance on all its Property of the type and in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, and all applicable policies are in full force and effect and all premiums in respect thereof have been paid in full. Borrower (a) has not received notice from any insurer or agent of such insurer that substantial capital improvements or other material expenditures will have to be made in order to continue such insurance and (b) has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a cost that could not reasonably be expected to have a Material Adverse Effect.

7.22 Foreign Assets Control Regulations. The use of the proceeds of the Term Loans by Borrower will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. No Credit Party (a) is or will become a Person or entity described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and no Credit Party engages in dealings or transactions with any such Persons or entities, or (b) is in violation of the USA PATRIOT Act.

7.23 ~~Anti-Terrorism~~Anti-Corruption Laws. Neither Borrower nor any Affiliate of Borrower is in violation of any ~~Anti-Terrorism~~Anti-Corruption Laws. The use of the proceeds of the Term Loans by Borrower will not violate any ~~Anti-Terrorism~~Anti-Corruption Laws.

7.24 Use of Proceeds. Borrower has used the proceeds of all Advances in accordance with the terms and conditions of the Credit Documents.

7.25 Collateral. As of each Disbursement Date from and after the execution and delivery of the Security Agreement, (a) the Security Agreement is effective to create, in favor of Collateral Agent, legally valid and enforceable security interests in such right, title and interest Borrower shall from time to time have in all personal property included in the collateral described in the Security Agreement, (b) such security interests are subject to no Liens other than General Permitted Liens or Equipment Permitted Liens, as applicable, (c) except to the extent that any filing or recording is required for perfection, all such action as is necessary has been taken to establish and perfect Collateral Agent’s rights in and to the collateral granted pursuant to the Security Agreement, and (d) Borrower has authorized the filings and recordings by the Lender Parties required for the perfection of the security interests described above by filing or recording.

SECTION 8. AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until the Discharge Date, Borrower shall:

8.1 Financial Statements. Furnish (or cause to be furnished) to Administrative Agent (for distribution to each Lender):

(i) as soon as available, but in any event within ~~120~~90 days after the end of each fiscal year of the Credit Parties commencing with the fiscal year ending December 31, ~~2010~~2016, (A) a copy of each of the ~~consolidating (if requested) and~~ consolidated audited ~~(in the case of Guarantor and its Subsidiaries) or unaudited (in the case of Borrower) balance sheet of each Credit Party as at the end of such year and the related consolidating (if applicable) and consolidated audited (in the case of Guarantor and its Subsidiaries) or unaudited (in the case of Borrower)~~balance sheet, statements of income and ~~of~~ cash flows ~~for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year~~of Foresight Energy LP and its Subsidiaries, in each case under this ~~paragraph~~clause (~~i~~A), reported on without a “going concern” or any successor qualification or exception thereto, or any material qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing, and (B) a copy of each of the unaudited balance sheet and statements of income of Borrower (which may be in a consolidating format), certified by a Responsible Officer of Borrower as being fairly stated in all material respects; and

(ii) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Credit Parties, a copy of each of the ~~consolidating (if requested) and~~ consolidated unaudited balance sheet ~~of each of Guarantor and its Subsidiaries and unaudited balance sheet of Borrower as at the end of such quarter and, in each case, the related consolidating (if requested) and consolidated (in the case of Guarantor and its Subsidiaries) unaudited~~, statements of income and ~~of~~ cash flows of Foresight Energy LP and its Subsidiaries and a copy of each of the unaudited balance sheet and statements of income of the Borrower (which may be in a consolidating format) for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of ~~such Credit Party~~Borrower as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All financial statements delivered pursuant to paragraph (i) or (ii) above shall be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

8.2 Certificates; Other Information; Notices. Furnish to Administrative Agent (for distribution to each Lender or, in the case of paragraph (vi) below, to the applicable Lender):

(i) concurrently with the delivery of any financial statements pursuant to Section 8.1, a certificate of a Financial Officer of Borrower certifying that (A) to the knowledge of such Financial Officer, no Event of Default or Default has occurred and is continuing or, if such Financial Officer has knowledge that an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto (other than litigation strategy and related documentation subject to attorney-client privilege), and (B) no material adverse change in the consolidated assets, liabilities, operations or financial condition of Borrower has occurred since the date of the immediately preceding financial statements provided to Administrative Agent and Hermes Agent or, if a material adverse change has occurred, the nature of such change;

(ii) no later than ten Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any Organizational Document of any Credit Party;

(iii) (A) during the Construction Period, promptly upon the effectiveness thereof, any modification to the Construction Budget ~~and~~, (B) during the Operating Period, (x) promptly upon adoption thereof, a copy of the Annual Operating Budget with respect to the Deer Run Mine for each fiscal year (or portion thereof) occurring during the Operating Period~~;~~ and (y) as soon as available and in any event within forty-five (45) days after the end of each fiscal year, forecasts prepared by management of Guarantor, of balance sheets, income statements and cash flow statements on a quarterly basis for the fiscal year following such fiscal year and on an annual basis for each fiscal year thereafter until the maturity date together with a line item budget for each fiscal quarter and fiscal year, and (C) within thirty (30) days following the material physical movement of any equipment comprising Collateral (including any Replacement Collateral), written notice of such movement, and the new location of such Collateral, and within forty-five (45) days after the end each of the first three quarterly periods of each fiscal year, and ninety (90) days after the end of each fiscal year, a summary setting forth the physical location of all equipment comprising Collateral (including any Replacement Collateral);

(iv) within ~~30~~45 days ~~following (A) the last day of each calendar quarter occurring during the Construction Period, a reasonably detailed summary of the development and construction of the Deer Run Mine for such calendar quarter, and (B) the last day of each calendar quarter occurring during the Operating Period, a reasonably detailed summary of the~~ after the end of each of the first three quarterly periods of each fiscal year, and ninety (90) days after the end of each fiscal year, a summary setting forth the actual results of operations and production of the Deer Run Mine for such calendar quarter, as reflected in reports filed by Borrower or its Affiliates with the SEC;

(v) promptly, such additional financial and other information as any Lender may from time to time reasonably request through Administrative Agent, including with respect to applicable “know your customer” and Anti-Terrorism Laws (including the USA Patriot Act);

(vi) promptly upon request by Administrative Agent, copies of (A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan, (B) the most recent actuarial valuation report for any Plan, (C) all notices received from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event and (D) promptly upon request by Administrative Agent, such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as Administrative Agent shall reasonably request; and

(vii) promptly upon becoming aware thereof, notice of the following (together with a statement of a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto) (for distribution to each Lender):

(A) the occurrence of any Default or Event of Default;

(B) any default or event of default (or alleged default) under, or earlier termination of, the Equipment Supply Agreement;

(C) (1) any litigation, investigation or proceeding which may exist at any time between Borrower and any Governmental Authority, that, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (2) any material change in the status of the Mining Lease Litigation, including any judgment issued with respect thereto or settlement thereof;

(D) any litigation or proceeding affecting Borrower (1) in which the amount involved is $5,000,000 or more and not covered by insurance, (2) in which injunctive or similar relief is sought or (3) which relates to any Transaction Document;

(E) any casualty, damage or loss to (1) the Equipment or (2) the Deer Run Mine (other than the Equipment), in each case, whether or not insured, through fire, theft, other hazard or casualty, or through any act or omission of Borrower, its employees, agents, contractors, consultants or representatives, or of any other Person, if such casualty, damage or loss, in the case of clause (2), affects Borrower or the Deer Run Mine in excess of $5,000,000 for any one such event or $10,000,000 in the aggregate in any policy period;

(F) the occurrence of (1) any ERISA Event, (2) the adoption of any new Plan by Borrower or any ERISA Affiliate, (3) the adoption of an amendment to a Plan or (4) the commencement of contributions by Borrower or any ERISA Affiliate to a Plan or Multiemployer Plan, in each case, if such occurrence could reasonably be expected to result in a Material Adverse Effect; and

(G) any event that has had or could reasonably be expected to have a Material Adverse Effect.

8.3 Maintenance of Title and Existence. (a) Maintain good and valid title to all of its Properties (that are individually or in the aggregate material), subject only to General Permitted Liens and Equipment Permitted Liens and other than those Properties disposed of in accordance with this Agreement and the other Credit Documents, and (b) preserve, renew and keep in full force and effect its existence as a limited liability company and all material rights, privileges and franchises necessary in the normal conduct of its business.

8.4 Compliance with Law. (a) Take all reasonable action to maintain all rights, privileges and Governmental Approvals necessary in the normal conduct of its business and comply with all Applicable Law, and maintain and enforce policies and procedures designed to promote and achieve compliance by Borrower with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions, and (b) promptly take any and all actions necessary to (i) cure any violation of applicable Environmental Laws or Mining Laws that could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000; (ii) make an appropriate response to any Environmental or Mining Claim against Borrower and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000; (iii) comply, and use commercially reasonable efforts to cause all contractors, lessees and other Persons occupying any Real Property to comply, with all Environmental Laws, Mining Laws and Environmental or Mining Permits where the failure to do so could reasonably be expected to result in liability to Borrower in excess of $5,000,000; and (iv) obtain, maintain in full force and effect and renew all material Environmental or Mining Permits applicable to its operations and Real Property; provided, the Hillsboro Mining Event shall not constitute a default in the observance or performance of this Section 8.4.

8.5 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (including all Taxes and amounts under the Equipment Supply Agreement), other than with respect to any such obligation the amount or validity of which is currently being contested in good faith by appropriate proceedings and for which reserves in conformity with GAAP have been provided on the books of Borrower.

8.6 Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; provided, the Hillsboro Mining Event shall not constitute a default in the observance or performance of this Section 8.6(a), (b) cause the Deer Run Mine to be constructed, operated and maintained in compliance in all material respects with the Construction Budget (as modified from time to time) and the terms and provisions of all Environmental or Mining Permits and in accordance with Prudent Operating Practice ~~and~~; provided, the Hillsboro Mining Event shall not constitute a default in the observance or performance of this Section 8.6(b), (c) maintain with financially sound and reputable insurance companies insurance on all its Property of the type and in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business, provided such insurance is available on commercially reasonable terms, which insurance shall name Administrative Agent as lender loss payee and additional insured thereunder (solely with respect to policies insuring Collateral, as defined in the Security Agreement) (and Borrower shall provide Administrative Agent with reasonable evidence of such insurance coverage from time to time and as requested by Administrative Agent), (d) deliver to Administrative Agent annually copies of all policies maintained in accordance with the terms of this Section 8.6, including all certificates and endorsements respecting such policies, and (e) keep Administrative Agent apprised of the (x) filing of any claims under such policies applicable to the Administrative Agent, and (y) the status of any such claims; provided that Borrower shall procure and maintain insurance in compliance with ~~this~~ clause (c) of this Section 8.6 for the preparation plant owned by Borrower at all times from and after the commencement of operation of such preparation plant.

8.7 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and, in all material respects, all Applicable Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of (i) Hermes and Administrative Agent to, at Borrower’s expense, visit and inspect any of its properties once a year and (ii) subject to the last sentence of this Section 8.7, any Lender and the Independent Engineer to visit and inspect any of its properties and examine and, at Borrower’s expense, make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Borrower with officers and employees of Borrower and with its independent certified public accountants; provided that, if such visit and inspection occurs at a time when no Default or Event of Default has occurred and is continuing, such visit and inspection by Lenders shall be coordinated through Administrative Agent and shall be limited to (A) four visits and inspections during any consecutive 12-month period occurring in whole or in part during the Construction Period and (B) two visits and inspections during any consecutive 12-month period occurring in whole during the Operating Period (in each case, subject to compliance with Applicable Law and Borrower’s standard policies concerning mine safety).

8.8 Environmental Laws; Mining Laws. Deliver to Administrative Agent (for distribution to each Lender):

(i) as soon as practicable following receipt thereof, copies of all environmental or mining audits, investigations, analyses and reports of any kind or character, except for those required to be prepared in the normal course of mining operations, whether prepared by personnel of Borrower or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Property or with respect to any Environmental or Mining Claims if such matters or Environmental or Mining Claims could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000;

(ii) promptly after the occurrence thereof, written notice describing in reasonable detail (A) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws that could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000, (B) any remedial action taken by Borrower or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental or Mining Claims that could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000 or (2) any Environmental or Mining Claims that could reasonably be expected to result in liability of Borrower in excess of $5,000,000, and (C) any matter or occurrence that could reasonably be expected to result in an injunction or the issuance of any closure order pursuant to any Mining Law or pursuant to any Environmental or Mining Permit or otherwise related to the Mining Facilities;

(iii) as soon as practicable following the sending or receipt thereof by Borrower, a copy of any and all written communications with respect to (A) any Environmental or Mining Claims (including any citations and orders issued pursuant to any Mining Law) that could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000, (B) any Release required to be reported to any Governmental Authority and that could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000, and (C) any request for information from any Governmental Authority or other Person that suggests such Person is investigating whether Borrower may be potentially responsible for any Hazardous Materials Activity that could reasonably be expected to result in liability to the or otherwise related to the Mining Facilities in excess of $5,000,000;

(iv) prompt written notice describing in reasonable detail (A) any proposed acquisition of stock, assets, or property by Borrower that could reasonably be expected to (1) expose Borrower to, or result in, Environmental or Mining Claims that could reasonably be expected to result in liability to Borrower or otherwise related to the Mining Facilities in excess of $5,000,000, or (2) affect the ability of Borrower to maintain in full force and effect all material Environmental or Mining Permits required for their respective operations, and (B) any proposed action to be taken by Borrower to modify current operations in a manner that could reasonably be expected to subject Borrower to any additional material obligations or requirements under any Environmental Laws or Mining Laws the cost of which would exceed $5,000,000; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 8.8.

8.9 Environmental or Mining Permits. Obtain, maintain in full force and effect and comply with all Environmental or Mining Permits required for the business and operations of Borrower as conducted, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.10 Equipment Supply Agreement. Maintain in full force and effect, preserve, protect and defend its rights under and take all commercially reasonable actions necessary to prevent termination or cancellation of the Equipment Supply Agreement.

8.11 Further Assurances. Upon the request of an Agent, Borrower shall execute and deliver, or cause to be executed and delivered, all documents as shall be necessary or that such Agent shall reasonably request in connection with the rights and remedies of the Lender Parties under the Credit Documents and each Equipment Supplier Disbursement Certificate, and perform such other reasonable acts as may be necessary to carry out the intent of the Credit Documents and each Equipment Supplier Disbursement Certificate.

8.12 Separate Existence. (a) Maintain its own separate books and records and bank accounts, (b) at all times conduct its business solely in its own name in a manner not misleading to other Persons as to its identity (including through the use of separate stationary, signage and business cards), (c) file its own Tax returns as may be required under Applicable Law, and pay any Taxes required to be paid under Applicable Law, (d) not commingle its assets with assets of any other Persons and hold all of its assets in its own name, (e) comply in all material respects with all organizational formalities to maintain its separate existence, (f) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and (g) correct any known misunderstanding regarding its separate identity and not identify itself as a division of any other Person.

8.13 Tax Treatment. Ensure that Borrower is and shall remain a Pass-Through Entity.

8.14 Use of Proceeds. Use the proceeds of the Term Loans only for the purposes specified in Section 2.5 (it being understood that no Lender Party shall have any obligation to monitor Borrower’s use of the proceeds of the Term Loans).

8.15 ~~Delivery of Quarterly Updated Projections. Deliver the Quarterly Updated Projections, in form and substance reasonably satisfactory to Administrative Agent, on the last Business Day of each fiscal quarter.~~RESERVED.

8.16 RESERVED.

8.17 Hermes-Requested Information. Upon request by Hermes Agent, promptly provide to Hermes Agent (and with a copy to Administrative Agent) all financial, technical and other information as Hermes Agent advises Borrower that Hermes has requested pursuant to the Hermes Export Credit Guarantee Documents.

8.18 Security Agreement; Collateral Further Assurances. No later than October 15, 2010, Borrower shall enter into the Security Agreement with Collateral Agent and Administrative Agent pursuant to which Borrower shall grant a security interest in the collateral described therein (including the Equipment, the Equipment Supply Agreement and, in each case, proceeds thereof) to Collateral Agent (for the benefit of the Lender Parties). At the time of such entry and from time to time thereafter, Borrower shall (a) execute and deliver any amendments to this Agreement and the other Credit Documents and any additional related documents, in each case, determined to be reasonably necessary or advisable by any Agent in connection with the grant of the security interest and the appointment of Collateral Agent pursuant to the Security Agreement, (b) execute, acknowledge, record, register, deliver and/or file all such notices, statements, instruments and other documents (including any UCC financing statement or continuation statement or certificate of title) relating to the security interest granted pursuant to the Security Agreement, and (c) take such other steps, including the delivery of a legal opinion with respect to the Security Agreement and the security interests granted thereunder, in form and substance satisfactory to Administrative Agent, as may be reasonably necessary or advisable to render fully valid and enforceable under all applicable laws the rights, Liens and priorities of the Lender Parties with respect to all collateral granted pursuant to the Security Agreement, in the case of each of clauses (a), (b) and (c), in such form and at such times as shall be reasonably satisfactory to the Agents, and pay all reasonable fees and expenses (including reasonable attorneys’ fees) incident to compliance with this Section.

SECTION 9. NEGATIVE COVENANTS

Borrower covenants and agrees that, until the Discharge Date, Borrower shall not:

9.1 Indebtedness.

(a) Create, incur, assume or suffer to exist any Indebtedness (other than the Second Lien Secured Notes or the A&R Foresight Energy ~~Bonds or the Foresight Energy Revolver),~~Secured Facility) unless after giving effect to such creation, incurrence, assumption or sufferance, ~~Borrower~~Guarantor would be (on a pro forma basis) in compliance with the financial covenants set forth in Section ~~9.14, (i) with respect to any such creation, incurrence, assumption or sufferance during the Construction Period, for the first two full Semi-Annual Periods occurring after the Commercial Operation Date (assuming at the time of such calculation that the Commercial Operation Date will occur on a day between and including July 1, 2011 and December 31, 2011), and (ii) with respect to any such creation, incurrence, assumption or sufferance during the Operating Period,~~4.5 and 4.6 of the Foresight Guaranty for the two Semi-Annual Periods ending on the following two ~~Semi Annual~~Semi-Annual Dates, and Borrower shall have ~~delivered~~caused Guarantor to deliver a Financial Covenant Compliance Certificate evidencing such compliance; provided however, that Borrower may incur Indebtedness ~~with~~in an aggregate principal amount of up to $5,000,000 (individually in the case of such Indebtedness or series of related Indebtedness) or $25,000,000 (in the aggregate in the case of all such Indebtedness) without ~~submission of~~causing Guarantor to deliver a Financial Covenant Compliance Certificate as described above; or

(b) Create, incur, assume or suffer to exist any guaranty by Borrower of the Second Lien Secured Notes or the A&R Foresight Energy ~~Bonds or the~~ Foresight Energy Revolver Secured Facility, unless after giving effect to such creation, incurrence, assumption or sufferance, Guarantor would be (on a pro forma basis) in compliance with the financial covenants set forth in Sections 4.5 and 4.6 of the Foresight Guaranty for the two Semi-Annual Periods ending on the following two ~~Semi Annual~~Semi-Annual Dates, and Borrower shall have caused Guarantor to deliver a Financial Covenant Compliance Certificate evidencing such compliance.

9.2 Liens. Create, incur, assume or suffer to exist any Lien upon (a) the Equipment, whether now owned or hereafter acquired, other than Equipment Permitted Liens, or (b) the Equipment Supply Agreement.

9.3 Fundamental Changes. (a) Enter into any merger, consolidation or amalgamation (other than any merger that (i) could not reasonably be expected to have a Material Adverse Effect, (ii) would not result in a Change of Control and (iii) would result in Borrower being the surviving Person), or (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its Property or business.

9.4 Disposition of Property. Sell, transfer or otherwise dispose of (a) any Equipment, whether now owned or hereafter acquired, or (b) any of its other Property (including receivables and leasehold interests), whether now owned or hereafter acquired, unless, after giving effect to such disposition described in clause (b), Borrower would be (on a pro forma basis) in compliance with the financial covenants set forth in Section 9.14, (a) with respect to any such incurrence during the Construction Period, for the first two full Semi- Annual Periods occurring after the Commercial Operation Date, and (b) with respect to any such incurrence during the Operating Period, for the two Semi-Annual Periods ending on the following two Semi Annual Dates and shall deliver a Financial Covenant Compliance Certificate evidencing such compliance; provided however that Borrower may, without submission of a Financial Covenant Compliance Certificate as described above in this Section 9.4, (i) dispose of obsolete or worn out property in the ordinary course of business, (ii) sell inventory in the ordinary course of business (including forward coal sales in the ordinary course of business), (iii) enter into any sale-leaseback transaction (other than with respect to the Equipment) to the extent entered into in the ordinary course of business of Borrower and upon arm’s length terms, and (iv) during any calendar year, sell, transfer or otherwise dispose of up to $5,000,000 (individually or in a series of related transactions) of its Property (including receivables and leasehold interests but excluding the Equipment).

9.5 Restricted Payments. Make any Restricted Payment other than, solely during the Operating Period, Restricted Payments to Guarantor of excess cash after the payment of Debt Service and other amounts paid or payable by Borrower so long as, at the time of such Restricted Payment, Borrower would be (on a pro forma basis) in compliance with the financial covenants set forth in Section 9.14 for the following two Semi-Annual Periods and has delivered a Financial Covenant Compliance Certificate with respect to such time.

9.6 Investments. Make any investments of funds (whether by purchase of stocks, bonds, notes or other securities, loan, extension of credit, advance or otherwise) other than (a) extensions of trade credit in the ordinary course of business, (b) Capital Expenditures and (c) ordinary course investments in cash equivalents.

9.7 Transactions with Affiliates. Enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is (a) otherwise not prohibited under this Agreement, (b) in the ordinary course of business of Borrower and (c) upon fair and reasonable terms no less favorable to Borrower than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

9.8 Lines of Business. Conduct any business or activities other than businesses and activities directly or indirectly relating to the ownership, development, construction, operation, maintenance and financing of the Deer Run Mine and business activities reasonably related thereto.

9.9 Fiscal Year, Name, Location and EIN. Change (a) Borrower’s name, federal employer identification number or the location of its principal place of business to any location within the United States without 30 days prior written notice to Administrative Agent and Hermes Agent or (b) Borrower’s principal place of business to any location outside of the United States.

9.10 No Subsidiaries or Joint Ventures. (a) Create, form or acquire any subsidiary without the prior written approval thereof by Administrative Agent; provided that, immediately upon any such creation, formation or acquisition, (i) the newly created, formed or acquired subsidiary shall enter into a guaranty of the Obligations, which guaranty shall (A) include applicable representations, warranties, covenants and other obligations similar to such provisions set forth in this Agreement and otherwise be in form and substance reasonably satisfactory to Administrative Agent and (B) shall, upon execution and delivery and thereafter, be deemed to constitute a Credit Document, and (ii) Borrower and Administrative Agent (on behalf of the Lenders) shall enter into such amendments and other modifications of this Agreement as are deemed by Administrative Agent to be necessary or appropriate in connection with such creation, formation or acquisition, or (b) enter into any partnership or joint venture.

9.11 Modification of Certain Documents. Without the prior written consent of the Required Lenders (acting in consultation with the Independent Engineer, if necessary), amend, supplement, waive, cancel, terminate or otherwise modify (a) the Equipment Supply Agreement (including with respect to any modification of the payment schedule attached thereto) and (b) any Organizational Document of Borrower.

9.12 ERISA. Maintain, sponsor or contribute to (or be required to maintain, sponsor or contribute to) any employee benefit plans subject to ERISA.

9.13 Regulations. Directly or indirectly apply any part of the proceeds of any Term Loan or other revenues to the purchasing or carrying of any Margin Stock.

9.14 RESERVED

SECTION 10. EVENTS OF DEFAULT

10.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

10.1.1 Payment. (a) Borrower shall fail to pay any principal of or interest on any Term Loan within three Business Days after such principal or interest becomes due in accordance with the terms hereof or (b) Borrower shall fail to pay any other amount payable hereunder or under any other Credit Document within five Business Days after any such other amount becomes due in accordance with the terms hereof or thereof.

10.1.2 Representation or Warranty. Any representation or warranty made or deemed made by any Credit Party in any Credit Document or contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with any Credit Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made or furnished and the fact giving rise to such inaccuracy shall continue unremedied for a period of 30 days after the earlier of (a) knowledge thereof of Borrower and (b) receipt by Borrower of notice thereof from any Lender Party.

10.1.3 Covenants with No Cure Period. The applicable Credit Party shall default in the observance or performance of any agreement contained in (a) Section 8.2(vii)(A), 8.3(b) or 9 or (b) Sections 2.1.1, 4.3, 4.4, 4.5, 4.6, 4.7 and 4.8 of the Foresight Guaranty.

10.1.4 Covenants with Cure Period. Any Credit Party shall default in the observance or performance of any other agreement contained in any Credit Document (other than as provided in another Section of this Section 10.1), and such default shall continue unremedied for a period of 30 days after the earlier of (a) Borrower’s obtaining knowledge thereof and (b) receipt by Borrower of notice thereof from any Lender Party; provided that, if (i) such default cannot be cured within such 30 day period, (ii) such default is susceptible of cure within 90 days, (iii) the relevant Credit Parties are proceeding with diligence and in good faith to cure such default, (iv) the existence of such default has not had and could not reasonably be expected to have a Material Adverse Effect and (v) Administrative Agent shall have received a certificate of a Responsible Officer of Borrower to the effect of clauses (i) through (iv) above and stating what action the Credit Parties are taking to cure such default, then such 30 day cure period shall be extended to such date, not to exceed 90 days, as shall be necessary for the Credit Parties to diligently cure such default.

10.1.5 Other Indebtedness. Any Credit Party shall default beyond any applicable grace period in making any payment of any principal of or interest on any Indebtedness (other than the Term Loans) or in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; provided however that it shall not be an Event of Default if any such default or condition occurs with respect to any Indebtedness with an aggregate principal amount of, in the case of Borrower, $5,000,000 or less, or, in the case of Guarantor, $25,000,000 or less, in each case, on the due date with respect thereto.

10.1.6 Equipment Supply Agreement.

(A) Borrower Breach. Borrower shall be in breach in any material respect of, or in default in any material respect under, the Equipment Supply Agreement and such breach or default shall continue unremedied for the lesser of (1) a period of ten Business Days from the time Borrower obtains knowledge thereof and (2) such period of time under the Equipment Supply Agreement which Borrower has available to it in which to remedy such breach or default.

(B) Equipment Supplier Breach. Equipment Supplier shall be in breach of, or in default under, the Equipment Supply Agreement and such breach or default (1) has had, or could reasonably be expected to have, a Material Adverse Effect and (2) shall continue unremedied for the lesser of (x) a period of ten Business Days from the time Borrower obtains knowledge thereof and (y) such period of time under the Equipment Supply Agreement which Borrower has available to it in which to remedy such breach or default.

(C) Termination. (1) The Equipment Supply Agreement shall terminate or shall be declared null and void (except upon fulfillment of such party’s obligations thereunder or the scheduled expiration of the term of the Equipment Supply Agreement), or (2) any provision in the Equipment Supply Agreement shall for any reason cease to be valid and binding on any party thereto (other than Borrower), other than, in the case of clause (2) above, (x) any such failure to be valid and binding that could not reasonably be expected to have a Material Adverse Effect or (y) to the extent that such provision is restored or replaced by a replacement provision in form and substance reasonably acceptable to Administrative Agent within a ten-day period thereafter.

10.1.7 Bankruptcy. (a) Any Credit Party shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or such Credit Party shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against any Credit Party any case, proceeding or other action of a nature referred to in clause (a) above that (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged and unbonded for a period of 60 days; or (c) there shall be commenced against any Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (d) any Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (a), (b), or (c) above; or (e) any Credit Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

10.1.8 ERISA. (a) One or more ERISA Events shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, or (b) any fact or circumstance shall exist that could reasonably be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Code or under Section 303(k) of ERISA or a violation of Section 436 of the Code that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

10.1.9 Judgments. One or more judgments or decrees shall be entered against Borrower involving a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof.

10.1.10 Abandonment of Deer Run Mine. (a) The construction or operation, as the case may be, of the Deer Run Mine shall have been abandoned for a period of at least 30 consecutive days or (b) any material portion of Borrower’s property is damaged, seized or appropriated without applicable insurance proceeds (subject to the underlying deductible) or fair value being paid therefor; provided that, with respect to clause (a) above, an event of force majeure and maintenance and repairs to the Deer Run Mine (whether or not scheduled) shall not constitute abandonment of the Deer Run Mine, so long as Borrower is diligently attempting to end such suspension or unavailability; provided, further, the Hillsboro Mining Event, including the damage or abandonment for any period of time of the Deer Run Mine in connection therewith, shall not constitute an Event of Default.

10.1.11 Credit Documents. Any Credit Document or Equipment Supplier Disbursement Certificate shall cease, for any reason, to be in full force and effect or any Credit Party or any Affiliate of any Credit Party shall so assert.

10.1.12 [RESERVED]

10.1.13 Change of Control. Any Change of Control shall occur.

10.1.14 Lien. At any time following the execution and delivery of the Security Agreement, the security interest in the collateral purported to be created by the Security Agreement shall fail or cease to be, or shall be asserted in writing by Borrower not to be, a valid and perfected first-priority security interest (subject only to General Permitted Liens or Equipment Permitted Liens, as applicable) in assets covered thereby.

10.2 Remedies. Upon the occurrence and during the continuation of an Event of Default, and at any time thereafter during the continuation of such Event of Default:

(i) (A) if such event is an Event of Default specified in Section 10.1.7 with respect to Borrower, automatically the Commitments of each Lender shall immediately terminate and the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under the Credit Documents shall immediately become due and payable without presentment, demand, protest or any other notice of any kind, and (B) if such event is any other Event of Default, with the consent of the Required Lenders, Administrative Agent may, or upon the request of Hermes Agent (acting at the instruction of Hermes) or the Required Lenders, Administrative Agent shall, by notice to Borrower, (1) declare the Commitments of each Lender to be terminated forthwith, whereupon the Commitments shall immediately terminate and (2) declare the Term Loans hereunder (with accrued interest thereon) and all other amounts owing under the Credit Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable;

(ii) Hermes Agent (acting at the instruction of Hermes) or the Required Lenders may direct Administrative Agent to exercise the rights and remedies under the Credit Documents in accordance with the terms of thereof; and

(iii) without any obligation to do so, make disbursements or Term Loans to or on behalf of any Credit Party to cure any Event of Default hereunder and to cure any default and render any performance under the Equipment Supply Agreement as the Required Lenders in their sole discretion may consider necessary or appropriate, for any reason, and all sums so expended, together with interest on such total amount at the rate provided in Section 3.1.3, shall be repaid by Borrower to Administrative Agent on demand and shall be secured by the Credit Documents.

~~10.1.14 Lien. At any time following the execution and delivery of the Security Agreement, the security interest in the collateral purported to be created by the Security Agreement shall fail or cease to be, or shall be asserted in writing by Borrower not to be, a valid and perfected first-priority security interest (subject only to General Permitted Liens or Equipment Permitted Liens, as applicable) in assets covered thereby.~~

SECTION 11. AGENTS

11.1 Appointment. In connection with the transactions contemplated herein and in the other Finance Documents, each Lender hereby appoints (a) Crédit Agricole Corporate and Investment Bank to act as Administrative Agent and (b) Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme to act as Hermes Agent, and authorizes each such Agent to exercise such rights, powers, authorities and discretions as are specifically delegated to such Agent by the terms of this Agreement and the other Finance Documents, together with all such rights, powers, authorities and discretions as are reasonably incidental thereto. By its signature below, (i) Crédit Agricole Corporate and Investment Bank (and any successor thereto pursuant to Section 11.7) accepts such appointment as Administrative Agent and (ii) Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme (and any successor thereto pursuant to Section 11.7) accepts such appointment as Hermes Agent. Administrative Agent shall, on behalf of the Lenders and Hermes Agent (which Lenders and Hermes Agent hereby authorize Administrative Agent to), appoint a Person to act as Collateral Agent under the Security Agreement, and such Person, upon such appointment, shall be an express third party beneficiary of, and shall be entitled to rely upon and enforce the provisions of, this Agreement that are applicable to such Person in its capacity as Collateral Agent.

11.2 Duties and Responsibilities. No Agent shall have any fiduciary duties or responsibilities except those expressly set out in this Agreement or in the other Finance Documents to which such Agent is a party. Notwithstanding anything to the contrary contained in any Finance Document, no Agent shall be required to take any action which is contrary to Applicable Law. An Agent may execute any of its duties under this Agreement and the other Finance Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

11.3 Exculpatory Provisions. Neither an Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Finance Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Finance Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Finance Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Finance Document or for any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Finance Document, or to inspect the properties, books or records of any Credit Party.

11.4 Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Credit Parties), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the payee of any Term Note as the owner thereof for all purposes unless such Term Note shall have been transferred in accordance with Section 12.7 and all actions required by such Section in connection with such transfer shall have been taken. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Finance Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Finance Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Term Loans.

11.5 Indemnification. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), ratably according to their respective Proportionate Shares in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Term Loans shall have been paid in full, ratably in accordance with such Proportionate Shares immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Term Loans) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Finance Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted solely and proximately from an Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Term Loans and all other amounts payable hereunder.

11.6 Each Agent in its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent. With respect to its Term Loans made or renewed by it, each Agent shall have the same rights and powers under this Agreement and the other Finance Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

11.7 Successor Agent. An Agent may resign as such upon 10 days’ notice to the Lenders and Borrower. If an Agent shall resign as such under this Agreement and the other Finance Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default shall have occurred and be continuing) be subject to approval by Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the applicable Agent, and the term “Administrative Agent” or “Hermes Agent”, as the case may be, means such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Hermes Agent’s, as the case may be, rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Term Loans. If no successor Agent has accepted appointment by the date that is 10 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of such Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. After any retiring Agent’s resignation, the provisions of this Section 11.7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement and the other Finance Documents.

11.8 Withholding. To the extent required by any Applicable Law, Administrative Agent may withhold from any payment to any Lender Party an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Taxing Authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender Party (because the appropriate form was not delivered, was not properly executed, or because such Lender Party failed to notify Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), or Administrative Agent has paid over to the Internal Revenue Service or other Governmental Authority applicable withholding Tax relating to a payment to a Lender but no deduction has been made from such payment, such Lender Party shall indemnify and hold Administrative Agent harmless for all amounts paid, directly or indirectly, by Administrative Agent, as Tax or otherwise, including penalties and interest, and including any Taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this Section 11.8, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lender Parties under this Section 11.8 shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

11.9 Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that an Agent shall receive such a notice, such Agent shall give notice thereof to the Lenders. An Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that, unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

11.10 Hermes Export Credit Guarantee Documents.

11.10.1 Actions. Unless otherwise instructed in writing by the Required Lenders, Hermes Agent (at the direction of the Required Lenders) shall, by written notice to Hermes, issue demand notices and otherwise make claims for payment under the Hermes Export Credit Guarantee Documents if it is entitled to do so at such time pursuant thereto and shall exercise any and all rights and remedies available under the Hermes Export Credit Guarantee Documents in accordance with the provisions of this Section 11.

11.10.2 Compliance. Each Lender hereby (a) acknowledges that it will review the Hermes Export Credit Guarantee Documents promptly following the issuance thereof and will be familiar with the terms thereof and (b) agrees that it will cooperate with Hermes Agent and will itself take such actions and/or refrain from taking such actions as may be reasonably necessary to ensure (i) compliance with the terms of the Hermes Export Credit Guarantee Documents and (ii) the continuing validity of the Hermes Export Credit Guarantee Documents and the ability to make claims thereunder.

SECTION 12. MISCELLANEOUS

12.1 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received (provided that any notice of Default or Event of Default provided by any Lender Party to Borrower shall be deemed given or made when dispatched by such Lender Party), addressed (a) in the case of Borrower and Agents, as follows, and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to Administrative Agent or, in the case of a Lender that becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance, or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

Borrower:	Hillsboro Energy LLC
3801 PGA Boulevard, Suite 903 Palm Beach Gardens, FL 33410 Attention: Mr. Donald Holcomb Facsimile: (561) 626-4938

With a copy to:	Bailey & Glasser LLP 209 Capitol Street
Charleston, WV 25301
Attention: Brian A. Glasser, Esq. Facsimile: (304) 342-1110

Administrative Agent:	Crédit Agricole Corporate and Investment Bank, as Administrative Agent

~~Structured Finance Agency~~ITB Middle Office Group
1301 Avenue of the Americas New York, New York 10019 Email: frank.tatulli@ca-cib.com Attn: Frank Tatulli
~~Attention: Ted Vandermel~~
With a copy to

Crédit Agricole Corporate and Investment Bank DAS - Debt Restructuring & Advisory Services 1301 Avenue of the Americas
New York, New York 10019 Email: pierre.bennaim@ca-cib.com Attn: Pierre Bennaim

Hermes Agent:	Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen
Société Anonyme, as Hermes Agent Taunusanlage 14 60325 Frankfurt am Main, Federal Republic of Germany Attention: ~~Jörg Redeker/Michael Rieskamp~~Imad Urf/Guido Berning Facsimile: + 49 69 74221 201

12.2 Borrower’s Obligations Absolute. The obligation of Borrower to make payments hereunder and to observe and perform all of its other obligations under this Agreement are (subject to the terms of this Agreement) unconditional and irrevocable obligations of Borrower and accordingly shall not be conditional on performance by any Lender Party of any obligations save such as may be specified in this Agreement as required to be performed in order to give rise to a relevant obligation of Borrower thereunder. For certainty, Borrower’s obligations under this Agreement shall not be conditional upon, or in any way related to, performance by Equipment Supplier under the Equipment Supply Agreement.

12.3 Voting.

12.3.1 Voting and Non-Voting Lenders. Subject to Section 12.3.2, in each instance that Administrative Agent, Hermes Agent or the Lenders is or are required to cast a vote with respect to any consent, waiver, approval, determination, direction or other action in accordance with the Credit Documents and an Equipment Supplier Disbursement Certificate, a vote shall be taken among the Lenders within the period of time specified by Administrative Agent; provided however that no Non-Voting Lender shall be entitled to participate in any vote under this Agreement with respect to any Commitment or any Term Loan held by such Person. Each Lender shall promptly notify Administrative Agent in writing in the event that it is or becomes a Non-Voting Lender. The number of votes allocated to each Lender will be calculated based on its Proportionate Share.

12.3.2 Hermes-Directed Votes. In the event that Hermes Agent determines, in its sole discretion, that Hermes has requested, advised, instructed or required any Lender Party to vote in a certain manner or in favor of a certain result with respect to any consent, waiver, approval, determination, direction or other action or to otherwise take or refrain from taking any action relating to the Credit Documents or an Equipment Supplier Disbursement Certificate, Hermes Agent shall promptly notify each other applicable Lender Party of such determination, and each such Lender Party shall, for all purposes hereunder and notwithstanding anything herein to the contrary (other than the proviso to this Section 12.3.2), be deemed as of the date indicated in such notification, to have cast its vote in such manner or in favor of such result, or to have otherwise consented to such action or inaction, and to have instructed Hermes Agent accordingly; provided however that such deemed vote, consent or instruction may be superseded by any actual vote, consent or instruction of all Lenders, and such superseding action of the Lenders shall take precedence over any such deemed action. Each Lender acknowledges that any such superseding action may cause the revocation or termination of the Hermes Export Credit Guarantee Documents and the loss of any and all cover and other benefits thereunder. For certainty, the indemnity of Section 11.5 shall apply to any action or inaction of Hermes Agent taken in connection with any such superseding vote, consent or instruction of the Lenders, except to the extent caused by the gross negligence or willful misconduct of Hermes Agent, as determined by a final, non-appealable judgment of a court of competent jurisdiction.

12.3.3 Determination of Voting Percentages. The percentage of Lenders consenting to, approving, waiving or providing direction with respect to a decision shall be calculated as a fraction (expressed as a percentage) (a) the numerator of which shall be the number of votes cast in favor of the proposed consent, approval, waiver, direction or other action and (b) the denominator of which shall be the total number of votes entitled to be cast with respect to such matter. In the event any Lender does not cast its votes within the period of time specified by Administrative Agent, the vote of such Lender shall be excluded from both the numerator and denominator of the fraction described in the preceding sentence. Any Lender that does not cast its vote hereby, or is deemed to have cast its vote pursuant to Section 12.3.2, waives any and all rights it may have to object to or seek relief from the decision of the Lenders voting, or deemed to be voting, with respect to such issue and agrees to be bound by such decision. Nothing contained in this Section 12.3.3 shall preclude any Lender from participating in any re-voting or further voting relating to such matter (including pursuant to the proviso to Section 12.3.2).

12.4 Amendments or Waivers.

12.4.1 No Deemed Waiver. No failure or delay of any Lender, Administrative Agent or Hermes Agent in exercising any right or power hereunder or under any other Finance Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Lenders, Administrative Agent and Hermes Agent under the Finance Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Finance Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 12.4.2, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

12.4.2 Consent of Certain Lenders. Neither this Agreement nor any other Finance Document nor any provision hereof or thereof may be waived, amended or modified except (a) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders and (b) in the case of any other Finance Document, pursuant to an agreement or agreements in writing entered into by each party thereto and consented to by the Required Lenders (except where the provisions of any Finance Document expressly provide otherwise); provided that no such agreement shall:

(A) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest (other than with respect to default interest) on, any Term Loan without the prior written consent of each Lender directly affected thereby;

(B) extend or waive any date for payment of principal of any Term Loan (including the Maturity Date) or reduce the amount due on any such date without the prior written consent of each Lender adversely affected thereby;

(C) amend or modify the provisions of Section 3.3, 3.4, 3.12 or 3.13 in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender adversely affected thereby;

(D) amend or modify the provisions of this Section 12.4 or the definition of the terms “Required Lenders”, “Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby;

(E) release the Foresight Guaranty or the Hermes Export Credit Guarantee Documents prior to the Discharge Date without the prior written consent of each Lender (unless otherwise permitted pursuant to the Credit Documents); or

(F) amend, modify or otherwise affect the rights or duties of Administrative Agent or Hermes Agent hereunder without the prior written consent of Administrative Agent or Hermes Agent, respectively, acting as such at the effective date of such agreement.

Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of such Lender.

12.4.3 Hermes Export Credit Guarantee Documents. If at any time any Lender Party or Borrower becomes aware of any circumstances that could reasonably be expected to result in the loss of cover under the Hermes Export Credit Guarantee Documents, either in whole or in part, such Person shall immediately inform Hermes Agent thereof, and Borrower and Hermes Agent shall consult and negotiate with each other to find a mutually acceptable solution which best addresses the effect of such circumstances, including modifying or deleting the relevant provision or otherwise amending this Agreement; provided that this Section 12.4.3 shall not in any way limit the rights and remedies of the Lender Parties under this Agreement upon a Hermes Export Credit Guarantee Document failing to remain in full force and effect.

12.4.4 Certain Permitted Modifications. Notwithstanding the other provisions of this Section 12.4, Borrower and Administrative Agent and/or Hermes Agent may (but shall have no obligation to) amend or supplement the Credit Documents or an Equipment Supplier Disbursement Certificate without the consent of any Lender for the purpose of (a) curing any ambiguity, defect or inconsistency and (b) making any change that would provide any additional rights or benefits to the Lenders.

12.5 Survival of Agreement. All covenants, agreements, representations and warranties made by Borrower in this Agreement and the other Credit Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement (including each Equipment Supplier Disbursement Certificate) or any other Credit Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Term Loans, the execution and delivery of the Credit Documents, regardless of any investigation made by such Persons or on their behalf, and all obligations of Borrower under this Agreement shall continue in full force and effect until the Discharge Date.

12.6 Entire Agreement. This Agreement, including any agreement, document or instrument attached hereto or referred to herein, integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral negotiations and prior agreements and understandings of the parties hereto in respect to the subject matter hereof.

12.7 Successors and Assigns.

12.7.1 Binding Effect. This Agreement shall become effective when it shall have been executed by Borrower and the Agents and when Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Borrower, each Lender Party and their respective successors and permitted assigns, except that (a) Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or under any other Credit Document without the prior written consent of each Lender (which consent shall not be unreasonably withheld or delayed) and Hermes Agent (acting at the instruction of Hermes), and any attempted assignment or transfer by Borrower without such consent shall be null and void, and (b) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in Section 12.7.3 and, to the extent expressly contemplated hereby, the Related Parties of each of the Lender Parties) and Indemnitees (with respect to Section 12.8.2)) any legal or equitable right, remedy or claim under or by reason of this Agreement.

12.7.2 Assignments.

(A) Subject to the conditions set forth in paragraph (B) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of Borrower and Hermes Agent (acting at the instruction of Hermes); provided that no consent of Borrower shall be required (1) for any assignment of any Term Loan to an Eligible Assignee (other than an Approved Fund that invests primarily in distressed assets) or (2) if an Event of Default has occurred and is continuing.

(B) Assignments shall be subject to each of the following additional conditions:

(1)	except in the case of an assignment to an Eligible Assignee or ~~anassignment~~an assignment of the entire remaining amount of the assigning Lender’s Term Loans, the amount of the Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Administrative Agent) shall not be less than $7,500,000, unless Borrower and Administrative Agent otherwise consent; provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

(2)	each partial assignment of Term Loans shall be made as ~~anassignment~~an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; and

(3)	the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Acceptance.

(C) Subject to acceptance and recording thereof pursuant to paragraph (D) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender hereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.6, 3.7, 3.8 and 12.10 subject to the obligation of such Lender therein). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.7.3.

(D) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by paragraph (B)(1) of this Section, Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(E) An assignee shall not be entitled to receive any greater payment under Sections 3.6, 3.7 or 3.8 than the applicable Lender would have been entitled to receive with respect to the interest assigned to such assignee. An assignee shall not be entitled to the benefits of Section 3.8 to the extent such assignee fails to comply with Section 3.8.4 or 3.8.5, as applicable.

12.7.3 Participations.

(A) Any Lender may, without the consent of Borrower or Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it); provided that (a) such Lender’s obligations under this Agreement shall remain unchanged, (b) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (c) Borrower and the Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument (oral or written) pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Credit Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Credit Documents; provided that (i) such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 12.3.1 or paragraphs (A), (B), (C), (D) or (E) of the proviso to Section 12.4.2 that affects such Participant and (B) no other agreement (oral or written) with respect to such Participant may exist between such Lender and such Participant. Subject to paragraph (B) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.6, 3.7 or 3.8 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.7.2. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.9 as though it were a Lender, provided such Participant agrees to be subject to Section 3.13 as though it were a Lender.

(B) A Participant shall not be entitled to receive any greater payment under Section 3.6, 3.7 or 3.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent (which shall not be unreasonably withheld). A Participant shall not be entitled to the benefits of Section 3.8 to the extent such Participant fails to comply with Section 3.8.4 or 3.8.5, as applicable, as though it were a Lender.

(C) Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts of each Participant’s interest in the Term Loans (or other rights or obligations) held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such Term Loan (or other right or obligation) hereunder as the owner thereof for all purposes of this Agreement notwithstanding any notice to the contrary. Any such Participant Register shall be available for inspection by an Agent at any reasonable time and from time to time upon reasonable prior notice.

12.7.4 Pledge. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.8 Expenses; Indemnification.

12.8.1 Expenses. Borrower agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Agents in connection with the preparation of this Agreement and the other Credit Documents ~~and~~, each Equipment Supplier Disbursement Certificate, and the documents effecting the Restructuring, or by the Agents in connection with the administration of this Agreement (including expenses incurred in connection with due diligence and incurred during any workout, restructuring or negotiations in respect thereof) or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by any Lender Party in connection with the enforcement or protection of their rights in connection with this Agreement and the other Credit Documents ~~and~~, the Equipment Supplier Disbursement Certificates~~, in connection with the Term Loans made hereunder~~or documents effecting the Restructuring, including the reasonable fees, charges and disbursements of (a) ~~Latham & Watkins~~Sidley Austin LLP (counsel for Administrative Agent, Hermes Agent and the Lenders) and (b) to the extent consistent with the internal policies of any Lender, a single legal counsel to each such Lender, reasonable fees, charges and disbursements of the Independent Consultants (pursuant to agreements reasonably acceptable to Borrower, provided that no such acceptance shall be required at any time an Event of Default shall have occurred and be continuing) and, in connection with any such enforcement or protection, the reasonable fees, charges and disbursements of any other counsel for any Lender Party (but no more than one such counsel for each Lender).

12.8.2 Indemnification. Borrower agrees to indemnify each Lender Party and each of their respective directors, trustees, officers, employees, affiliates, investment advisors and agents (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (a) the execution or delivery of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereunder and the other transactions contemplated hereby, (b) the use of the proceeds of the Term Loans or (c) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (other than claims solely as between the Lender Parties); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee, as determined by the final judgment of a court of competent jurisdiction. Subject to and without limiting the generality of the foregoing sentence, Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable and documented counsel or consultant fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) any Environmental or Mining Claim to the extent related in any way to Borrower, or (ii) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from the Mining Facilities; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses result from the bad faith, gross negligence or willful misconduct of such Indemnitee or any of its Related Parties, as determined by the final judgment of a court of competent jurisdiction. The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of any Lender Party. All amounts due under this Section shall be payable within 30 days at the written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

12.8.3 No Consequential Damages. No Indemnitee shall be liable for, and Borrower hereby agrees not to assert any claim against any Indemnitee, on any theory of liability, for consequential, incidental, indirect, punitive or special damages arising out of or otherwise relating to the Credit Documents, any of the transactions contemplated in the Credit Documents or the actual or proposed use of the proceeds of the Term Loans.

12.8.4 Taxes Excepted. This Section 12.8 shall not apply to Taxes.

12.9 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under Applicable Law (collectively, the “Charges”), as provided for herein, any Credit Document or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with Applicable Law, the rate of interest payable hereunder or any other Credit Document, together with all Charges payable to such Lender, shall be limited to the Maximum Rate, provided that such excess amount shall be paid to such Lender on subsequent payment dates to the extent not exceeding the legal limitation.

12.10 Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of Borrower’s obligations hereunder, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by Administrative Agent, Hermes Agent or any of the Lenders. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.11 Confidentiality. Each of each Lender Party agrees that it shall maintain in confidence any information relating to any Credit Party and any other Affiliate of Borrower provided to it by or on behalf of a Credit Party or any other Affiliate of Borrower (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party, (b) has been independently developed by such Lender Party without violating this Section or (c) was available to such Lender Party from a third party having, to such Person’s knowledge, no obligations of confidentiality to any Credit Party or any other Affiliate of Borrower) and shall not reveal the same other than to its Related Parties with a need to know or to any Person that approves or administers the Term Loans on behalf of such Lender (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section), except (i) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (ii) as part of normal reporting or review procedures to Governmental Authorities or the National Association of Insurance Commissioners, (iii) to its parent companies, Affiliates or auditors (so long as each such Person shall have been instructed to keep the same confidential in accordance with this Section), (iv) in order to enforce its rights under any Credit Document in a legal proceeding, (v) to any prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such Person shall agree to keep the same confidential in accordance with this Section), (vi) to Hermes and its directors, officers, employees, agents and advisors in connection with the Hermes Export Credit Guarantee Documents and (vii) to Equipment Supplier and its directors, officers, employees, agents and advisors as is deemed reasonably necessary to facilitate Equipment Supplier’s ability to deliver the documents required to be delivered by Equipment Supplier under the Credit Documents and each Equipment Supplier Disbursement Certificate. In addition, the parties hereto acknowledge and agree that Hermes may, on or following the Execution Date, publicly disclose that the closing of the transactions contemplated herein has occurred and the identity of the parties involved in such transactions.

12.12 Communications. Borrower hereby agrees that it will use all reasonable efforts to provide to Administrative Agent and Hermes Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent and Hermes Agent pursuant to this Agreement and any other Credit Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (but excluding any such communication that (a) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (b) provides notice of any Default or Event of Default under this Agreement or (c) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement) by transmitting such communications in a format reasonably acceptable to Administrative Agent and Hermes Agent at the respective addresses referenced Section 12.1. Nothing in this Section shall prejudice the right of any Lender Party or Borrower to give any notice or other communication pursuant to this Agreement or any other Credit Document in any other manner specified in this Agreement or any other Credit Document.

12.13 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

12.14 Submission To Jurisdiction; Waivers. Borrower hereby irrevocably and unconditionally:

(i) submits for itself and its Property in any legal action or proceeding relating to the Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the ~~non-exclusive general~~exclusive jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such ~~courtsand~~courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Borrower, as the case may be at its address set forth in Section 12.1 or at such other address of which Administrative Agent shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; ~~and~~

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages~~.~~; and

(vi) agrees that nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

12.15 WAIVERS OF JURY TRIAL. BORROWER AND EACH LENDER PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

12.16 USA PATRIOT Act. The Lenders hereby notify Borrower that pursuant to the USA Patriot Act, they are required to obtain, verify and record information that identifies Borrower, including without limitation the name and address of Borrower. The Lenders subject to the USA ~~PATRIOT~~Patriot Act hereby notify Borrower that pursuant to the requirements of the USA ~~PATRIOT~~Patriot Act~~,~~ it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow each Lender to identify Borrower in accordance with the USA ~~PATRIOT~~Patriot Act.

12.17 Information and Reporting. The parties hereto acknowledge and consent to Hermes Agent providing any information in connection with this Agreement and the other Transaction Documents to Hermes and other authorities and institutions as Hermes Agent considers necessary. The parties hereto acknowledge and consent to each Lender fulfilling its obligations to report all cross-border payments in accordance with §59 et. seq./69 et. seq. Aussenwirtschaftsverordnung (AWV) to the relevant German authorities. The parties hereto acknowledge and consent to each Lender fulfilling its obligations to make the necessary reports required of it by §14 Kreditwesengesetz (Millionenkredite) on its own.

12.18 Third-Party Beneficiaries. This Agreement is for the benefit solely of the parties hereto and their respective successors and permitted assigns, and nothing herein shall give any other Person any benefit or any legal or equitable right or remedy under this Agreement, other than as set forth in Section 12.7.1. For certainty, Equipment Supplier shall not be a third party beneficiary of, or be entitled to enforce, any provision of this Agreement (including Section 2.3.2) or any other Credit Document.

12.19 Right of Subrogation by Hermes. Borrower hereby acknowledges the right of Hermes to exercise any rights that it may now have or hereafter acquire against Borrower or any other Credit Party that arise from the existence, payment, performance or enforcement of Hermes’ obligations under the Hermes Export Credit Guarantee Documents, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against any Credit Party, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Credit Party, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until the Discharge Date. If Hermes shall make a payment to any Lender Party of all or any part of the Obligations, such Lender Party shall (if requested by Hermes or Hermes Agent) execute and deliver to Hermes appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Hermes of an interest in the Obligations resulting from such payment made by Hermes pursuant to the Hermes Export Credit Guarantee Documents.

12.20 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

12.21 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12.22 Counterparts. This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties shall constitute a single binding agreement. Delivery of an executed counterpart to this Agreement by facsimile transmission or electronic transmission (e.g., “.pdf”) shall be as effective as delivery of a manually signed original.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and acknowledged by their respective officers or representatives hereunto duly authorized, as of the date first above written.

HILLSBORO ENERGY LLC

By:	Foresight Management LLC, in its capacity as Manager

By:
Name:	Donald R. Holcomb
Title:	Authorized Party

CREDIT AGREEMENT (HILLSBORO)

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent

By:
Name:	Thomas W. Boylan
Title:	Director

By:
Name:	Theodore Vandermel
Title:	Director

CREDIT AGREEMENT (HILLSBORO)

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG FINER FRANZOSISCHEN
SOCIETE ANONYME, as Hermes Agent

By:
Name:
Title:

By:
Name:
Title:

CREDIT AGREEMENT (HILLSBORO)

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG EINER FRANZOSISCHEN
SOCIETE ANONYME, as a Lender

By:
Name:
Title:

By:
Name:
Title:

CREDIT AGREEMENT (HILLSBORO)

EXHIBIT A

TO THE CREDIT AGREEMENT

FORM OF ASSIGNMENT AND ACCEPTANCE

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of May 14, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hillsboro Energy LLC, as Borrower (the “Borrower”), and the financial institutions named therein as Lenders, Crédit Agricole Corporate and Investment Bank, as Administrative Agent, and Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme, as Hermes Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement. The Assignor identified on Schedule 1 hereto (the “Assignor”) and the Assignee identified on Schedule 1 hereto (the “Assignee”) agree as follows (this “Assignment and Acceptance”):

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”, and collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Finance Document or any other instrument or document furnished pursuant thereto or any other representation and warranty, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any of its Subsidiaries or any other obligor or the performance or observance by Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Finance Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Term Notes held by it evidencing the Assigned Facilities and (i) requests that Administrative Agent, upon request by the Assignee, exchange the attached Term Notes for a new Term Note or Term Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that Administrative Agent exchange the attached Term Notes for a new Term Note or Term Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 8.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Finance Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Finance Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to 3.8.4 of the Credit Agreement.

4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to Administrative Agent for acceptance by it and recording by Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by Administrative Agent be earlier than five Business Days after the date of such acceptance and recording by Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) [to the Assignor for amounts which have accrued to the Effective Date and to the Assignee for amounts which have accrued subsequent to the Effective Date] [to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the applicable Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves].

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Finance Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. This Assignment and Acceptance may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

[Name of Assignor]	[Name of Assignee]

By:	By:
Name:	Name:
Title:	Title:

Accepted and approved this         day of             , 20     :

CRÉDIT AGRICOLE CORPORATE AND

INVESTMENT BANK DEUTSCHLAND,

NIEDERLASSUNG EINER

FRANZÖSISCHEN SOCIÉTÉ ANONYME,

as Hermes Agent

By:		By:
Name:		Name:
Title:		Title:

[Approved:		[Accepted and approved this day of , 20 :

HILLSBORO ENERGY LLC		CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent

By:	FORESIGHT MANAGEMENT LLC,
in its capacity as Manager

By:		By:
Name:		Name:
Title:][1]		Title:][2]

[1]	If and to the extent required by Section 12.7.2(A) of the Credit Agreement.
[2]	If and to the extent required by Section 12.7.2(A) of the Credit Agreement.

Schedule 1

to Assignment and Acceptance

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Principal Amount Assigned: $

Commitment Percentage Assigned:                                    .%3

[Name of Assignor]	[Name of Assignee]

By:	By:
Name:	Name:
Title:	Title:

[3]	Calculate the Commitment Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

EXHIBIT B

TO THE CREDIT AGREEMENT

FORM OF BORROWER DISBURSEMENT CERTIFICATE

[DATE]

Crédit Agricole Corporate and Investment Bank,

        as Administrative Agent

Structured Finance Agency Group

1301 Avenue of the Americas

New York, New York 10019

Attention: Ted Vandermel

Re:	Hillsboro Energy LLC

Ladies and Gentlemen:

We refer to the Credit Agreement, dated as of May 14, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hillsboro Energy LLC, as Borrower (“Borrower”), and the financial institutions named therein as Lenders, Crédit Agricole Corporate and Investment Bank, as Administrative Agent, and Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme, as Hermes Agent. Terms used in this certificate (this “Disbursement Certificate”) shall have the meaning given to them in the Credit Agreement.

The Disbursement Date of the Advance requested herein is [        ].

We hereby request the aggregate amount of $[        ] as Advances to be disbursed hereunder in accordance with the terms and conditions of the Credit Agreement for payment of Eligible Costs, in the following amounts:

1.	$[ ] to pay to Equipment Supplier (in accordance with the applicable Equipment Supplier Disbursement Certificate) up to 85% of the Contract Price Eligible Portion;

2.	$[ ] to reimburse Borrower for up to 85% of Borrower’s payment of a portion of the Contract Price Eligible Portion (excluding any Pre-Closing Equity Contributions being reimbursed under paragraph 6 below);

3.	$[ ] to (i) reimburse Borrower for its prior payment to Hermes Agent of up to100% of the Hermes Guarantee Fees or (ii) to be used by Borrower to reimburse or cover Hermes Agent for its payment of up to 100% of the Hermes Guarantee Fees;

4.	$[ ] to pay up to 100% of Eligible Interest During Construction which is due and payable by Borrower under the Credit Agreement;

5.	$[ ] to reimburse Borrower for up to 100% of Borrower’s payment of a portion of the Eligible Interest During Construction then due and payable under the Credit Agreement; and

6.	$[ ] to reimburse Borrower for Pre-Closing Equity Contributions in accordance with Section 4.2 of the Credit Agreement.][1]

WE HEREBY CERTIFY THAT:

A.	the proceeds of the Advances requested hereby will be applied in accordance with the Credit Agreement;

B.	the amounts requested to be reimbursed to Borrower pursuant to items (2), (3)[,] [and] (5) [and (6)] represent amounts paid by Borrower to Equipment Supplier with funds other than the proceeds of any Term Loans;

C.	the amounts requested to be advanced under this Disbursement Certificate have not been requested to be advanced pursuant to a previous Borrower Disbursement Certificate;

D.	the representations and warranties in the Credit Documents and in each certificate, document or financial or other statement furnished thereunder or in connection therewith (other than those which speak only as to an earlier date) are true and correct in all material respects (except to the extent any such representation and warranty itself is qualified by “materiality,” “Material Adverse Effect” or similar qualifier, in which case, it shall be true and correct in all respects) on the date hereof as if made on the date hereof;

E.	the Equity Contributions necessary with respect to such Advances to maintain the Debt to Equity Ratio of 85:15 (and to constitute 15% of the aggregate amount being paid to Equipment Supplier in connection with such Advances) are equal to $[ ] and have been fully funded (through allocations of Pre-Closing Equity Contributions in an amount equal to equal to $[ ] and/or Post-Closing Equity Contributions in an amount equal to $[ ]), and after giving effect to such Equity Contributions and the amount of the Advance requested hereby, the Debt to Equity Ratio is not less than 85:15;

F.	no Default or Event of Default has occurred and is continuing, and no circumstance exists, and no change of law or regulation of any Governmental Authority has occurred, that has had or could reasonably be expected to have a Material Adverse Effect;

G.	without limiting the generality of Section 12.2 of the Credit Agreement, we irrevocably waive any right to challenge or contest our obligations to repay such Advance (or any other Obligations) in the event that we subsequently discover that such work had not been performed by Equipment Supplier; and

[1]	Only on the Closing Date.

H.	[delivered together with this Disbursement Certificate is] [we have requested that Equipment Supplier deliver directly to you] a copy of the Equipment Supplier Disbursement Certificate properly completed and duly executed by Equipment Supplier [and an executed copy of full lien releases from Equipment Supplier with respect to Equipment Supplier’s purchase money security interests in the Equipment granted to Equipment Supplier in accordance with Section 3 of the Term and Conditions to the Equipment Supply Agreement].[2]

Very truly yours,

HILLSBORO ENERGY LLC

By:
Name:
Title:

COPY TO:	Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme

Frankfurt/Main Taunusanlage 14 60325 Frankfurt / Germany

[2]	Only on the Final Disbursement Date.

EXHIBIT C-1

TO THE CREDIT AGREEMENT

FORM OF EQUIPMENT SUPPLIER DISBURSEMENT CERTIFICATE

(REQUEST FOR DISBURSEMENT TO EQUIPMENT SUPPLIER)

[DATE]

Crédit Agricole Corporate and Investment Bank,

        as Administrative Agent

Structured Finance Agency Group

1301 Avenue of the Americas

New York, New York 10019

Attention: Ted Vandermel

Hillsboro Energy LLC

3801 PGA Boulevard, Suite 903

Palm Beach Gardens, FL 33410

Attention: Mr. Donald Holcomb

Re:	Hillsboro Energy LLC

Ladies and Gentlemen:

We refer to (a) the Longwall Sale and Purchase Agreement, dated as of March 31, 2010 (as amended, supplemented or otherwise modified from time to time in accordance its terms and the terms set forth in the Credit Agreement (as defined below), the “Equipment Supply Agreement”), between Hillsboro Energy LLC (“Hillsboro”) and Bucyrus Europe GmbH (“Equipment Supplier” or “we”), and (b) the Credit Agreement, dated as of May 14, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hillsboro, and the financial institutions named therein as Lenders, Crédit Agricole Corporate and Investment Bank, as Administrative Agent (“Administrative Agent”), and Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme, as Hermes Agent. Terms used in this certificate (this “Disbursement Certificate”) shall have the meaning given to them in the Credit Agreement.

We hereby request that Hillsboro provide to Administrative Agent a request for a disbursement under the Credit Agreement in an amount equal to the sum of $[             ], to be applied to the payment of a portion of the Contract Price, to be paid by Administrative Agent to the account of Equipment Supplier designated in Schedule 1 hereto in accordance with the Credit Agreement on [        ].

C-1-4

WE HEREBY CERTIFY THAT:

A.	(i) the aggregate of all amounts previously paid to Equipment Supplier, together with amounts to be paid pursuant to this Disbursement Certificate, under the Equipment Supply Agreement to pay a portion of the Contract Price is equal to $[ ], and of such amount, $[ ] in the aggregate has been paid for goods or services originating from the United States;[1]

B.	the amounts requested to be paid under this Disbursement Certificate have not been the subject of a previous Equipment Supplier Disbursement Certificate;

C.	the Equipment Supply Agreement is in full force and effect and neither we nor Borrower is in default or breach of any term set forth in the Equipment Supply Agreement;

D.	to the best of our knowledge, the Hermes Export Credit Guarantee Documents (i) are in full force and effect, (ii) are not the subject of a dispute that potentially affects the validity or coverage of the guarantees thereunder, and (iii) will apply to the Advance requested by Borrower and interest thereon during the period that the Advance is outstanding, and there is no outstanding notice from Hermes requesting, advising, instructing or requiring the Lenders to suspend the making of Advances;

E.	we have performed the work under the Equipment Supply Agreement corresponding to the amount requested in paragraph 1 above and such amount is due and payable to us pursuant to the Equipment Supply Agreement;

F.	we have received from Borrower an amount equal to $[ ][2] as partial payment of the amount due and payable pursuant to the Equipment Supply Agreement;

G.	all relevant approvals (including export licenses where appropriate) from any relevant government and other authority in the country of origin of any goods delivered and services rendered under the Equipment Supply Agreement have been obtained and are in full force and effect; and

H.	delivered together with this Disbursement Certificate [are][is] the following:

(a)	a copy of the invoice[s] from Equipment Supplier, in the form required pursuant to the Equipment Supply Agreement, evidencing the amounts specified in paragraphs 1 and 2 above;

(b)	a copy of Equipment Supplier’s bank statement of account evidencing the payment of amounts specified in paragraph F above[;] [and]

(c)	[a copy of any other document required to be delivered under the Equipment Supply Agreement.]

[1]	Administrative Agent to calculate and confirm that Debt to Equity Ratio does not exceed 85:15.
[2]	Administrative Agent to calculate and confirm that this amount is equal to no less than 15% of the amount due and payable under the Equipment Supply Agreement constituting the Contract Price Eligible Portion.

C-1-5

Very truly yours,

BUCYRUS EUROPE GMBH

By:
Name:
Title:

Copy to:	Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme

Frankfurt/Main
Taunusanlage 14
60325 Frankfurt / Germany

C-1-6

Schedule I

to Equipment Supplier Disbursement Certificate

PAYMENT INSTRUCTIONS OF EQUIPMENT SUPPLIER

Total Payment Amount: $	[ ]

Bank:	[ ]
Account No.:	[ ]
ABA No.:	[ ]
Account Name:	[ ]
Reference:	[ ]

C-1-7

EXHIBIT C-2

TO THE CREDIT AGREEMENT

FORM OF EQUIPMENT SUPPLIER DISBURSEMENT CERTIFICATE

(CONFIRMATION OF REIMBURSEMENT TO BORROWER)

[DATE]

Crédit Agricole Corporate and Investment Bank,

        as Administrative Agent

Structured Finance Agency Group

1301 Avenue of the Americas

New York, New York 10019

Attention: Ted Vandermel

Hillsboro Energy LLC

3801 PGA Boulevard, Suite 903

Palm Beach Gardens, FL 33410

Attention: Mr. Donald Holcomb

Re:	Hillsboro Energy LLC

Ladies and Gentlemen:

We refer to (a) the Longwall Sale and Purchase Agreement, dated as of March 31, 2010 (as amended, supplemented or otherwise modified from time to time in accordance its terms and the terms set forth in the Credit Agreement (as defined below), the “Equipment Supply Agreement”), between Hillsboro Energy LLC (“Hillsboro”) and Bucyrus Europe GmbH (“Equipment Supplier” or “we”), and (b) the Credit Agreement, dated as of May 14, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hillsboro, and the financial institutions named therein as Lenders, Crédit Agricole Corporate and Investment Bank, as Administrative Agent (“Administrative Agent”), and Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme, as Hermes Agent. Terms used in this certificate (this “Disbursement Certificate”) shall have the meaning given to them in the Credit Agreement.

In connection with Borrower’s request for reimbursement of Borrower’s payment of a portion of the Contract Price and a portion of the Contract Price pursuant to the Borrower Disbursement Certificate dated [        ] and attached hereto as Schedule I (the “Borrower Disbursement Certificate”), WE HEREBY CERTIFY THAT:

A.	(i) Equipment Supplier has duly received 100% of the amount for which the Borrower asks to be reimbursed pursuant to item[s] (2) [and (6)][1] of the Borrower Disbursement Certificate and (ii) the amounts to be reimbursed to Borrower pursuant to such item[s] (2) [and (6)][2] have not been the subject of a previous Equipment Supplier Disbursement Certificate;

[1]	Only on the Closing Date
[2]	Only on the Closing Date.

C-2-1

B.	(i) the aggregate of all amounts previously paid, together with amounts to be paid pursuant to this Disbursement Certificate, under the Equipment Supply Agreement to pay a portion of the Contract Price is equal to $[ ], and of such amount, $[ ] in the aggregate has been paid for goods or services originating from the United States;[3]

C.	each Equipment Supply Agreement is in full force and effect and neither we nor Borrower is in default or breach of any term set forth in the Equipment Supply Agreement;

D.	to the best of our knowledge, the Hermes Export Credit Guarantee Documents (as defined in the Credit Agreement) (i) are in full force and effect, (ii) are not the subject of a dispute that potentially affects the validity or coverage of the guarantees thereunder, and (iii) will apply to the Advance requested by Borrower and interest thereon during the period that the Advance is outstanding, and there is no outstanding notice from Hermes requesting, advising, instructing or requiring the Lenders to suspend the making of Advances;

E.	we have performed the work under the Equipment Supply Agreement corresponding to the amounts set forth in the Borrower Disbursement Certificate attributable to amounts paid pursuant to the Equipment Supply Agreement;

F.	all relevant approvals (including export licenses where appropriate) from any relevant government and other authority in the country of origin of any goods delivered and services rendered under the Equipment Supply Agreement have been obtained and are in full force and effect; and

G.	delivered together with this Disbursement Certificate are the following:

(i)	a copy of the invoice[s] from Equipment Supplier, in the form required pursuant to the Equipment Supply Agreement, with respect to the amounts described in paragraph (A) above;

(ii)	a copy of the documentation evidencing payment of the amounts described in paragraph (A) above (including Equipment Supplier’s bank statement of account evidencing such payment)[;] [and]

[3]	Administrative Agent to calculate and confirm that Debt to Equity Ratio does not exceed 85:15.

C-2-2

(iii)	[a copy of any other document required to be delivered under the Equipment Supply Agreement.]

Very truly yours,

BUCYRUS EUROPE GMBH

By:
Name:
Title:

Copy to:	Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme

Frankfurt/Main
Taunusanlage 14
60325 Frankfurt / Germany

C-2-3

Schedule I

to Equipment Supplier Disbursement Certificate

BORROWER DISBURSEMENT CERTIFICATE

[See attached.]

C-2-4

EXHIBIT D

TO THE CREDIT AGREEMENT

FORM OF TERM NOTE

PROMISSORY NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$[ ]	New York, New York
Date: ,

FOR VALUE RECEIVED, the undersigned, HILLSBORO ENERGY LLC, a Delaware limited liability company (“Borrower”), hereby unconditionally promises to pay to [                     ] (the “Lender”) or its registered assigns at the office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, on ~~theMaturity~~the Maturity Date the principal amount of (a) $[                     ], or, if less, (b) the aggregate unpaid principal amount of all Loans made by the Lender to Borrower under the Credit Agreement. The principal amount shall also be paid in the amounts and on the dates specified in Sections 3.2 and 3.4 of the Credit Agreement. Borrower further agrees to pay interest in like money at such office specified in the Credit Agreement on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 3.1 of the Credit Agreement.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date and amount of each Loan made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof and each continuation thereof. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of Borrower in respect of any Term Loan.

This Note (a) is one of the promissory notes relating to Term Loans referred to in the Credit Agreement, dated as of May 14, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hillsboro Energy LLC, as Borrower (the “Borrower”), and the financial institutions named therein as Lenders, Crédit Agricole Corporate and Investment Bank, as Administrative Agent, and Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme, as Hermes Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement.

Upon the occurrence of any one or more Events of Default, all principal and accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind, except as expressly set forth in the Credit Agreement.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 12.7 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

HILLSBORO ENERGY LLC

By:
Name:
Title:

Schedule A

to Promissory Note

TERM LOANS AND REPAYMENTS OF TERM LOANS

Date	Amount of Term Loans	Amount of Principal of Term Loans Repaid	Unpaid Principal Balance of Term Loans	Notation Made By

EXHIBIT E

TO THE CREDIT AGREEMENT

FORM OF CERTIFICATE OF NON-U.S. LENDER

CERTIFICATE OF NON-U.S. LENDER

Date:               ,

Crédit Agricole Corporate and Investment Bank,

as Administrative Agent

Structured Finance Agency Group

1301 Avenue of the Americas

New York, New York 10019

Attention: Ted Vandermel

Hillsboro Energy LLC

3801 PGA Boulevard, Suite 903

Palm Beach Gardens, FL 33410

Attention: Mr. Donald Holcomb

Re:	Hillsboro Energy LLC

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of May 14, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Hillsboro Energy LLC, as Borrower (the “Borrower”), and the financial institutions named therein as Lenders, Crédit Agricole Corporate and Investment Bank, as Administrative Agent, and Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme, as Hermes Agent. Capitalized terms used but not otherwise defined in this certificate shall have the meanings assigned to such terms in the Credit Agreement.

[Insert name of institution] (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 3.8.4 of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1.	The Non-U.S. Lender is the sole record and beneficial owner of the Term Loans or the obligations evidenced by note(s) issued pursuant to Section 2.7.3 of the Credit Agreement in respect of which it is providing this certificate.

2.	The Non-U.S. Lender is not a “bank” for purposes of Section 871(h) or 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a)	The Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b)	The Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3.	The Non-U.S. Lender is not a 10-percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code; and

4.	The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Exhibit C

Conformed Foresight Guaranty

[Please see attached.]

Exhibit C

CONFORMED GUARANTY

GUARANTY

by

FORESIGHT ENERGY LLC,

as Guarantor,

in favor of

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Administrative Agent,

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND,

NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME,

as Hermes Agent

Dated as of May 27, 2011

~~TABLE OF CONTENTS~~TABLE OF CONTENTS

SECTION 5. MISCELLANEOUS		25

5.1	Notices	25
5.2	Termination or Release	26
5.3	Successors and Assigns	26
5.4	Waivers; Amendment	27
5.5	Entire Agreement	27
5.6	GOVERNING LAW	27
5.7	Submission To Jurisdiction; Waivers	27
5.8	WAIVERS OF JURY TRIAL	27
5.9	Limitation of Liability	28
5.10	Third-Party Beneficiaries	28
5.11	Rights of Administrative Agent and Hermes Agent	28
5.12	Rights of Hermes	28
5.13	Consent and Acknowledgement	28
5.14	Headings	28
5.15	Severability	28
5.16	Counterparts	28
5.17	USA Patriot Act	29

3

This GUARANTY, dated as of May 27, 2011 (this “Guaranty”), is made by FORESIGHT ENERGY LLC, a Delaware limited liability company (“Guarantor”), in favor of CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (formerly known as Calyon New York Branch), not in its individual capacity but solely in its capacity as administrative agent for the Lenders (in such capacity, together with its successors appointed pursuant to the Credit Agreement, “Administrative Agent”) for the benefit of each of the Lenders, and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME (formerly known as CALYON Deutschland Niederlassung einer französischen Société Anonyme), not in its individual capacity but solely in its capacity as Hermes agent (in such capacity, together with its successors appointed pursuant to the Credit Agreement, “Hermes Agent”). Capitalized terms used in this Guaranty have the meanings assigned to them in Section 1.1 below.

RECITALS

WHEREAS, Hillsboro Energy LLC (“Borrower”) (a) is undertaking the development, design, construction and operation of the Deer Run Mine and (b) on March 31, 2010, Borrower and Bucyrus Europe GmbH (“Equipment Supplier”) entered into the Longwall Sale and Purchase Agreement (the “Equipment Supply Agreement”) to, together, effect the purchase by Borrower and the sale by Equipment Supplier of one longwall mining unit and related equipment to be used in connection with the construction of the Deer Run Mine;

WHEREAS, Borrower has entered into that certain Credit Agreement, dated as of May 14, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the lenders from time to time party thereto (collectively, the “Lenders”), Administrative Agent and Hermes Agent, in order to finance its obligations under the Equipment Supply Agreement and other obligations related thereto;

WHEREAS, (a) Borrower is a wholly-owned, direct Subsidiary of Guarantor and (b) Guarantor will derive substantial direct and indirect benefit from the execution and delivery of the Credit Agreement and each other Credit Document and the making of loans and extensions of credit contemplated thereby;

WHEREAS, effective concurrently with the effectiveness of the Fourth Amendment to Credit Agreement (the “Fourth Amendment”) on the date hereof, Guarantor has agreed to guarantee the payment and performance of all Guaranteed Obligations for the benefit of Administrative Agent, for and on behalf of the Lenders, and Hermes Agent; and

WHEREAS, it is a condition precedent to the occurrence of the effectiveness of the Fourth Amendment that Guarantor shall have executed this Guaranty.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, and to induce the Lenders to ~~enter into~~ continue the Term Loans on the terms set forth in the Credit Agreement ~~and to make the Term Loans and extend the credit contemplated thereby~~, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

SECTION 1. DEFINITIONS; INTERPRETATION

1.1 Defined Terms. Each capitalized term used and not otherwise defined herein (including in the preamble and recitals hereto) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Credit Agreement. In addition to the terms defined in the Credit Agreement, the following terms used herein (including in the preamble and recitals hereto) shall have the following meanings:

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Administrative Agent” is defined in the introductory paragraph of this Guaranty.

“Borrower” is defined in the Recitals.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto in accordance with GAAP, reflected as additions to property, plant or equipment on a balance sheet of such Person; provided, that Capital Expenditures for the Guarantor and its Subsidiaries shall not include expenditures on capital items acquired in a transaction where the purchaser has acquired all or substantially all of the assets of a seller or a line of business of such person or all of the Capital Stock of a Person. For purposes of this definition, the purchase price of equipment that is purchased substantially concurrently with the trade-in of existing equipment with the proceeds of any non-ordinary course asset sales (provided, that the purchase is made within 180 days after the sale) or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time, the proceeds of such asset sale or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” means, with respect to any Person, as of any date of determination, the aggregate liability of such Person under Financing Leases reflected on a balance sheet of such Person under GAAP as of such date of determination; provided, however, that “Capital Lease Obligations” shall not include any former operating leases which are treated as capital leases solely as a result of any change in GAAP from that in effect as of December 15, 2011.

“Cash Equivalents” means any of the following types of investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof; provided, that the full faith and credit of the United States of America is pledged in support thereof;

5

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a lender under the A&R Foresight Energy Credit Agreement or (B) is organized under the ~~laws~~Laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the ~~laws~~Laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than twelve (12) months from the date of acquisition thereof;

(c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in ~~clause~~clauses (a), (b), and (f) entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d) commercial paper issued by any Person organized under the ~~laws~~Laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(e) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Guarantor);

(f) readily marketable direct obligations issued by any state or commonwealth of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(g) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three categories by S&P or Moody’s; and

(h) shares of investments companies registered under the Investment Company Act of 1940, substantially all of the investments of which are one or more of the types of securities described in clauses (a) through (g) of this definition.

“Change of Control Litigation”means that certain action commenced by Wilmington Savings Fund Society, FSB, in its capacity as indenture trustee in respect of the Senior Notes (as defined in the A&R Foresight Energy Credit Agreement) against the Guarantor and certain other Persons in the Court of Chancery of the State of Delaware (the “Chancery Court”) on August 17, 2015 and identified as Case No. 11059-VCL alleging that a “change of control”

6

had occurred in respect of the Senior Notes and resulting in the issuance of a Memorandum Opinion by the Chancery Court on December 4, 2015 concluding, among other things, that a change of control had occurred in respect of the Senior Notes, including any other actions or proceedings substantially similar to the foregoing or related thereto or the consequences resulting therefrom.

“Consolidated” means, when used to modify a financial term, test, statement or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person or its Subsidiaries.

“Consolidated Cash Interest Charges” means, for any period, for Guarantor and its Subsidiaries on a Consolidated basis, the sum of all interest expense and letter of credit fees and commissions of Guarantor and its Subsidiaries in connection with borrowed money or other extensions of credit, in each case, to the extent treated as interest in accordance with GAAP and payable in cash. For the avoidance of doubt, for purposes of this definition, any interest attributable to any Excluded ~~Sale Leaseback~~Sale-Leaseback Obligations shall be excluded from Consolidated Cash Interest Charges.

“Consolidated EBITDA” means, for any Person as of the last day of any period, Consolidated Net Income for such period:

(a) plus, without duplication, the following for such Person and its Restricted Subsidiaries for such period to the extent deducted in calculating Consolidated Net Income:

(i) federal state, local and foreign income tax expense for such period;

(ii) non-cash compensation expense;

(iii) losses on discontinued operations;

(iv) Consolidated Interest Expense;

(v) depreciation, depletion and amortization of property, plant, equipment and intangibles;

(vi) debt extinguishment costs and expenses (including any costs or expenses in connection with the Transactions and the redemption of the Exchangeable Notes in accordance with their terms), refinancing of existing outstanding indebtedness of Guarantor and the Subsidiary Guarantors and the payment of the fees and expenses incurred in connection with any such refinancing);

(vii) other non-cash charges (including (x) non-cash minority interest expense consisting of income attributable to minority interests of third parties in any non-wholly owned Subsidiary (except to the extent of dividends paid on Capital Stock held by third parties) and (y) FASB ASC 360-10 writedowns, but excluding any non-cash charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period);

7

(viii) the excess, if any, of reclamation and remediation obligation expenses determined in accordance with GAAP over reclamation and remediation ~~obligations~~obligation cash payments (it being understood that reclamation and remediation obligation expenses may not be added back under any other clause in this definition);

(ix) the amount of any unusual or non-recurring restructuring or similar charges (which, for the avoidance of doubt, shall include actually incurred costs, fees and expenses (including fees and expenses of restructuring and other advisors) in connection with the Transactions, the Change of Control Litigation, the exercise of the Murray Option, the exercise of the Murray Purchase, any redemption of the Exchangeable Notes, any unusual or non-recurring restructuring of the Guarantor and its Subsidiaries and transactions related to any of the foregoing, retention, severance, systems establishment costs or excess pension, other post-employment benefits, black lung settlement, curtailment or other excess charges); provided that any determination of whether a charge is unusual or ~~non- recurring~~non-recurring shall be made by a Financial Officer of Guarantor pursuant to such officer’s good faith judgment;

(x) transaction costs, fees and expenses in connection with any acquisition or issuance of Indebtedness or Capital Stock (whether or not successful) by Guarantor or any of its Restricted Subsidiaries; and

(xi) any net losses of any Restricted Subsidiary to the extent such net loss would otherwise be required to be capitalized according to GAAP;

provided, that, with respect to any Restricted Subsidiary of such Person, the foregoing such items will be added only to the extent and in the same proportion that such Restricted Subsidiary’s net income was included in calculating Consolidated Net Income.

(b) minus, without duplication, the following for such Person and its Restricted Subsidiaries for such period to the extent added in calculating Consolidated Net Income:

(i) federal state, local and foreign income tax benefit for such period;

(ii) gains on discontinued operations;

(iii) all non-cash items increasing Consolidated Net Income for such Person for such period (including the accretion of sales or purchase contracts);

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(iv) the excess, if any, of asset retirement obligations cash payments over asset retirement obligations expenses determined in accordance with GAAP (it being understood that asset retirement cash payments need not be added back under any other clause in this definition);

(v) all cash payments actually made by such Person and its Restricted Subsidiaries during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period; and

(vi) all unusual or non-recurring gains.

Notwithstanding anything in this definition to the contrary, no management fees, monitoring fees and all other similar fees paid or payable by the Guarantor or any Restricted Subsidiary thereof to, or owed by the Guarantor and/or any subsidiary guarantor under the A&R Foresight Energy Credit Agreement to, any affiliate thereof at any time shall be added back in calculating, or shall otherwise increase, Consolidated EBITDA at any time.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Guarantor and its Restricted Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including obligations under the ~~Revolving Facility~~A&R Foresight Energy Credit Agreement, the Credit Agreement and the Sugar Camp Credit Agreement) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments and obligations in respect of Disqualified Equity Interests, (b) all direct obligations arising under standby letters of credit (other than with respect to Designated Letters of Credit) and similar instruments to the extent drawn and not reimbursed by the Guarantor, (c) ~~all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not overdue for more than 90 days, and (ii) obligations under coal leases which may be terminated at the discretion of the lessee), (d)~~ Attributable Indebtedness in respect of Capital Lease Obligations other than Excluded Sale-Leaseback Obligations, (~~e~~d) amounts due under Permitted Securitization Programs (whether or not on the balance sheet of the Guarantor or its Restricted Subsidiaries) and (~~f~~e) the Swap Termination Value ~~that~~ (excluding for this purpose clause (b) of such definition) that is due and payable by the Guarantor and its Restricted Subsidiaries under any Hedging Agreement that has not been closed out. Notwithstanding anything herein to the contrary, the following shall not constitute “Consolidated Funded Indebtedness” for purposes of this Agreement: (i) any Excluded Sale-Leaseback Obligations, (ii) any non-recourse indebtedness of any “variable interest entity” (or similar special purpose entity) and/or (iii) any lease or similar agreement by and among the Guarantor or a subsidiary guarantor under the A&R Foresight Energy Credit Agreement and any Affiliate.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior consecutive fiscal quarters ending as of the date of the financial statements most recently delivered by Guarantor pursuant to Section 6.01(a) or (b), as applicable, to (b) Consolidated Cash Interest Charges for such period.

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“Consolidated Interest Expense” means, for Guarantor and its Restricted Subsidiaries on a Consolidated basis, Consolidated Cash Interest Charges plus, to the extent incurred, accrued or payable by Guarantor or any of its Restricted Subsidiaries, without duplication: (a) interest expense attributable to Financing Leases, (b) imputed interest with respect to Attributable Indebtedness, (c) amortization of debt discount and debt issuance costs, (d) capitalized interest, (e) non-cash interest expense, (f) any of the above expenses with respect to Indebtedness of another Person guaranteed by Guarantor and its Restricted Subsidiaries or secured by a Lien on the assets of Guarantor and its Restricted Subsidiaries and (g) any interest, premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by Guarantor and of its Restricted Subsidiaries in connection with any Permitted Securitization Program, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by Guarantor or any of its Restricted Subsidiaries under any Permitted Securitization Program. Consolidated Interest Expense shall be determined for any period after giving effect to any net payments made or received and costs incurred by Guarantor or any of its Restricted Subsidiaries with respect to any related interest rate Hedging Agreements. For the avoidance of doubt, for purposes of this definition, any ~~non-cash~~ interest attributable to any Excluded Sale-Leaseback Obligations shall be excluded.

“Consolidated Net Income” means, for any period, for Guarantor and its Restricted Subsidiaries on a Consolidated basis, the net income (or net loss) of Guarantor and its Restricted Subsidiaries for that period, determined in accordance with GAAP” (after reduction for minority interests in Subsidiaries); provided, that the following (without duplication) will be excluded in computing Consolidated Net Income:

(a) the net income (or loss) of any subsidiary of the Guarantor ~~and its Subsidiaries~~that is not a Restricted Subsidiary, except to the extent of dividends or other distributions actually paid in cash to Guarantor and its Subsidiaries during such period;

(b) the net income (or loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived;

(c) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales, other dispositions or the extinguishment of debt, in each case other than in the ordinary course of business;

(d) any net after-tax extraordinary non-recurring gains or losses; and

(e) the cumulative effect of a change in accounting principles.

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~~“Consolidated Net Leverage Ratio”means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness minus the sum of all Unrestricted Cash, Cash Equivalents and short term marketable debt securities of Guarantor or any Subsidiary Guarantor that in the aggregate exceed $20,000,000 as of the date of the financial statements most recently delivered by Guarantor pursuant to Section 4.1(i) or (ii), as applicable, to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of such financial statements.~~

Notwithstanding anything in this definition to the contrary, management fees, monitoring fees and all other similar fees paid or payable by the Guarantor or any Restricted Subsidiary thereof to, or owed by the Guarantor and/or any subsidiary guarantor under the A&R Foresight Energy Credit Agreement to, any affiliate thereof at any time shall not be excluded in calculating, or shall otherwise increase, Consolidated Net Income at any time.

“Credit Agreement” is defined in the Recitals.

“Designated Letters of Credit” means letters of credit issued in the ordinary course of business with respect to mine reclamation, workers’ compensation and other employee benefit liabilities.

“Disqualified Equity Interests” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided, that, if such Capital Stock is issued pursuant to a plan for the benefit of employees of Guarantor or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Guarantor or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Equipment Supplier” is defined in the Recitals.

“Equipment Supply Agreement” is defined in the Recitals.

“Excluded Sale-Leaseback Obligations” means obligations in respect of sale leaseback transactions between any of Guarantor or its Restricted Subsidiaries and certain Affiliates of Guarantor entered into in the ordinary course of business and that would be characterized as sale leaseback transactions solely because of the continuing involvement of such Affiliate in mining related to such leases.

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“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fourth Amendment” is defined in the Recitals.

“General Partner” means Foresight Energy GP, LLC, a Delaware limited liability company, and any of its successors or assigns that is the general partner of the MLP from time to time.

“Guaranteed Obligations” is defined in Section 2.1(a).

“Guarantor” is defined in the introductory paragraph of this Guaranty.

“Guarantor Collateral” means the collateral pledged by Guarantor and its Subsidiaries to, and subject to Liens in favor of, Citibank, N.A. and its successors or assigns as collateral agent under the A&R Foresight Energy Secured Facility.

“Guaranty” is defined in the introductory paragraph of this Guaranty.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Obligations of such Person for borrowed money and all Obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all Obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued for the account of such Person;

(c) net Obligations of such Person under any Hedging Agreement;

(d) all Obligations of such Person to pay the deferred purchase price of property or services (other than trade liabilities not overdue for more than 90 days incurred in the ordinary course of business and payable in accordance with customary practices);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations;

(g) Disqualified Equity Interests of such Person;

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(h) without duplication, all guarantees of any of the items listed in (a) through (g) and item (i) in this definition; and

(i) all indebtedness and other payment Obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such person is liable therefor as a result of such Person’s ownership interest in such entity or otherwise, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such person is not liable therefor. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by Guarantor and reasonably acceptable to Administrative Agent.

“Lenders” is defined in the Recitals.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Murray Group” means Murray Energy, an Affiliate of Murray Energy or a group of Persons which includes Murray Energy or any of its Affiliates.

“Murray Option” means the option to purchase 46% of the voting interests of the General Partner.

“Murray Purchase” means the purchase by or on behalf of the Murray Group, potentially effected in combination with a redemption of the Exchangeable Notes by the issuers thereof, of all (but not less than all (unless in combination with a concurrent redemption)) of the outstanding Exchangeable Notes on or before October 2, 2017 for cash at a price equal to 100% of the principal amount of the Exchangeable Notes plus accrued interest to (but excluding) the date of such purchase.

“Permitted Securitization Program” means any receivables securitization program pursuant to which Guarantor or any of its Subsidiaries sells accounts receivable and related receivables; provided that with respect to any Permitted Securitization Program (a) such Permitted Securitization Program must qualify as a “Securitization” hereunder and (b) the Investment made by Guarantor or any Subsidiary in any newly formed Subsidiary to effectuate such Permitted Securitization Program must be no greater than is customary for transactions of this type of similar sizes.

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“Post-Petition Interest” is defined in Section 2.5.2.

~~“Revolving Facility” means that certain Credit Agreement dated as of August 12, 2010 by and among Guarantor, the lenders party thereto from time to time, Citibank, N.A., as administrative agent, collateral agent and swing line lender, and the other agents and arrangers party thereto from time to time, as the same may be amended, restated, amended and restated, modified, supplemented or replaced by a reasonable equivalent thereof from time to time.~~

“Restricted Subsidiaries” means, with respect to the Guarantor, its “Restricted Subsidiaries” as defined in the A&R Foresight Energy Credit Agreement.

“S&P” means Standard & ~~Poor’s~~Poor’s Ratings Services, a division of The McGraw- Hill Companies, Inc., and any successor thereto.

~~“~~“SCH Completion~~”~~” means the time at which the Sugar Camp and Hillsboro mines have both completed the initial pass of the coal face with their longwall systems, as certified in writing by the Guarantor.

“Securitization” means any transaction or series of transactions entered into by the Guarantor or any of its Subsidiaries pursuant to which the Guarantor or such Subsidiary, as the case may be, sells, conveys, assigns, grants an interest in or otherwise transfers to a Subsidiary, any assets (and/or grants a security interest in such assets transferred or purported to be transferred to such Subsidiary) without recourse other than those that are standard in such a transaction, and in which the Subsidiary obtaining the assets finances the acquisition of such assets with (a) cash, (b) the issuance to the Guarantor of the debt or equity interests issued by the Subsidiary obtaining the assets, or (c) proceeds from the sale or collection of Securitization Assets.

“Securitization Assets” means any accounts receivable owed to the Guarantor or any Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable or other receivables, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by the Guarantor or a Subsidiary to another Subsidiary receiving such accounts receivable.

“Senior Secured Leverage Ratio” ~~is defined in the~~ means, as of any date of determination, the ratio of (a)(i) Consolidated Funded Indebtedness that is secured by a Lien on the Guarantor Collateral (other than any Lien that is subordinated to the Liens securing the obligations of Guarantor arising under the A&R Foresight Energy Secured Facility) minus (ii) the sum of all Unrestricted Cash, Cash Equivalents and short-term marketable debt securities of

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Guarantor or any of the subsidiary guarantors under the A&R Foresight Energy Secured Facility as ~~in effect on August 23, 2013.~~of the date of the financial statements most recently delivered by Guarantor pursuant to Section 4.1, to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of such financial statements.

“Subordinated Obligations” is defined in Section 2.5.1.

“Subsidiary Guarantors” means all of Guarantor’s wholly owned subsidiaries.

“Sugar Camp Credit Agreement” means that certain Credit Agreement dated as of January 5, 2010 by and among Sugar Camp Energy, LLC, the lenders from time to time party thereto, Crédit Agricole Corporate and Investment Bank, as administrative agent and Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung Einer Französischen Société Anonyme, as Hermes agent, as amended by the First Amendment, dated as of February 5, 2010, the Second Amendment, dated as of August 4, 2010, the Third Amendment, dated as of September 24, 2010, and the Fourth Amendment dated as of the date hereof and as further amended, restated, amended and restated, modified, supplemented or replaced by a reasonable equivalent thereof from time to time.

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any valid netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and

(b) for any date prior to the date referenced in clause (a), the amount(s) determined as the ~~mark- to-market~~mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more ~~mid- market~~mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements.

“Transactions” means, collectively, (a) the entering into of the Loan Documents (as defined in the A&R Foresight Energy Credit Agreement), (b) the issuance of the Second Lien Secured Notes, (c) the consummation of the Amendment Transactions (as defined in the A&R Foresight Energy Credit Agreement) and (d) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Unrestricted Cash” means cash or Cash Equivalents of Guarantor or any of its Subsidiaries that would not appear as “restricted” on a Consolidated balance sheet of the Guarantor and its Subsidiaries.

1.2 Rules of Interpretation. For all purposes of this Guaranty, except as otherwise expressly provided, the rules of interpretation set forth in Section 1.2 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

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SECTION 2. GUARANTY

2.1 Guaranty; Limitation of Liability.

2.1.1 Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably guarantees (subject to Section 2.1.2) the full and punctual payment when due (whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, and at all times thereafter) and performance of all Obligations of Borrower now or hereafter existing under or in respect of the Credit Documents (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations, the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable fees and expenses of counsel) incurred by Administrative Agent, Hermes Agent or any other Lender Party in enforcing any rights under this Guaranty or any other Credit Document. Without limiting the generality of the foregoing (and subject to the provisos to the immediately preceding sentence), Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by Borrower to any Lender Party under or in respect of the Credit Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Borrower.

2.1.2 No Fraudulent Transfer. Guarantor, and by its acceptance of this Guaranty, Administrative Agent and Hermes Agent hereby confirm that it is the intention of all such Persons that this Guaranty and the obligations of Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of Guarantor hereunder. To effectuate the foregoing intention, Administrative Agent, on behalf of each of the Lender Parties, Hermes Agent and Guarantor hereby irrevocably agree that the obligations of Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

2.1.3 Guaranty of Payment not of Collection. Guarantor hereby unconditionally and irrevocably agrees that this Guaranty constitutes a guaranty of payment when due and not of collection, and waives any right to require that Administrative Agent, Hermes Agent or any other Lender Party sue Borrower or any other Person obligated for all or any part of the Guaranteed Obligations or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

2.2 Guaranty Absolute. Guarantor guarantees, to the extent permitted by Applicable Law, that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto. The obligations of Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of Borrower under or in respect of the Credit Documents, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Borrower or whether Borrower is joined in any such action or actions. The liability of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

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(i) any lack of validity or enforceability of any Credit Document or any agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of Borrower under or in respect of the Credit Documents, or any other amendment or waiver of or any consent to departure from any Credit Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to Borrower or otherwise;

(iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(iv) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Credit Party under the Credit Documents or any other Property of any Credit Party;

(v) any change, restructuring or termination of the corporate structure or existence of any Credit Party;

(vi) any failure of any Lender Party to disclose to any Credit Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower now or hereafter known to such Lender Party;

(vii) the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of Guarantor or any other guarantor or surety with respect to the Guaranteed Obligations; or

(viii) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any other guarantor or surety.

This Guaranty shall continue to be effective or shall be automatically reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy, reorganization or liquidation of Borrower or otherwise, or upon the dissolution of, or appointment of any intervenor or conservator of, or trustee or similar official for, Guarantor or Borrower or any substantial part of Guarantor’s or any other Credit Party’s assets, or as a result of any settlement or compromise with any Person (including Guarantor) in respect of

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such payment, or otherwise, all as though such payments had not been made, and Guarantor shall pay Administrative Agent and Hermes Agent on demand all reasonable costs and expenses for which an invoice has been provided (including reasonable fees of counsel) incurred by Administrative Agent or Hermes Agent, respectively, in connection with such rescission or restoration

2.3 Waivers and Acknowledgments. Guarantor hereby:

(i) to the extent permitted by Applicable Law, unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any Property subject thereto or exhaust any right or take any action against any Credit Party or any other Person or any collateral;

(ii) unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future;

(iii) unconditionally and irrevocably waives (A) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Guarantor or other rights of Guarantor to proceed against any of the other Credit Party, any other guarantor or any other Person or any collateral and (B) any defense based on any right of set-off or counterclaim against or in respect of the obligations of Guarantor hereunder;

(iv) unconditionally and irrevocably waives any duty on the part of any Lender Party to disclose to Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Credit Party now or hereafter known by such Lender Party; and

(v) acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Credit Documents and that the waivers set forth in Section 2.2 and this Section 2.3 are knowingly made in contemplation of such benefits.

2.4 Subrogation. Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Borrower, any other Credit Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of Guarantor’s obligations under or in respect of this Guaranty or any other Credit Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right

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to take or receive from Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until the Discharge Date in accordance with the Credit Agreement. If (i) Guarantor shall make a payment to any Lender Party of all or any part of the Guaranteed Obligations, and (ii) the Discharge Date shall have occurred in accordance with the Credit Agreement, the Lender Parties will, at Guarantor’s request and expense, execute and deliver to Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by Guarantor pursuant to this Guaranty.

2.5 Subordination.

2.5.1 Subordination. Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to Guarantor by each other Credit Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 2.5. Except during the continuance of any Event of Default, Guarantor may receive regularly scheduled payments from any other Credit Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations until after the Discharge Date.

2.5.2 Post-Petition Interest. In any proceeding under any Bankruptcy Law relating to any other Credit Party, Guarantor agrees that the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before Guarantor receives payment of any Subordinated Obligations.

2.5.3 Default; Event of Default. After the occurrence and during the continuance of any default under a Credit Document, Guarantor shall, if Administrative Agent or Hermes Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty. After the occurrence and during the continuance of an Event of Default, Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, to require Guarantor (a) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations, and (b) to pay any amounts received on such obligations to Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

2.6 Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the occurrence of the Discharge Date in accordance with the Credit Agreement, (b) be binding upon Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties and their successors, transferees and assigns.

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SECTION 3. REPRESENTATIONS AND WARRANTIES

Guarantor hereby represents and warrants to Administrative Agent, for the benefit of the Lender Parties, and Hermes Agent as set forth below:

3.1 Existence; Compliance with Law. Guarantor (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Applicable Laws except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Power; Authorization; Enforceability. Guarantor has the power and authority, and the legal right, to make, deliver and perform this Guaranty. Guarantor has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Guaranty. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated herein or the execution, delivery, performance, validity or enforceability of this Guaranty. This Guaranty has been duly executed and delivered on behalf of Guarantor. This Guaranty constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.3 No Conflict. The execution, delivery and performance of this Guaranty by Guarantor will not violate any Applicable Law or any Contractual Obligation or Organizational Document of Guarantor and will not result in, or require, the creation or imposition of any Lien on any of its respective Properties or revenues pursuant to any Applicable Law or any such Contractual Obligation.

3.4 Ownership. As of the date hereof, Guarantor is the direct owner of 100% of the Capital Stock of Borrower.

3.5 Financial Information.

3.5.1 Financial Statements. The audited balance sheet and the related statements of income, stockholder’s equity and cash flow of Guarantor as of and for the fiscal year ended December 31, 2010, copies of which have heretofore been furnished to each Lender, present fairly the financial condition and results of operation and cash flows of Guarantor as of such date and for such period. The unaudited balance sheet and the related

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statements of income, stockholder’s equity and cash flow of Guarantor as of and for the fiscal quarter ended March 31, 2011, copies of which have heretofore been furnished to each Lender, present fairly the financial condition and results of operations and cash flows of Guarantor as of such date and for such periods.

3.5.2 No Contingent Liabilities. Guarantor does not have any material contingent liability, liability for Taxes or any long-term leases or unusual forward or long-term commitments, including interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case, that was outstanding or otherwise in existence during any of the periods described in Section 3.5.1 that are not reflected in the financial statements described in Section 3.5.1.

3.6 No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority (including under any Environmental Law or Mining Law) is pending or, to the knowledge of Guarantor, threatened by or against Guarantor or any of its Properties or revenues (a) with respect to this Guaranty or any of the transactions contemplated thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7 No Default. Guarantor is not in default under or with respect to any of its material Contractual Obligations.

3.8 Accuracy of Information, etc. No statement or information contained in this Guaranty or any other document, certificate or statement furnished to any Lender Party by or on behalf of Guarantor for use in connection with the transactions contemplated by the Credit Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. As of the date hereof, there is no fact known to Guarantor that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed in the Credit Documents.

3.9 Taxes. Guarantor (a) has timely filed or caused to be timely filed all federal and material other Tax returns required to have been filed by or with respect to it, and each such Tax return is complete and accurate in all material respects and (b) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Guarantor).

3.10 Investment Company Act. Guarantor is not an “investment company” within the meaning of or otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

3.11 Solvency. Guarantor is, after giving effect to the obligations contemplated under this Guaranty, Solvent.

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3.12 Foreign Assets Control Regulations. Guarantor (a) is not and will not become a Person or entity described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and no Credit Party engages in dealings or transactions with any such Persons or entities, and (b) is not in violation of the USA PATRIOT Act.

3.13 Knowledge of Borrower. Guarantor has knowledge of Borrower’s financial condition and affairs and has adequate means to obtain from Borrower, on an ongoing basis, information relating thereto and to Borrower’s ability to pay and perform the Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Guarantor acknowledges and agrees that the Lender Parties shall have no obligation to investigate the financial condition or affairs of Guarantor nor to advise Guarantor of any fact respecting, or any change in, the financial condition or affairs of Borrower that might become known to any Lender Party at any time, whether or not such Lender Party knows or believes, or has reasons to know or believe, that such fact or change is unknown to Guarantor, or might, or does, materially increase the risk of Guarantor as guarantor, or might, or would, affect the willingness of Guarantor to continue as a guarantor of the Obligations.

3.14 Substantial Benefit. It is in the best interest of Guarantor to execute this Guaranty inasmuch as Guarantor will derive substantial direct and indirect benefit from the Term Loans and Guarantor agrees that the Lender Parties are relying on this representation in agreeing to enter into the Credit Documents with the Credit Parties.

SECTION 4. COVENANTS

Guarantor covenants and agrees that until the Discharge Date, Guarantor shall:

4.1 Financial Statements. Furnish (or cause to be furnished) to Administrative Agent (for distribution to each Lender):

(i) as soon as available, but in any event within 90 days after the end of each fiscal year of ~~Guarantor~~the Credit Parties commencing with the fiscal year ending December 31, ~~2011~~2016, (A) a copy of each of the ~~consolidating (if requested) and Consolidated audited balance sheets of Guarantor and its Subsidiaries as at the end of such year and the related consolidating (if applicable) and Consolidated audited~~consolidated audited balance sheet~~,~~ statements of income and ~~of~~ cash flows ~~for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year~~of Foresight Energy LP and its Subsidiaries, in each case under this ~~paragraph~~clause ~~(i~~A), reported on without a “going concern” or any successor qualification or exception thereto, or any material qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing~~;~~, and (B) a copy of each of the unaudited balance sheet and statements of income of Guarantor (which may be in a consolidating format), certified by a Responsible Officer of Guarantor as being fairly stated in all material respects;

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~~(ii)~~ (ii) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of ~~Guarantor~~the Credit Parties, a copy of each of the ~~consolidating (if requested) and Consolidated~~consolidated unaudited balance ~~sheets of Guarantor and its Subsidiaries as at the end of such quarter and the related consolidating (if applicable) and Consolidated unaudited~~sheet, statements of income and ~~of~~ cash flows of Foresight Energy LP and its Subsidiaries and a copy of the balance sheet and statement of income of the Guarantor (which may be in a consolidating format) for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of Guarantor as being fairly stated in all material respects (subject to normal year-end audit adjustments)~~.~~;

(iii) Within thirty (30) days after the end of each of the first two calendar months of each fiscal quarter, commencing with the month ending August 31, 2016, an unaudited monthly management consolidated balance sheet of Foresight Energy LP and its Subsidiaries as at the end of such month and the related consolidated statements of income or operations for such month, in each case in a form consistent with the Guarantor’s practice as of the Seventh Amendment Effective Date, such unaudited monthly management consolidated statements to be certified by a Responsible Officer of Guarantor as fairly presenting in all material respects the financial condition and results of operations of the Guarantor and its Subsidiaries in accordance with GAAP, subject only to normal quarterly or year-end adjustments and the absence of footnotes; and

(iv) concurrently with the delivery of any financial statements pursuant to subsections (i) or (ii) above, and the delivery of financial statements by Borrower pursuant to Section 8.1 of the Credit Agreement, a certificate of a Financial Officer of the Guarantor certifying that no Event of Default or Default has occurred and is continuing or, if such Financial Officer has knowledge that an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and no material adverse change in the consolidated assets, liabilities, operations or financial condition of the Guarantor or of Foresight Energy LP and its Subsidiaries has occurred since the date of the immediately preceding financial statements so delivered (or the nature of any such change).

All financial statements delivered pursuant to paragraph (i) ~~or~~through (~~ii~~iii) above shall be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

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4.2 Compliance with Law. Except as could not reasonably be expected to have a Material Adverse Effect, take all reasonable action to maintain all rights, privileges and Governmental Approvals necessary in the normal conduct of its business and comply with all Applicable Law, and maintain and enforce policies and procedures designed to promote and achieve compliance by Guarantor with applicable Anti-Corruption Laws, Anti-Money Laundering Laws and Sanctions.

4.3 Fundamental Changes. (a) Not enter into any merger, consolidation or amalgamation (other than any merger that (i) could not reasonably be expected to have a Material Adverse Effect, (ii) would not result in a Change of Control and (iii) would result in Guarantor being the surviving Person), or (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its Property or business.

4.4 Maintenance of Existence. Preserve, renew and keep in full force and effect its existence as a limited liability company and all material rights, privileges and franchises necessary in the normal conduct of its business.

4.5 Consolidated Interest Coverage Ratio. Not permit the Consolidated Interest Coverage Ratio as at the end of any fiscal quarter of the Guarantor to be below the minimum ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Minimum Consolidated Interest Coverage Ratio
~~Fourth~~Second Quarter	2.00:1.00
~~2013 and Each Fiscal~~
~~Quarter Thereafter~~2016
and thereafter

4.6 Senior Secured Leverage Ratio. Not permit the Senior Secured Leverage Ratio as of the end of any fiscal quarter of ~~the~~ Guarantor to be above the maximum ratio set forth below opposite such fiscal quarter:

~~Fiscal Quarter Ending~~	~~Maximum Senior Secured Leverage Ratio~~
~~Fourth~~Fiscal Quarter	~~3.50:1.00~~Maximum Senior
~~2013~~Ending	Secured Leverage Ratio
~~First~~Second Quarter	3.50:1.00
~~2014~~2016 through Fourth
Quarter 2018
~~Second~~First Quarter	3.25:1.00
~~2014~~2019 through Fourth
Quarter 2019
~~Third~~First Quarter	3.00:1.00
~~2014~~2020 through Fourth
Quarter 2020
First Quarter 2021	2.75:1.00
through Fourth Quarter
~~2014 and Each~~
2021~~Fiscal Quarter~~
~~Thereafter~~

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4.7 [Reserved]

4.8 Certification of Compliance with Financial Covenants. Within 45 days following the last day of each fiscal quarter commencing with the first fiscal quarter end after the date hereof, Guarantor shall deliver a certificate of a Responsible Officer of Guarantor certifying as to Guarantor’s compliance with each financial covenant set forth in Sections 4.5, 4.6 and 4.7 (which certificate shall include reasonably detailed calculations with respect to the determination of the ratios or aggregate amounts, as applicable, set forth in Sections 4.5, 4.6 and 4.7).

SECTION 5. MISCELLANEOUS

5.1 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows or to such other address as such party may hereafter notify to the other parties hereto:

Guarantor:	Foresight Energy LLC
3801 PGA Boulevard, Suite 903
Palm Beach Gardens, FL 33410
Attention: Mr. Donald Holcomb
Facsimile: (561) 626-4938

With a copy to:

Bailey & Glasser LLP
209 Capitol Street
Charleston, WV 25301
Attention: Brian A. Glasser, Esq.
Facsimile: (304) 342-1110

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Administrative Agent:	Crédit Agricole Corporate and Investment Bank,
as Administrative Agent

~~Structured Finance Agency~~ITB Middle Office Group
1301 Avenue of the Americas
New York, New York 10019
Email: frank.tatulli@ca-cib.com
Attn: Frank Tatulli
~~Attention: Ted Vandermel~~
With a copy to

Crédit Agricole Corporate and Investment Bank
DAS - Debt Restructuring & Advisory Services
1301 Avenue of the Americas
New York, New York 10019
Email: pierre.bennaim@ca-cib.com
Attn: Pierre Bennaim

Hermes Agent:	Crédit Agricole Corporate and Investment Bank
Deutschland, Niederlassung einer französischen
Société Anonyme,
as Hermes Agent
Export and Trade Finance/Loan Administration
Taunusanlage 14
60325 Frankfurt am Main/Germany
Attention: ~~Jörg Redeker/~~Imad Urf/Guido Berning
~~Stephan Bachmann~~
Facsimile: +49 69 74221 201/+49 69 74221 197

5.2 Termination or Release. This Guaranty shall terminate upon the earlier of (a) the occurrence of the Discharge Date in accordance with the Credit Agreement and (b) the execution and delivery to Administrative Agent of an Acceptable Replacement Guaranty.

5.3 Successors and Assigns. All covenants, agreements, representations and warranties in this Guaranty by Guarantor shall bind Guarantor and shall inure to the benefit of and be enforceable by Administrative Agent, Hermes Agent and the other Lender Parties, and their respective successors and permitted assigns, whether so expressed or not. Guarantor is not entitled to assign its obligations hereunder to any other person without the prior written consent of Administrative Agent and Hermes Agent, and any purported assignment in violation of this provision shall be void.

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5.4 Waivers; Amendment. This Guaranty may not be amended, waived, supplement or otherwise modified except in accordance with Section 12.4 of the Credit Agreement.

5.5 Entire Agreement. This Guaranty, including any agreement, document or instrument attached hereto or referred to herein, integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral negotiations and prior agreements and understandings of the parties hereto in respect to the subject matter hereof.

5.6 GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.7 Submission To Jurisdiction; Waivers. Guarantor hereby irrevocably and unconditionally:

(i) submits for itself and its Property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect thereof, to the ~~non-exclusive general~~exclusive jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be ~~bought~~brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Guarantor, as the case may be at its address set forth in Section 5.1;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; ~~and~~

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages~~.~~; and

(vi) agrees that nothing in this Guaranty or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against Guarantor or any other Loan Party or its properties in the courts of any jurisdiction.

5.8 WAIVERS OF JURY TRIAL. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AND FOR ANY COUNTERCLAIM THEREIN.

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5.9 Limitation of Liability. No claim shall be made by Guarantor against Administrative Agent, Hermes Agent or the other Lender Parties or any of their Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Guaranty or any act or omission or event occurring in connection therewith, and Guarantor hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in their favor.

5.10 Third-Party Beneficiaries. Nothing in this Guaranty, express or implied, shall be construed to confer upon any Person (other than Guarantor, Administrative Agent, Hermes Agent and the other Lender Parties, and their respective successors and permitted assigns) any legal or equitable right, remedy or claim under or by reason of this Guaranty.

5.11 Rights of Administrative Agent and Hermes Agent. Administrative Agent and Hermes Agent shall be entitled to the rights, protections, immunities, and indemnities set forth in the Credit Agreement as if specifically set forth herein.

5.12 Rights of Hermes. Each of Section 12.3.2 and Section 12.19 of the Credit Agreement is hereby incorporated by reference, mutatis mutandis, as if fully set forth herein, and Guarantor acknowledges the rights of Hermes Agent and Hermes thereunder.

5.13 Consent and Acknowledgement. Guarantor hereby acknowledges receiving copies of each Credit Document and consents to the terms and provisions thereof.

5.14 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Guaranty and are not to affect the construction of, or to be taken into consideration in interpreting, this Guaranty.

5.15 Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.16 Counterparts. This Guaranty may be executed in one or more duplicate counterparts and when signed by all of the parties shall constitute a single binding agreement. Delivery of an executed counterpart to this Guaranty by facsimile transmission or electronic transmission shall be as effective as delivery of a manually signed original.

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5.17 USA Patriot Act. Administrative Agent hereby notifies Guarantor that pursuant to the USA Patriot Act, it is required to obtain, verify and record information that identifies Guarantor, including without limitation the name and address of Guarantor. Administrative Agent hereby notifies Guarantor that pursuant to the requirements of the USA Patriot Act it is required to obtain, verify and record information that identifies Guarantor, which information includes the name and address of Guarantor and other information that will allow each Lender to identify Guarantor in accordance with the USA Patriot Act.

[SIGNATURE PAGES FOLLOW.]

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IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed by their respective authorized officers as of the day and year first written above.

FORESIGHT ENERGY LLC, as Guarantor

By:
Name:
Title:

FORESIGHT GUARANTY

(HILLSBORO ENERGY LLC)

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

FORESIGHT GUARANTY

(HILLSBORO ENERGY LLC)

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME,
as Hermes Agent

By:
Name:
Title:

By:
Name:
Title:

FORESIGHT GUARANTY

(HILLSBORO ENERGY LLC)

Exhibit D

Amendment to Security Agreement

[Please see attached.]

Exhibit D

Execution Copy

FIRST AMENDMENT TO SECURITY AGREEMENT

(HILLSBORO ENERGY LLC)

This FIRST AMENDMENT TO SECURITY AGREEMENT (this “Amendment”) is entered into as of August 30, 2016 (the “Effective Date”) by and among Hillsboro Energy LLC (“Grantor”), The Huntington National Bank, not in its individual capacity but solely in its capacity as collateral agent for the Secured Parties (in such capacity “Collateral Agent”) and Credit Agricole Corporate and Investment Bank, not in its individual capacity but solely in its capacity as administrative agent for the Lenders referred to below (in such capacity “Administrative Agent”). Capitalized terms used herein without definition shall have the meanings ascribed to them in the Security Agreement (as hereinafter defined).

RECITALS:

WHEREAS, Grantor, Collateral Agent and Administrative Agent have entered into that certain Security Agreement dated as of October 15, 2010 (as amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, Grantor, Administrative Agent and Collateral Agent desire to amend the Security Agreement upon the terms and conditions more fully set forth herein.

NOW, THEREFORE, the parties hereto hereby agree as follows:

AGREEMENT:

1. AMENDMENTS TO SECURITY AGREEMENT. Subject to the satisfaction of the conditions set forth in Section 2, the Security Agreement is hereby amended as of the date hereof on the terms set forth in this Section 1.

(a) A new subsection (g) is hereby added to Section 2.1 of the Security Agreement, and the current subsection (g) shall hereinafter be subsection (h):

“(g) all Replacement Collateral; and”

(b) A new Section 2.6 is hereby added to the end of Section 2 of the Security Agreement:

“2.6 Insurance. Grantor will maintain insurance covering the Collateral against such insurable losses as is required by Section 8.6(c) of the Credit Agreement, and will cause the Collateral Agent to be designated as lender loss payee and the Administrative Agent to be designated as additional insured (as customary for secured parties based on the type of insurance) with respect to all such insurance, and Grantor will furnish copies of such insurance policies or certificates to Collateral Agent and Administrative Agent promptly upon request therefor and will otherwise comply with the terms and provisions of the Credit Agreement with respect to such insurance coverage.”

(c) In Section 7.13(i) of the Security Agreement, the words “non-exclusive general jurisdiction” are hereby replaced with the words “exclusive jurisdiction”.

(d) The word “and” is added to the end of Section 7.13(v) of the Security Agreement and a new Section 7.13(vi) is hereby added to the end of Section 7.13 of the Security Agreement:

“(vi) agrees that nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.”

2. CONDITIONS PRECEDENT TO EFFECTIVENESS. This Amendment shall become effective as of the date hereof upon the due execution and delivery of a counterpart signature page to this Amendment by Grantor, Collateral Agent and Administrative Agent.

3. CONTINUING EFFECT; NO WAIVER; REFERENCES. All of the terms and provisions of the Security Agreement, are and shall remain in full force and effect and are hereby ratified and confirmed. The execution and delivery of this Amendment shall not, except as expressly provided herein, constitute a waiver or amendment of (a) any provision of the Security Agreement or (b) any right, power or remedy of Administrative Agent or Collateral Agent under the Security Agreement.

4. SEVERABILITY. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate nor render unenforceable such provision in any other jurisdiction.

5. GOVERNING LAW. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6. WAIVER OF JURY TRIAL. GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AMENDMENT AND FOR ANY COUNTERCLAIM THEREIN.

7. COUNTERPARTS. This Amendment may be executed in any number of counterparts by the parties hereto, each of which counterparts when so executed shall be an original, but all the counterparts shall together constitute one and the same instrument. Delivery of an executed signature page of this Amendment by facsimile or other electronic transmission shall have the same effect as delivery of a manually executed counterpart hereof.

[Signature pages follow.]

2

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

THE HUNTINGTON NATIONAL BANK, in its
capacity as Collateral Agent and not in its individual capacity

By:
Name:
Title:

[Signature Page to First Amendment to Security Agreement]

HILLSBORO ENERGY LLC

By:
Name:
Title:

[Signature Page to First Amendment to Security Agreement]

CRÉDIT AGRICOLE CORPORATE AND
INVESTMENT BANK, in its capacity as Administrative Agent and not in its individual capacity

By:
Name:
Title:

By:
Name:
Title:

[Signature Page to First Amendment to Security Agreement]